Note:	Redacted portions have been marked with *****. The redacted portions are subject to a request for confidential treatment that has been filed with the Securities and Exchange Commission.

Exhibit 10.17

EXECUTION VERSION

CREDIT AGREEMENT

Dated as of August 20, 2008

among

FRESENIUS SE

and the Borrowers and other Guarantors identified herein,

DEUTSCHE BANK AG, LONDON BRANCH

as Administrative Agent,

and

THE LENDERS PARTY HERETO

DEUTSCHE BANK AG, LONDON BRANCH,

CREDIT SUISSE, LONDON BRANCH

and

J.P. MORGAN PLC

as Arrangers and Book Running Managers

i

SCHEDULES

2.01	Commitments and Commitment Percentages

2.01(g)	Existing Letters of Credit

3.04	Mandatory Cost Rate

6.14	Credit Party Information

8.01	Existing Indebtedness

8.02	Existing Liens

8.03	Existing Investments

8.08	Transactions with Affiliates

11.02	Notice Addresses

11.17	Post-Closing Actions

EXHIBITS

2.01	Form of Group Revolving Loan Joinder Agreement

2.02	Form of Loan Notice

2.09-1	Form of Tranche A-1 Term Note

2.09-2	Form of Tranche A-2 Term Note

2.09-3	Form of Tranche B-1 Term Note

2.09-4	Form of Tranche B-2 Term Note

2.09-5	Form of Target Revolving Note

2.09-6	Form of Group Revolving Note

2.13	Form of Dollar Denominated Swing Line Loan Notice

2.14	Form of Foreign Currency Swing Line Loan Notice

5.01(a)	Form of Borrower Joinder Agreement

7.02	Form of Compliance Certificate

7.13	Form of Guarantor Joinder Agreement

11.07	Form of Assignment and Assumption Agreement

11.15	Form of Section 11.15(a) Certificate

v

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (“Credit Agreement”) is entered into as of August 20, 2008, among FRESENIUS SE, a societas europea organized under the laws of Germany, the Borrowers identified herein, the other Guarantors identified herein, the Lenders party hereto and DEUTSCHE BANK AG, LONDON BRANCH, as Administrative Agent.

WHEREAS, a $2.45 billion credit facility will be established in favor of New Finco1, Luxco and APP and certain subsidiaries and affiliates pursuant to this Credit Agreement, consisting of a $150 million APP revolving credit facility and a $300 million group revolving credit facility, a $1,000 million Tranche A Term Loan and an $1,000 million Tranche B Term Loan;

WHEREAS, the Lenders hereunder have agreed to make the requested facilities available on the terms and conditions set forth herein;

WHEREAS, certain of the loans and credit extensions hereunder will refinance the indebtedness under the Existing APP Credit Agreement;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Credit Agreement, the following terms shall have the meanings set forth below:

“Acquisition” means the purchase or acquisition by any Person of (a) more than fifty percent (50%) of the Capital Stock of another Person (other than in respect of a Person that is already a member of the Consolidated Group) with ordinary voting power, (b) all or any substantial portion of the property (other than Capital Stock) of another such Person, whether or not involving a merger or consolidation with such other Person or (c) assets of another Person that constitute a business unit.

“Additional Agreed Foreign L/C Currencies” shall mean, with respect to any Letter of Credit, such Alternative Foreign Currency which the respective L/C Issuer agrees may be the denomination of the respective Letter of Credit; provided that in each case at the time of issuance of the respective Letter of Credit such currency shall be freely available, freely transferable and freely convertible into Dollars.

“Administrative Agent” means DBAGL in its capacity as administrative agent under any of the Credit Documents, or any successor administrative agent; provided that DBAGL may at any time designate DBNY (or such other affiliate of DBAGL as it may select) as the Administrative Agent in respect of the Target Revolving Loans in accordance with Section 10.01(b) hereof.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify FSE, APP and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such other Person.

“Agency Fee Letter” means that certain letter agreement, dated as of July 6, 2008, among FSE and Deutsche Bank AG, London Branch, as amended, restated, varied and/or supplemented and as in effect from time to time.

“Agent Party” shall have the meaning provided in Section 11.02(d).

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Aggregate Group Revolving Committed Amount” means, at any time, the sum of the Group Revolving Commitments of all the Group Revolving Lenders at such time, with such amount being THREE HUNDRED MILLION DOLLARS ($300,000,000) on the Effective Date and as same may be (x) reduced from time to time in accordance with the terms of this Credit Agreement, and/or (y) increased from time to time as permitted by Sections 2.01(j) and (k).

“Aggregate Group Revolving Alternative Foreign Currency Sublimit” at any time shall be an amount equal to 20% of the Aggregate Group Revolving Committed Amount at such time.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders.

“Aggregate Target Revolving Committed Amount” means, at any time, the sum of the Target Revolving Commitments of all the Target Revolving Lenders at such time, with such amount being ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) on the Effective Date and as same may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Aggregate Target Revolving Foreign Currency Sublimit” at any time shall be an amount equal to 30% of the Aggregate Group Revolving Committed Amount at such time.

“Aggregate Tranche A1 Term Loan Committed Amount” means, at any time, the sum of the Tranche A1 Term Loan Commitments of all the Tranche A1 Term Lenders at such time, with such amount being the amount set forth in Schedule 2.01 on the Effective Date and as same may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Aggregate Tranche A2 Term Loan Committed Amount” means, at any time, the sum of the Tranche A2 Term Loan Commitments of all the Tranche A2 Term Lenders at such time, with such amount being the amount set forth in Schedule 2.01 on the Effective Date and as same may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Aggregate Tranche B1 Term Loan Committed Amount” means, at any time, the sum of the Tranche B1 Term Loan Commitments of all the Tranche B1 Term Lenders at such time, with such amount being the amount set forth in Schedule 2.01 on the Effective Date and as same may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Aggregate Tranche B2 Term Loan Committed Amount” means, at any time, the sum of the Tranche B2 Term Loan Commitments of all the Tranche B2 Term Lenders at such time, with such amount being the amount set forth in Schedule 2.01 on the Effective Date and as same may be reduced from time to time in accordance with the terms of this Credit Agreement.

“Agreed Waterfall” means, subject to the express provision of the Intercreditor Agreement (which shall control):

(i) the APP Obligations shall be secured to the extent set forth in the Collateral Documents by a first priority perfected security interest in all Required Refinancing Asset Security and the proceeds thereof, and shall receive any distributions in respect thereof until all APP Obligations have been repaid in full in cash;

(ii) all Required Intercompany Loan Security shall secure all obligations under the Luxco Intercompany Revolving Loan Documents and the New Finco1 Intercompany Term Loan Documents on a first priority (or in the case of Required Refinancing Asset Security, on a second priority) basis to the APP Obligations, to the extent set forth in the Intercompany Loan Guarantee and Security Documents, and shall, subject to the provisions of preceding clause (i) (to the extent applicable) receive distributions in respect thereof until the obligations described above in this clause (ii) are repaid in full in cash before any distributions are made in respect of the secured obligations described in following clause (iii); and

(iii) all Required Intercompany Loan Security shall secure all obligations pursuant to the New Finco 2 Intercompany Bridge Loan Documents on a junior priority basis (to the obligations described in preceding clause (ii) and, in the case of Required Refinancing Asset Security, also to the APP Obligations), to the extent set forth in the Intercompany Loan Guarantee and Security Documents, and shall only receive distributions in respect thereof after all obligations described in preceding clause (i) have been repaid in full in cash (to the extent secured by the same collateral) and the obligations described in preceding clause (ii) shall have been repaid in full in cash.

“Alternative Foreign Currency” means any foreign currency that is not Dollars or Available Foreign Currency.

“Annualized” means, for purposes of the definition of Consolidated Cash Flow, taking the amount of the respective payment, expenditure or items, as appropriate, which have occurred or been made after January 1, 2009 and to and including the last day of the fiscal quarter which is the last day of the period being tested, and annualizing same by (x) in the case of the fiscal quarter ended closest to March 31, 2009, multiplying same by 4, (y) in the case of the fiscal quarter ended closest to June 30, 2009, multiplying same by 2, and (z) in the case of the fiscal quarter ended closest to September 30, 2009, multiplying same by 4/3.

“APP” means APP Pharmaceuticals, LLC, a Delaware limited liability company and Wholly Owned Subsidiary of APP Inc.

“APP Acquisition” means the acquisition by FKPH of APP Inc. and its Subsidiaries, by way of the merger of FKP with and into APP Inc. in accordance with the terms of the APP Merger Agreement.

“APP Group” means FKPH and its Subsidiaries.

“APP Inc.” means APP Pharmaceuticals, Inc., a Delaware corporation.

“APP Material Adverse Effect” means a “Material Adverse Effect on the Company”, as such term is defined in, and governed by and construed under the governing law of, the APP Merger Agreement.

“APP Merger Agreement” means the Agreement, dated as of July 6, 2008, by and among FSE, FKPH and FKP, on the one hand, and APP Inc., on the other hand as amended or waived to the extent not materially adverse to the interests of the Lenders or otherwise consented to by the Arrangers.

“APP Obligations” means all Obligations of APP as a Borrower (or pursuant to any Collateral Documents, Notes or other documents relating thereto).

“APP PR Facility Relocation Expenses” shall mean any one-off, start-up costs related to the relocation of production to the APP Puerto Rico facility, including any costs in respect of the relocation of technology associated therewith.

“Applicable Currency” means Dollars or the applicable Foreign Currency.

“Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” initially shall mean a percentage per annum equal to (i) in the case of Tranche A Term Loans, *****%; (ii) in the case of Tranche B Term Loans, *****%; (iii) in the case of Revolving Loans and Swing Line Loans maintained as (A) Base Rate Loans, *****% and (B) Eurocurrency Rate Loans, *****%, (iv) in the case of Letters of Credit, *****% and (v) in the case of the Applicable Revolving Commitment Fee Percentage *****%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Tranche of Loans (other than Tranche B Term Loans) or revolving commitment fee than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Tranches of Loans (hereinafter, the “Adjustable Applicable Margins”) and the Applicable Revolving Commitment Fee Percentage shall be those set forth below opposite the Consolidated Leverage Ratio indicated to have been achieved in any certificate delivered in accordance with the following sentence:

Consolidated Leverage Ratio	A Term Loan Eurocurrency Applicable Margin	Revolving Loan Eurocurrency Margin and Letter of Credit Fee Applicable Margin	Revolving Loan Base Rate Applicable Margin	Applicable Revolving Commitment Fee Percentage
Greater than ***** to *****	*****%	*****%	*****%	*****%
Equal to or less than ***** to ***** but greater than ***** to *****	*****%	*****%	*****%	*****%
Equal to or less than ***** to ***** but greater than ***** to *****	*****%	*****%	*****%	*****%
Equal to or less than ***** to ***** but greater than ***** to *****	*****%	*****%	*****%	*****%
Equal to or less than ***** to ***** but greater than ***** to *****	*****%	*****%	*****%	*****%
Equal to or less than ***** to *****	*****%	*****%	*****%	*****%

The Consolidated Leverage Ratio used in a determination of Adjustable Applicable Margins and the Applicable Revolving Commitment Fee Percentage shall be determined based on the delivery of a certificate of FSE (each, a “Quarterly Pricing Certificate”) by a Responsible Officer of FSE to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 60 days of the last day of any fiscal quarter of FSE, which certificate shall set forth the calculation of the Consolidated Leverage Ratio as at the last day of the fiscal quarter ended immediately prior to the relevant Start Date and the Adjustable Applicable Margins and the Applicable Revolving Commitment Fee Percentage which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences). The Adjustable Applicable Margins and the Applicable Revolving Commitment Fee Percentage so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent, or (y) the date which is 60 days following the last day of the fiscal quarter in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new (or the same) Adjustable Applicable Margins and a new (or the same) Applicable Revolving Commitment Fee Percentage (and thus commencing a new Start Date), the Adjustable Applicable Margins and the Applicable Revolving Commitment Fee Percentage shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins and such Applicable Revolving Commitment Fee Percentage as so determined, the “Highest Adjustable Applicable Margins” and the “Highest Applicable Revolving Commitment Fee Percentage”, respectively). Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins and the Applicable Revolving Commitment Fee Percentage shall be the Highest Applicable Revolving Commitment Fee Percentage (x) at all times during which there shall exist any Default or any Event of Default and (y) at all times prior to the later of (i) six months after the Closing Date and (ii) the date of delivery of the financial statements pursuant to Section 7.01 for the first fiscal quarter of FSE ended after the Closing Date.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Credit Agreement, if it is subsequently determined that the Consolidated Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin or Applicable Revolving Commitment Fee Percentage that is less than that which would have been applicable had the Consolidated Leverage Ratio been accurately determined, then, for all purposes of this Credit Agreement, the “Applicable Margin” and “Applicable Revolving Commitment Fee Percentage” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Consolidated Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the relevant Borrower for the relevant period pursuant to Section 2.03 as a result of the miscalculation of the Consolidated Leverage Ratio shall be deemed to be (and shall be) due and payable under the relevant provisions of Section 2.03 at the time the interest or fees for such period was required to be paid pursuant to said Section on the same basis as if the Consolidated Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.03, in accordance with the terms of this Credit Agreement).

“Applicable Time” means, with respect to Borrowings and payments in Foreign Currencies, the local times in the place of settlement for such Foreign Currencies as may be determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment as previously notified in writing to FSE.

“Approved Bank” means (a) any Lender, (b) any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million or (c) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means DBAGL, Credit Suisse, London Branch and J.P. Morgan plc in their respective capacities as mandated lead arrangers and book running managers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 11.07.

“Attorney Costs” means and includes all reasonable fees, expenses and disbursements of any law firm or other external counsel.

“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of such financing, after taking into account reserve amounts and making appropriate adjustments, determined by the Administrative Agent after consultation with the Lenders and (d) in the case of Sale and Leaseback Transactions, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease).

“Auto-Renewal Letter of Credit” has the meaning provided in Section 2.12(b)(iii).

“Available Foreign Currency” means (a) Euros, (b) Sterling and (c) any other lawful currency approved by all the Revolving Lenders in accordance with Section 1.08, provided in each case that such currency is freely available, freely transferable and freely convertible into Dollars.

“Base Rate” shall mean, at any time, the higher of (i) the Prime Lending Rate at such time and (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.

“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit 5.01(a).

“Borrower Materials” shall have the meaning provided in Section 7.02.

“Borrowers” means, in each case following its execution of a Borrower Joinder Agreement, (a) in the case of the Tranche A1 Term Loan and the Tranche B1 Term Loan, New Finco1, (b) in the case of the Tranche A2 Term Loan and the Tranche B2 Term Loan, APP, (c) in the case of Group Revolving Obligations (including Group Revolving Loans and Group Swing Line Loans), Luxco, and (d) in the case of Target Revolving Obligations (including Target Revolving Loans, Target Swing Line Loans and Letters of Credit), APP.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type and Tranche, in the same currency and having the same Interest Period or (b) a Swing Line Borrowing, as appropriate.

“Bridge Credit Agreement” means the high yield bridge credit agreement, dated as of the date hereof, as amended, restated, varied, modified, extended, renewed, replaced and/or supplemented from time to time, among New Finco2 as borrower, the lenders identified therein and DBAGL as administrative agent, pursuant to which the extension of the high yield bridge facility is made. References to the Bridge Credit Agreement shall include any indenture or other agreement evidencing extension or exchange notes issuances in accordance with the terms of the Bridge Credit Agreement but shall not include indentures relating to other issuances of Refinancing Securities.

“Bridge Credit Agreement Agent” shall mean the administrative agent or the successor thereto pursuant to the Bridge Credit Agreement.

“Bridge Fee Letter” means that certain letter agreement, dated as of July 6, 2008, among FSE, DBAGL, Credit Suisse, London Branch, J.P. Morgan plc, as amended, restated, varied and/or supplemented and as in effect from time to time.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Lending Office with respect to Obligations denominated in Dollars is located or New York and (a) if such day relates to any Eurocurrency Rate Loan denominated in a currency other than Euro, “Business Day” means any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London, England or other applicable offshore interbank market for such currency, (b) if such day relates to any Eurocurrency Rate Loan denominated in Euro, “Business Day” means a TARGET Day or (c) if such day relates to any Foreign Swing Line Loan, “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the jurisdiction where the Foreign Swing Line Lender’s Lending Office with respect to Foreign Swing Line Loans is located.

“Capital Stock” means (a) in the case of a corporation or other corporate entity, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership (including, without limitation, a KGaA (Kommanditgesellschaft auf Aktien)), partnership interests (whether general or limited) or other equivalents (however designated) of capital stock, (d) in the case of a limited liability company, membership interests and (e) any other ownership interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Collateralize” means to pledge and deposit with or deliver to the Collateral Agent, for the benefit of the respective L/C Issuer and the Target Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent and the respective L/C Issuer.

“Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by (i) the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) or (ii) the governments of Germany or the United Kingdom, in each case having maturities of not more than twelve months from the date of acquisition, (b) Dollar or Available Foreign Currency denominated time deposits and certificates of deposit of any Approved Bank, in each case with maturities of not more than 270 days from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Bank (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s and maturing within six months of the date of acquisition, (d) repurchase agreements entered into by any Person with a bank or trust company (including any of the Lenders) or recognized securities dealer having capital and surplus in excess of $500 million for direct obligations issued by or fully guaranteed by the United States in which such Person shall have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least one hundred percent (100%) of the amount of the repurchase obligations and (e) Investments (classified in accordance with GAAP as current assets) in money market investment programs registered under the Investment Company Act of 1940, as amended, that are administered by reputable financial institutions having capital of at least $500 million and the portfolios of which are limited to Investments of the character described in the foregoing subclauses hereof.

“Change of Control” means the occurrence of one or more of the following events: (a) any event the result of which is that (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Permitted Holder is or becomes the beneficial owner (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of the total voting power of the Voting Stock of FSE and (ii) the Permitted Holder does not “beneficially own” (as defined in Rules 13(d)-3 and 13(d)-5 of the Exchange Act) directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of FSE; (b) any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all or substantially all of the assets of FSE to any Person or group of related Persons for the purposes of Section 13(d) of the Exchange Act, together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Credit Agreement); (c) the approval by the holders of Capital Stock of FSE of any plan or proposal for the liquidation or dissolution of FSE (whether or not otherwise in compliance with the provisions of this Credit Agreement); (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Supervisory Board of FSE (together with any new members of such board whose nomination or proposal for election by the shareholders of FSE was approved by the action of the members of such Supervisory Board; provided that at such time a majority of the Supervisory Board at the beginning of such period or whose nomination for election was previously so approved or were designees of the Permitted Holder or were nominated or proposed by the Permitted Holder or any of its designees) cease for any reason to constitute a majority of the Supervisory Board of FSE then in office; (e) any event following which the financial results of FMC KGaA are not fully consolidated with the financial results of FSE in accordance with GAAP; (f) any event following which FSE fails to own, directly or indirectly, 100% of the Voting Stock of any of New Finco1, New Finco2 or Luxco or, after the Closing Date, APP; (g) in relation to FMC KGaA, the general partner charged with management of FMC KGaA shall at any time be someone other than a Subsidiary of FSE, or FSE fails at any time to own and control twenty-five percent (25%) or more of the Capital Stock with ordinary voting power in FMC KGaA; and (h) any event following which FKPH fails to own directly 100% of the Capital Stock of APP Inc.

“Closing Date” means the date of consummation of the APP Acquisition under the APP Merger Agreement.

“Collateral” means a collective reference to the “collateral” that is identified in and at any time covered by, the Collateral Documents.

“Collateral Agent” means DBAGL in its capacity as collateral agent for the Lenders under the Collateral Documents, together with its successors and assigns in such capacity.

“Collateral Documents” shall mean all security agreements, mortgages, pledge agreements and other security documents from time to time entered into to secure the APP Obligations or any guarantees thereof, all of which documentation shall be required to be reasonably satisfactory to the Arrangers. The Collateral Documents will contain provisions that provide that Collateral thereunder may not be transferred to another member of the Consolidated Group which is not party to the respective Collateral Document (subject to exceptions as may be agreed to by the Collateral Agent in such documents and as are reasonably satisfactory to the Arrangers, including exceptions for Dispositions of inventory sold in the ordinary course of business for fair consideration).

“Commitment” means the Revolving Commitment and the Term Loan Commitment.

“Commitment Documents” shall mean, collectively, the Commitment Letter, the Fee Letter, the Agency Fee Letter, the Bridge Fee Letter, the Engagement Letter, the HY Indemnity Letter and any other document or documents designated as such by the Arrangers and FSE.

“Commitment Fee Start Date” shall mean the earlier to occur of (x) the date of this Credit Agreement or (y) September 4, 2008.

“Commitment Letter” means that certain letter agreement, dated as of July 6, 2008, among FSE, DBAGL, Credit Suisse, London Branch, J.P. Morgan plc and JPMorgan Chase Bank, N.A., as amended, restated, varied and/or supplemented and as in effect from time to time.

“Commitment Percentages” means the Target Revolving Commitment Percentage, the Group Revolving Commitment Percentage, the Tranche A1 Term Loan Commitment Percentage, the Tranche A2 Term Loan Commitment Percentage, the Tranche B2 Term Loan Commitment Percentage and/or the Tranche B2 Term Loan Commitment Percentage, as context requires.

“Compliance Certificate” means a certificate substantially in the form of Exhibit 7.02.

“Consolidated Capital Expenditures” means, for any period for the Consolidated Group, without duplication, all cash expenditures during such period that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period; provided, that Consolidated Capital Expenditures shall not include, for purposes hereof, (i) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of the members of the Consolidated Group, (ii) expenditures made on reinvestment of proceeds from Dispositions (x) within the reinvestment period under Section 2.06(b)(i) (unless the proceeds of the Disposition are subject to mandatory prepayment because not reinvested in accordance with the relevant requirements of Section 2.06(b)(i)) or (y) not otherwise required to be reinvested under Section 2.06(b)(i), (iii) expenditures made to pay consideration for a Permitted Acquisition and (iv) any portion of Net Cash Proceeds retained by the members of the Consolidated Group from any FSE Equity Transaction after making the mandatory prepayment in respect thereof under Section 2.06(b)(iv) and used therefor (other than with respect to any FSE Equity Transaction consummated prior to the Closing Date the proceeds of which are used to finance the APP Acquisition) within nine months of the respective FSE Equity Transaction to make such expenditures (or to reimburse same if they occurred up to nine months before the respective FSE Equity Transaction).

“Consolidated Cash Flow” means Consolidated EBITDA after (without duplication of additions or deductions) (A) deducting the amount of any Consolidated Capital Expenditures actually made by members of the Consolidated Group during such period (provided that for any test on or prior to the last day of the fiscal quarter ended September 30, 2009, such amounts, for the number of fiscal quarters theretofore ended in 2009, shall be Annualized) and excluding any Helios Committed Capital Expenditures to the extent funded with net cash proceeds of Indebtedness (other than pursuant to this Credit Agreement or pursuant to revolving facilities) permitted pursuant to Section 8.01, (B) deducting the amount actually paid in respect of taxes (other than payments due in respect of contingent tax liabilities as a result of, in connection with, arising from, or triggered by the transactions (and any related transactions, including the APP Acquisition) pursuant to the Separation and Distribution Agreement) during that period by the Consolidated Group (and adding the amount of any cash receipts during that period in respect of any tax rebates or credits), net of any portion of such amounts that are attributable to the operations of FMC KGaA and its Subsidiaries to the extent such amounts are in fact paid by FMC KGaA and its Subsidiaries (including by payment to FSE on or before the due date of the respective such payments) (provided that for any test on or prior to the last day of the fiscal quarter ended September 30, 2009, such amounts, for the number of fiscal quarters theretofore ended in 2009, shall be Annualized), (C) deducting the amount of any cash payments during that period in respect of any exceptional, one off, non-recurring or extraordinary items (excluding any APP PR Facility Relocation Expenses), (D) adding the amount of any decrease (and deducting the amount of any increase) in Working Capital for that period (provided that for any test on or prior to the last day of the fiscal quarter ended September 30, 2009, such amounts, for the number of fiscal quarters theretofore ended in 2009, shall be Annualized); provided that, in the first fiscal quarter in 2009, the increases in Working Capital (which shall be subject to annualization as described above) shall be limited (and be deemed not to exceed) €25 million, (E) less payments of consideration for Permitted Acquisitions (excluding the APP Acquisition and any acquisition completed prior to December 31, 2008) except to the extent funded from (x) Indebtedness (other than pursuant to this Credit Agreement or pursuant to revolving facilities) permitted pursuant to Section 8.01, and/or (y) retained Net Cash Proceeds as described in clauses (C) and (D) of clauses (i) and (ii) of the definition of Permitted Acquisition contained herein, (F) adding any increase in provisions, other non-cash debits and other non-cash charges and deducting any decrease in provisions and other non-cash credits taken into account in establishing Consolidated EBITDA, in each case to the extent not already included in Working Capital, (G) adding that portion of the Net Cash Proceeds retained by members of the Consolidated Group from any FSE Equity Transaction after making the mandatory prepayment in respect thereof under Section 2.06(b)(iv); provided that, for the avoidance of doubt, the Net Cash Proceeds from any Excluded Equity Transactions shall not be added back under this clause (G) and there shall be excluded any such Net Cash Proceeds used, or to be used, to make payments of amounts that would otherwise have constituted Capital Expenditures or to make payments in respect of Permitted Acquisitions (as such amounts would already have been, or will be, netted out in determining the amount of Capital Expenditures or in determining the amount in preceding clause (E)), (H) deducting all cash amounts paid in the respective period in respect of items described in sub-clauses (x), (y) and (z) of clause (ii) (D) of the definition of Consolidated EBITDA in respect of amounts which constituted, or would have constituted, non-cash charges in prior periods and (I) deducting the amount of any dividends or distributions (taking the amount of cash and fair market value of non-cash consideration, but excluding dividends paid (x) by FSE in its Capital Stock or (y) by Subsidiaries of FSE to shareholders generally which are paid in Capital Stock of such Subsidiary) paid or made by FSE or any member of the Consolidated Group to a minority shareholder in respect of that period (except, in the case of a dividend paid by a member of the Consolidated Group to a minority shareholder, to the extent such dividend or distribution represents net income which was already excluded from Consolidated Net Income pursuant to clause (i) of the definition thereof).

“Consolidated Current Assets” shall mean, at any time, the current assets of the Consolidated Group at such time determined on a consolidated basis but excluding (in each case to the extent otherwise reflected therein) (i) receivables in relation to taxes; (ii) extraordinary items, exceptional items and other non-operating items; (iii) insurance claims; and (iv) any accrued interest owing to any member of the Consolidated Group.

“Consolidated Current Liabilities” shall mean, at any time, the current liabilities of the Consolidated Group determined on a consolidated basis, but excluding (in each case to the extent otherwise reflected therein) (i) liabilities for Indebtedness and Consolidated Net Interest Expense; (ii) liabilities for taxes; (iii) extraordinary items, exceptional items and other non-operating items; (iv) insurance claims; and (v) liabilities in relation to dividends declared but not paid.

“Consolidated EBITDA” means, for any period for the Consolidated Group, the sum of (i) Consolidated Net Income, plus (without duplication) (ii) to the extent deducted in determining Consolidated Net Income, (A) Consolidated Net Interest Expense (including for the purpose of this clause (A) any non-cash items determined in accordance with GAAP), (B) tax expense based on income, (C) depreciation and amortization, (D) other non-cash charges in respect of expenses relating to (x) pensions, including service costs and pension interest costs, (y) stock options (z) purchase accounting adjustments, in each case on a consolidated basis determined in accordance with GAAP and (E) fees paid in connection with the arrangement of this Credit Agreement and other Indebtedness, minus (iii) to the extent included in determining Consolidated Net Income, the amount of any profit with respect to any investment or entity (other than FMC KGaA and its Subsidiaries) which is not a member of the Consolidated Group to the extent that the amount of such profit included in Consolidated EBITDA exceeds the amount received in cash by members of the Consolidated Group through distributions by such investment or entity. Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination. If any amounts are excluded from Consolidated Net Income by virtue of clause (i) of the proviso to the definition thereof, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a manner which is proportionate to the amount of Consolidated Net Income of the respective Subsidiary which was so excluded for the relevant period. Notwithstanding the foregoing, (1) for any period Consolidated EBITDA shall be increased (without duplication if already reflected therein) by the amount of cash dividends actually received by FSE or any Wholly Owned Subsidiary thereof (excluding FMC KGaA and its Subsidiaries) from FMC KGaA, and (2) for purposes of calculating compliance with Section 7.12(a) hereof, calculations of “Consolidated EBITDA” of the Kabi Group or any other Kabi Security Subsidiary shall be made on substantially the same basis as provided in the first sentence of this definition for the Consolidated Group (with necessary reference changes in the definition of Consolidated EBITDA and all component definitions), but ignoring clause (1) of this sentence and in any case excluding the results of, and dividends received from, FKPH and its Subsidiaries and (3) for purposes of the definition of Principal Guarantor contained herein, “Consolidated EBITDA” of any Person shall be calculated by reference to the “EBITDA” of such Person (as defined in the indentures relating to the Existing Notes).

“Consolidated Fixed Charge Coverage Ratio” means, as of the end of each fiscal quarter for the period of four consecutive fiscal quarters then ending, the ratio of (i) Consolidated Cash Flow to (ii) Consolidated Fixed Charges.

“Consolidated Fixed Charges” means, for any period for the Consolidated Group, the sum of (i) Consolidated Net Interest Expense, plus (ii) scheduled maturities of Consolidated Funded Debt (excluding, for purposes hereof, the final bullet payments relating to each of the Existing Notes and the Schuldscheindarlehen (and any replacement or refinancing thereof), the Revolving Obligations and the principal amounts due under the Bridge Credit Agreement) paid during the applicable period (provided that refinancings and extensions shall not be considered payments or repayments for purposes hereof).

“Consolidated Funded Debt” means, for the Consolidated Group, Funded Debt determined on a consolidated basis in accordance with GAAP. For the avoidance of doubt, it is understood and agreed that indebtedness outstanding pursuant to Section 8.01(n) hereof which is not (and to the extent same is not) shown as a liability on the consolidated balance sheet of FSE prepared in accordance with GAAP shall not be reflected as a component of Consolidated Funded Debt.

“Consolidated Group” means FSE and its Subsidiaries (but excluding FMC KGaA and its Subsidiaries).

“Consolidated Leverage Ratio” means, as of the last day of each fiscal quarter, the ratio of (A)(i) the sum of Consolidated Funded Debt on such day minus (ii) 75% of Unrestricted cash and Cash Equivalents held by members of the Consolidated Group on such day (excluding any cash and Cash Equivalents held by any Subsidiaries in which FSE directly or indirectly holds an interest of less than 75%, to the extent the aggregate amount thereof for all such Subsidiaries exceeds €50 million); provided that the aggregate amount deducted pursuant to this clause (ii) shall at no time exceed €250 million, to (B) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on such day.

“Consolidated Net Income” means, for any period for the Consolidated Group, net income (or loss) determined on a consolidated basis in accordance with GAAP before any adjustment for profit or loss attributable to minority interests, provided that (i) the net income attributable to minority interests or the interests of any shareholder of or partner that is not a member of the Consolidated Group in any member of the Consolidated Group to the extent such net income in aggregate exceeds €50 million for any period and (ii) extraordinary gains and losses, (iii) any APP PR Facility Relocation Expenses and (iv) gains and losses from discontinued operations, and, in each such case, related tax effects thereon, shall each be excluded (without duplication). Except as otherwise expressly provided, the applicable period shall be the four consecutive fiscal quarters ending as of the date of determination.

“Consolidated Net Interest Expense” means, for any period for the Consolidated Group, the aggregate of Interest Payable less Interest Receivable.

“Consolidated Net Worth” means, as of any day for the Consolidated Group, net worth determined in accordance with GAAP, but excluding, for purposes hereof, (i) foreign currency translation adjustments of up to €50 million at any time and (ii) the fair value of Swap Contracts.

“Consolidated Non-Current Assets” shall mean, at any time, the non-current assets of the Consolidated Group at such time determined on a consolidated basis but excluding (in each case to the extent otherwise reflected therein) (i) receivables in relation to taxes; (ii) extraordinary items, exceptional items and other non-operating items; (iii) insurance claims; (iv) fixed tangible and intangible assets; and (v) any accrued interest owing to any member of the Consolidated Group.

“Consolidated Non-Current Liabilities” shall mean, at any time, the non- current liabilities of the Consolidated Group determined on a consolidated basis, but excluding (in each case to the extent otherwise reflected therein) (i) liabilities for Indebtedness and Consolidated Net Interest Expense; (ii) liabilities for taxes; (iii) extraordinary items, exceptional items and other non-operating items; (iv) insurance claims; and (v) liabilities in relation to dividends declared but not paid.”Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Credit Agreement” means this Credit Agreement.

“Credit Documents” means this Credit Agreement, the Notes hereunder, the Collateral Documents, the Intercreditor Agreement, the Commitment Documents, the Letters of Credit, the Letter of Credit Applications, the Borrower Joinder Agreements, the Guarantor Joinder Agreements and all other documents, instruments or agreements from time to time executed by any Responsible Officer or duly authorized signatory of a member of the Consolidated Group and delivered in connection with this Credit Agreement.

“Credit Extension” means each of the following: (a) a Borrowing, (b) the conversion or continuation of a Borrowing and (c) an L/C Credit Extension.

“Credit Parties” means, collectively, the Borrowers and the Guarantors.

“CVR Indenture” means the contingent value rights agreement to be entered into on or prior to the Closing Date in substantially the form attached to the APP Merger Agreement by FKPH with the trustee thereunder in connection with the APP Acquisition.

“CVRs” means those certain contingent value rights, due 2011, issued by FKPH pursuant to the CVR Indenture.

“Dabur Pharma Acquisition” means the acquisition by Fresenius Kabi Singapore Pte Ltd. of a majority interest in Dabur Pharma Ltd. pursuant to a share purchase agreement dated April 18, 2008 and a public offer announced on April 22, 2008, for a maximum aggregate purchase consideration not exceeding €250 million.

“DBAGL” means Deutsche Bank AG, London Branch.

“DBNY” means Deutsche Bank AG New York Branch.

“Debt Rating” means, as applicable, in relation to FSE, its corporate credit rating and, in relation to the credit facilities established hereunder, the long term secured senior, non-credit enhanced debt ratings thereof, in each case provided by the Rating Services.

“Debt Transactions” means, with respect to any member of the Consolidated Group, any issuance or incurrence of Indebtedness after the Closing Date which is not expressly permitted to be incurred or issued pursuant to Section 8.01.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event, act or condition that, with notice, the passage of time, or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Margin, if any, applicable to Base Rate Loans plus (c) two percent (2%) per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Loans, participations in L/C Obligations or participations in Swing Line Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder and has not cured such failure prior to the date of determination, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due and has not cured such failure prior to the date of determination, unless the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” or “$” means the lawful currency of the United States.

“Dollar Denominated Group Swing Line Loan” means each Group Swing Line Loan which is also a Dollar Denominated Swing Line Loan.

“Dollar Denominated Swing Line Borrowing” means a borrowing of Swing Line Loans denominated in Dollars, which Swing Line Loans may constitute either Group Swing Line Loans or Target Swing Line Loans.

“Dollar Denominated Swing Line Loan Notice” means a notice of a Dollar Denominated Swing Line Borrowing pursuant to Section 2.13(a), which shall be substantially in the form of Exhibit 2.13.

“Dollar Denominated Swing Line Loans” means all Swing Line Loans denominated in Dollars.

“Dollar Denominated Target Swing Line Loan” means each Target Swing Line Loan which is also a Dollar Denominated Swing Line Loan.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent (or, with respect to Letters of Credit, as determined by the L/C Issuer) at such time on the basis of the Spot Rate (determined as of the most recent Revaluation Date) for the purchase of Dollars with such Foreign Currency.

“Domestic Credit Party” means any Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Intercompany Loan Credit Party” means any Intercompany Loan Credit Party that is organized under the laws of any State of the United States or the District of Columbia.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any State of the United States or the District of Columbia.

“Effective Date” shall mean August 20, 2008, being the date of the execution of this Credit Agreement by FSE, and the delivery of a fully executed copy hereof to the Administrative Agent.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; (d) any other Person (other than a natural person) regularly engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets, approved (in the case of (d) only) by (i) the Administrative Agent (prior to completion of Primary Syndication, following consultation with FSE), and (ii) (after completion of Primary Syndication) unless an Event of Default has occurred and is continuing, FSE (each such approval not to be unreasonably withheld or delayed) and (e) to the extent required by Section 11.07(b) with respect to any assignment of Revolving Commitments, the L/C Issuers and Swing Line Lenders); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include FSE or any of its Affiliates or Subsidiaries.

“EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998, as amended from time to time.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of the Euro and any related legislative measures of any Participating Member State.

“Engagement Letter” means that certain letter agreement, dated as of July 6, 2008, among FSE, DBAGL, Credit Suisse Securities (Europe) Limited and J.P. Morgan plc, as amended, restated, varied and/or supplemented and as in effect from time to time.

“Environmental Laws” means any and all Laws relating to pollution, the protection of the environment or the release of any hazardous materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges of hazardous substances to public water or sewer systems.

“Equity Transaction” means, with respect to any member of the Consolidated Group, any issuance or sale of shares of its Capital Stock, other than an issuance (a) to a member of the Consolidated Group, (b) in connection with a conversion of debt securities to equity, and (c) in connection with the exercise by a present or former employee, officer or director under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Credit Party within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Credit Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Credit Party or any ERISA Affiliate from a Multiemployer Plan or notification to any Credit Party or any ERISA Affiliate that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate any Plan, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any material liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

“EURIBOR” means, with respect to any Eurocurrency Rate Loan denominated in Euros for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or Interest Period, the arithmetic mean of the rates (rounded upward to four (4) decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros and for a period comparable to such Interest Period, in each case as of 11:00 a.m. London time on the Quotation Day.

“Euro” or “€” means the lawful currency of the Participating Member States adopted in accordance with the EMU Legislation.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan:

(a) with respect to any Eurocurrency Rate Loan denominated in US Dollars, an interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to LIBOR for such Interest Period multiplied by the Statutory Reserve Rate, if any; or

(b) with respect to any Eurocurrency Rate Loan denominated in an Available Foreign Currency (other than Euros), any interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to LIBOR for such Interest Period plus the Mandatory Cost Rate, if any; or

(c) with respect to any Eurocurrency Rate Loan denominated in Euros, any interest rate per annum (rounded upwards, if necessary to the next 1/16 of 1%) equal to EURIBOR for such Interest Period plus the Mandatory Cost Rate, if any;

provided in each case that, (A) in relation to any Eurocurrency Rate Loan that is a Tranche B Term Loan, LIBOR or EURIBOR, as applicable, shall at all times be deemed to be the higher of 3.25% per annum and the rate determined in accordance with the definition of LIBOR or EURIBOR contained herein and (B) if any Borrower requests and the Administrative Agent approves any Eurocurrency Rate Loan having an Interest Period with a duration other than one, two, three or six months (but not longer than twelve months), the applicable interest rate for such period shall be the rate determined by the Administrative Agent by means of straight-line interpolation of (i) the rate that would be applicable for the next closest Interest Period otherwise available with a duration shorter than the requested period and (ii) the rate that would be applicable for the next closest Interest Period otherwise available with a duration longer than the requested period; provided that if the requested period extends over any year-end, the higher of the two rates will apply.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate. Eurocurrency Rate Loans may be denominated in Dollars or in Available Foreign Currencies. All Loans denominated in Foreign Currencies must be Eurocurrency Rate Loans.

“Event of Default” has the meaning provided in Section 9.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Re-Allocation Event (but before giving effect to any actions to occur on such date pursuant to Section 2.15 hereof) of which (a) the numerator shall be the sum of (i) the applicable Group Revolving Commitment Percentage of such Lender of the aggregate Outstanding Amount of all Group Revolving Loans and Group Swing Line Loans, (ii) the applicable Target Revolving Commitment Percentage of such Lender of (x) the aggregate Outstanding Amount of all Target Revolving Loans and Target Swing Line Loans and (y) the L/C Obligations with respect to Letters of Credit, and (iii) the aggregate outstanding principal amount of all Term Loans of such Lender, and (b) the denominator of which shall be the aggregate Outstanding Amount of all Revolving Obligations and Term Loans. For purposes hereof and the component definitions used herein, amounts not expressed in Dollars shall be determined by taking the Dollar Equivalent thereof (determined on the date of the occurrence of a Re-Allocation Event).

“Excluded Equity Transactions” means FSE Equity Transactions to the extent that the Net Cash Proceeds therefrom are used (i) to make payments due under the CVR Indenture, (ii) to make payments due in respect of contingent tax liabilities as a result of, in connection with, arising from, or triggered by the transactions (and any related transactions, including the APP Acquisition) pursuant to the Separation and Distribution Agreement, (iii) so long as the aggregate principal amount of Initial Loans under (and as defined in) the Bridge Credit Agreement) outstanding at such time is equal to or less than $200 million, to make payments in respect of the Helios Designated Permitted Acquisition or any Helios Committed Capital Expenditures to the extent made in connection with the Helios Designated Permitted Acquisition, or (iv) for the purposes of refinancing any Indebtedness of New Finco2 under the Bridge Credit Agreement, in each case within nine months of the date of receipt by FSE of such Net Cash Proceeds (including to reimburse FSE or its Subsidiaries for such payments made by them within nine months before such issuance).

“Existing APP Credit Agreement” means the existing $1,150 million bank credit agreement among APP, DBNY, as administrative agent and the other parties thereto, dated 13 November 2007, as amended by a first amendment thereto dated 13 December 2007.

“Existing APP Guarantors” means, collectively, APP Inc. and each Subsidiary of APP Inc. (other than APP) that is or was a “Guarantor” under the Existing APP Credit Agreement.

“Existing FFJ Mandatory Exchangeable Bonds” means the €554,400,000 of 5.625% senior, unsecured, limited recourse mandatory exchangeable bonds of Fresenius Finance (Jersey) Limited (a special purpose Subsidiary of FSE) due August 14, 2011, in a principal amount of €50,000 and exchangeable into ordinary bearer shares of FMC KGaA.

“Existing FMC Credit Facilities” means each of the loans and credit facilities extended pursuant to each of the term loan credit agreement and the bank credit agreement of FMC KGaA, each dated as of March 31, 2006 (and as amended, restated, varied and/or supplemented from time to time).

“Existing Letters of Credit” means the letters of credit outstanding on the Closing Date and identified on Schedule 2.01(g).

“Existing Notes” means each of (i) the existing €500,000,000 aggregate principal amount of 5.00% senior notes due 2013 and €500,000,000 aggregate principal amount of 5.50% senior notes due 2016 of FFBV and (ii) the existing €100,000,000 aggregate principal amount of 7.5% senior notes due 2009 of FFBV.

“Existing Notes Guarantors” means each of FSE, Fresenius ProServe GmbH and Fresenius Kabi AG as guarantors under the Existing Notes.

“Existing Notes Issuer” means FFBV.

“Existing Target Facilities” means each of the loans and credit facilities extended pursuant to the Existing APP Credit Agreement.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business

Day, the Federal Funds Rate for such day shall be such rate on such transactions on the immediately preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100%) charged to DBNY on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement, dated as of July 6, 2008, among FSE, DBAGL, Credit Suisse, London Branch, J.P. Morgan plc and JPMorgan Chase Bank, N.A, as amended, restated, varied and/or supplemented and as in effect from time to time.

“FFBV” means Fresenius Finance BV, a company organized under the laws of the Netherlands and a Wholly Owned Subsidiary of FSE.

“Finance Subsidiary” means each of New Finco1, New Finco 2, Luxco, the Existing Notes Issuer and any other Wholly Owned Subsidiary of FSE created for the sole purpose of issuing evidences of Indebtedness and which is subject to similar restrictions on its activities as apply to the foregoing Finance Subsidiaries.

“Finco Back-to-Back Swap Contracts” means, collectively, the New Finco1 Back-to-Back Swap Contracts, the New Finco2 Back-to-Back Swap Contracts and the Luxco Back-to-Back Swap Contracts.

“FKP” means Fresenius Kabi Pharmaceuticals, LLC, a Delaware limited liability company and a Wholly Owned Subsidiary of FSE.

“FKPH” means Fresenius Kabi Pharmaceuticals Holding, LLC, a Delaware limited liability company and an indirect Wholly Owned Subsidiary of FSE.

“FMC KGaA” means Fresenius Medical Care AG & Co. KGaA, a German partnership limited by shares (Kommanditgesellschaft auf Aktien).

“Foreign Currencies” means lawful currencies other than Dollars (including Available Foreign Currencies and Alternative Foreign Currencies).

“Foreign Currency Group Swing Line Loan” means each Group Swing Line Loan which is a Foreign Currency Swing Line Loan.

“Foreign Currency Swing Line Loan Notice” means a notice of borrowing of a Foreign Currency Group Swing Line Loan pursuant to Section 2.14(a), which shall be substantially in the form of Exhibit 2.14.

“Foreign Currency Swing Line Loans” shall mean all Swing Line Loans denominated in a Foreign Currency.

“Foreign Intercompany Loan Credit Party” means any Intercompany Loan Credit Party that is not a Domestic Intercompany Loan Credit Party.

“Foreign Lender” has the meaning provided in Section 11.15(a).

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“FRB” means the Board of Governors of the Federal Reserve System of the United States (or any successor thereto).

“FSE” means Fresenius SE, a societas europaea organized under the laws of Germany.

“FSE Back-to-Back Swap Contracts” means each of the Swap Contracts entered into on a back-to-back basis by FSE with each of New Finco1, New Finco2 and Luxco on identical terms and in respect of identical amounts (except that aggregate amounts covered by FSE’s Swap Contracts that it determines are reasonably related to Indebtedness under this Credit Agreement and the Bridge Credit Agreement may be allocated by it to New Finco 1, New Finco 2 and Luxco on such reasonable basis as is determined by it in good faith) to the terms and amounts of those of the Swap Contracts entered into by FSE pursuant to Section 7.15 or 8.12 for the purposes of hedging exposures arising in connection with Indebtedness under this Credit Agreement and the Bridge Credit Agreement, provided that the respective obligations of each of New Finco1, New Finco2 and Luxco under each such FSE Back-to-Back Swap Contract shall be subordinated in right of payment to the respective such Obligations hereunder (or, in the case of New Finco 2, its obligations under the Bridge Credit Agreement) on terms and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent.

“FSE Equity Transaction” shall mean any Equity Transaction involving solely the Capital Stock of FSE.

“Fund” means any Person (other than a natural person) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations for borrowed money, whether current or long-term (including the Obligations hereunder and any reimbursement obligations then due under letters of credit that have been presented for payment), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred the ordinary course of business and payable on customary trade terms);

(c) the Attributable Principal Amount of capital leases and Synthetic Leases;

(d) the Attributable Principal Amount of Securitization Transactions;

(e) all obligations for borrowed money at any time owing by any member of the Consolidated Group to FMC KGaA or any of its Subsidiaries;

(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments issued to a Person that is not a member of the Consolidated Group;

(g) Support Obligations in respect of Funded Debt of another Person; and

(h) Funded Debt of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venture party, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, Funded Debt (i) shall exclude any obligations owing under the CVR Indenture and in respect of the Existing FFJ Mandatory Exchangeable Bonds, and (ii) the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), and based on the amount of Funded Debt that is the subject of the Support Obligations in the case of Support Obligations under clause (g).

“GAAP” means generally accepted accounting principles in effect in the United States applied on a consistent basis, subject to the provisions of Section 1.03.

“German GmbH Guarantor” shall have the meaning provided in Section 4.01(c).

“German GmbH Guaranty” shall have the meaning provided in Section 4.01(c).

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group Revolving Commitment” means, with respect to each Group Revolving Lender, the commitment of such Lender to make Group Revolving Loans (and to share in the Revolving Obligations) hereunder.

“Group Revolving Commitment Percentage” means, for each Group Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the Group Revolving Commitment of such Group Revolving Lender (or, for determinations made after the Group Revolving Commitments have terminated, the amount of such Group Revolving Lender’s share of the outstanding principal of Group Revolving Loans, its participation in outstanding Group Swing Line Loans) and the denominator of which is the Aggregate Group Revolving Committed Amount (or, for determinations made after the Group Revolving Commitments have terminated, the Outstanding Amount of the Group Obligations at such time). The initial Group Revolving Commitment Percentages are shown on Schedule 2.01.

“Group Revolving Commitment Period” means the period from and including the date on which the Administrative Agent has confirmed that all Term Loans have been fully utilized hereunder to the date which is one month before the Revolving Loan Termination Date or any earlier date on which the Group Revolving Commitments shall have been terminated.

“Group Revolving Lender” means those Lenders with Group Revolving Commitments. As appropriate, references to Group Revolving Lenders shall also include the Group Swing Line Lender.

“Group Revolving Loan Joinder Agreement” means a joinder agreement entered into in connection with any Incremental Group Revolving Facility pursuant to Section 2.01(k) and substantially in the form of Exhibit 2.01.

“Group Revolving Loans” has the meaning provided in Section 2.01(f).

“Group Revolving Note” means the promissory notes substantially in the form of Exhibit 2.09-6, if any, given to evidence the Group Revolving Loans and Group Swing Line Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. If requested by any Group Swing Line Lender, appropriate modifications shall be made to Exhibit 2.09-6 to properly reference Group Swing Line Loans evidenced thereby.

“Group Revolving Obligations” means all Group Revolving Loans and Group Swing Line Loans.

“Group Swing Line Committed Amount” has the meaning provided in Section 2.01(i).

“Group Swing Line Lender” means (a) DBAGL (and/or any affiliate designated by it from time to time to act as Group Swing Line Lender) and (b) any other Group Revolving Lender that agrees to act as a Group Swing Line Lender hereunder, or in each case any successor in such capacity.

“Group Swing Line Loans” has the meaning provided in Section 2.01(i).

“Guaranteed Obligations” means:

(a) in the case of any Principal Guarantor, all Obligations;

(b) In the case of any Existing APP Guarantor which is not a Principal Guarantor, all APP Obligations;

(c) In the case of New Finco1, all Luxco Obligations; and

(d) In the case of Luxco, all New Finco1 Obligations.

“Guarantor Joinder Agreement” means a Guarantor Joinder Agreement substantially in the form of Exhibit 7.13.

“Guarantors” means (together with the successors of any Persons described below):

(a) with respect to all Obligations, the Principal Guarantors;

(b) with respect to the APP Obligations, and in addition to the Guarantors thereof pursuant to preceding clause (a), each of the Existing APP Guarantors; and

(c) in addition to the Guarantors thereof pursuant to preceding clause (a), (x) with respect to the Luxco Obligations, New Finco1, and (y) with respect to the New Finco1 Obligations, Luxco.

“Helios Committed Capital Expenditures” means all capital expenditures relating to assets acquired pursuant to acquisitions by a member of the Helios Group that, in accordance with GAAP, are or should be included in additions to property, plant and equipment or similar items reflected in the consolidated statement of cash flows for such period, and committed to be made at the time of, and in connection with, each such acquisition.

“Helios Designated Permitted Acquisition” means an Acquisition to be made by any member of the Helios Group of German hospitals (whether by way of share or asset acquisition) designated as the “Helios Designated Permitted Acquisition” by FSE pursuant to a written notice delivered to the Administrative Agent prior to the occurrence thereof. It is understood and agreed that only a single Acquisition may be designated by FSE as the Helios Designated Permitted Acquisition.

“Helios Group” means Helios Kliniken GmbH (a Subsidiary of FSE) or any of its Subsidiaries.

“Honor Date” has the meaning provided in Section 2.12(c)(i).

“HY Indemnity Letter” means that certain letter agreement, dated as of July 6, 2008 in connection with the Engagement Letter, among FSE, DBAGL, Credit Suisse Securities (Europe) Limited and J.P. Morgan plc, as amended, restated, varied and/or supplemented and as in effect from time to time.

“Immaterial Subsidiary” means a Subsidiary of FSE that is not a Credit Party and owns assets with a fair market value of less than €5 million.

“Incremental Group Revolving Facilities” has the meaning provided in Section 2.01(j).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Funded Debt;

(b) all contingent obligations under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep-well agreements and capital maintenance agreements to the extent such instruments or agreements support financial, rather than performance, obligations);

(c) net obligations under any Swap Contract;

(d) Support Obligations in respect of Indebtedness of another Person; and

(e) Indebtedness of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.

For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of the Indebtedness that is the subject of the Support Obligations in the case of Support Obligations under clause (d).

“Indemnified Liabilities” has the meaning set forth in Section 11.05.

“Indemnitees” has the meaning set forth in Section 11.05.

“Information” means all information received from any Credit Party relating to FSE or any of its Subsidiaries or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified in writing at the time of delivery as confidential.

“Intercompany Loan Collateral Agent” means DBAGL.

“Intercompany Loan Credit Party” shall mean FSE or any of its Subsidiaries which is, at any time, party to any Intercompany Loan Document.

“Intercompany Loan Documents” means all Luxco Intercompany Revolving Loan Documents, all New Finco1 Intercompany Term Loan Documents and all New Finco2 Intercompany Bridge Loan Documents. The Intercompany Loan Documents will contain equivalent tax gross-up provisions to those contained in Article III of this Credit Agreement.

“Intercompany Loan Guarantee and Security Documents” mean all Luxco Intercompany Revolving Loan Guarantee and Security Documents, all New Finco1 Intercompany Term Loan Guarantee and Security Documents and all New Finco2 Intercompany Bridge Loan Guarantee and Security Documents (which documents shall provide that, to the fullest extent permitted by law (and as contemplated by the New Finco2 Intercompany Bridge Loan Documents), any reduction of guarantees for the reasons described in Section 4.01 shall be applied first to any guarantees provided pursuant to or in connection with the New Finco2 Intercompany Bridge Loan Documents (or any refinancing or refinancings of the foregoing), and only after same have been reduced to $0 shall any such reductions be applicable to amounts guaranteed under such Intercompany Loan Guarantee and Security Documents). The Intercompany Loan Guarantee and Security Documents constituting security agreements, mortgages, pledge agreements or other security documents will contain provisions that no Collateral thereunder may be transferred to any member of the Consolidated Group which is not party to the respective Intercompany Loan Guarantee and Security Documents (subject to such exceptions as may be agreed to by the Intercompany Loan Collateral Agent in such documents and as are reasonably satisfactory to the Arrangers) providing a like security interest therein.

“Intercompany Loan Guarantor” shall mean each Required Intercompany Loan Guarantor which has in fact guaranteed the Intercompany Loans pursuant to the relevant Intercompany Loan Guarantee and Security Documents.

“Intercompany Loan Obligation” shall mean all obligations and liabilities with respect to the Intercompany Loans and pursuant to the Intercompany Loan Documents.

“Intercompany Loan Secured Creditors” shall mean Luxco, New Finco1, New Finco2 and the Intercompany Loan Collateral Agent, in each case with respect to the extensions of credit pursuant to the Intercompany Loan Documents and the obligations under the Finco Back-to-Back Swap Contracts.

“Intercompany Loans” means each of the proceeds loans made (i) by New Finco1 to FKP (or APP Inc. as its successor by merger) with all proceeds of its Borrowings under the Term Loans hereunder, (ii) by Luxco to Kabi Finco Sub, with all proceeds of its Borrowings under the Group Revolving Loans and Group Swing Line Loans hereunder, and (iii) by New Finco2 to FKPH with all proceeds of its Borrowings under the Bridge Credit Agreement, and “Intercompany Loan” means any one of them.

“Intercreditor Agreement” means an intercreditor agreement, substantially in the form of the draft dated August 20, 2008, together with such changes as may be reasonably satisfactory to or reasonably requested by the Arrangers, to be entered into by FSE, the Credit Parties, the Intercompany Loan Credit Parties, the Administrative Agent on behalf of the Lenders, the Collateral Agent, the Intercompany Loan Collateral Agent, and any other parties identified therein, which Intercreditor Agreement shall, among other things, reflect the Agreed Waterfall.

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Net Interest Expense for such period.

“Interest Payable” means, for any period the amount of any accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Indebtedness whether paid, payable or capitalized by any member of the Consolidated Group (determined on a consolidated basis) in respect of such period, adjusted for amounts owed, owing, to be received or to be paid under Swap Contracts (determined on a consolidated basis for the Consolidated Group); provided that there shall be excluded from Interest Payable (x) any upfront fees paid or payable in connection with this Credit Agreement (y) any non-cash interest expense or accrued amounts due under the Existing FFJ Mandatory Exchangeable Bonds or the CVR Indenture.

“Interest Receivable” means, for any period, the amount of interest income due to members of the Consolidated Group (determined on a consolidated basis) for such period; provided that there shall be excluded from Interest Receivable any non-cash interest income or accrued amounts due under the Existing FFJ Mandatory Exchangeable Bonds or the CVR Indenture.

“Interest Payment Date” means (a) as to any Base Rate Loan (other than a Swing Line Loan), the last Business Day of each March, June, September and December, (b) as to any Swing Line Loan, the last Business Day of each March, June, September and December and the Revolving Loan Termination Date, or such other days as may be mutually agreed upon by the Borrowers and the Swing Line Lender, and (c) as to any Eurocurrency Loan, the last Business Day of each Interest Period for such Loan and, where the applicable Interest Period exceeds three months, the date every three months after the beginning of such Interest Period. In addition, an Interest Payment Date shall occur (x) with respect to any Term Loan, on each date any principal thereof is paid or required to be paid (with respect to the principal amount so repaid or required to be paid) and (y) with respect to any Target Revolving Loan (and any Target Swing Line Loan) or Group Revolving Loan (and any Group Swing Line Loan), on that date upon which the Target Revolving Commitments or Group Revolving Commitments, as the case may be, are terminated. If an Interest Payment Date falls on a date that is not a Business Day, such Interest Payment Date shall be deemed to be the next succeeding Business Day.

“Interest Period” means as to each Eurocurrency Rate Loan, the period commencing on the date such Loan is disbursed or converted to or continued as such and ending on (a) the date one, two, three or six months, as selected by the applicable Borrower in its Loan Notice, or (b) such other date not more than twelve months from the commencement thereof as requested by the Borrower in its Loan Notice and approved by the Administrative Agent; provided that each Swing Line Lender shall specify a shorter Interest Period or shorter Interest Periods (not to exceed 14 Business Days in duration) which will be available for Swing Line Loans made in Available Foreign Currencies by such Swing Line Lender, which shorter Interest Periods shall be available, in lieu of the Interest Periods specified in preceding clauses (a) and (b), at the discretion of the respective Swing Line Lender; provided further that:

(A) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(B) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(C) with respect to the Term Loans, no Interest Period shall extend beyond the date of the final principal amortization payment for such Term Loan;

(D) with respect to Revolving Commitments, no Interest Period shall extend beyond the Termination Date; and

(E) subject to the immediately preceding proviso (to the extent applicable), Interest Periods with respect to any Loans, during the period prior to the completion of successful syndication of that Loan, shall be of one month’s duration or such other period as the Administrative Agent and FSE may agree.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, as in effect from time to time and the Treasury regulations promulgated thereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Capital Stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in (including by way of repurchase arrangements), another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Kabi Finco Sub” means a newly-incorporated special purpose entity organized under the laws of the Grand Duchy of Luxembourg, the Netherlands or any other jurisdiction reasonably approved by the Administrative Agent and a direct (or, with the consent of the Administrative Agent, not to be unreasonably withheld or delayed, indirect) Wholly Owned Subsidiary of Fresenius Kabi AG.

“Kabi Group” means Fresenius Kabi AG and its Subsidiaries (excluding FKPH and its Subsidiaries).

“Kabi Security Coverage Test” shall have the meaning given to it in Section 7.12(a).

“Kabi Security Subsidiaries” shall mean and include Fresenius Kabi-D GmbH, Fresenius Kabi AB, Fresenius Kabi Groupe France and such other first-tier Subsidiaries of Fresenius Kabi AG as may be designated from time to time as “Kabi Security Subsidiaries” pursuant to Section 7.12(a) in order to satisfy the Kabi Security Coverage Test.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing.

“L/C Borrowing” means any extension of credit resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Target Revolving Loans.

“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue and to honor payment obligations under Letters of Credit, and, with respect to each Lender, the commitment of such Lender to purchase participation interests in L/C Obligations up to such Lender’s Target Revolving Commitment Percentage thereof.

“L/C Committed Amount” has the meaning provided in Section 2.01(g).

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“L/C Issuer” (a) as to Existing Letters of Credit, those Lenders identified as such on Schedule 2.01(g), and (b) as to Letters of Credit issued hereunder, (i) DBAGL (or any affiliate of DBAGL designated by it to act as a L/C Issuer hereunder) or (ii) any other Target Revolving Lender that shall agree to become a L/C Issuer and that the Administrative Agent may approve in its reasonable discretion, in each case in their capacity as issuer of Letters of Credit hereunder, together with their successors in such capacity.

“L/C Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all Unreimbursed Amounts, including L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.10.

“Lender” means each of the persons identified as a “Lender” on the signature pages hereto and in any Assignment and Assumption Agreement and, as appropriate, includes each L/C Issuer and each Swing Line Lender, together with their respective successors and assigns.

“Lending Office” means, as to any Lender, the office or offices of such Lender set forth on Schedule 11.02, or such other office or offices as a Lender may from time to time notify FSE and the Administrative Agent.

“Letter of Credit” means each Existing Letter of Credit and each standby letter of credit issued hereunder under Section 2.01(g).

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit.

“Letter of Credit Expiration Date” means the day that is ten Business Days prior to the Termination Date then in effect (or, if such day is not a Business Day, the immediately preceding Business Day).

“Letter of Credit Fees” shall have the meaning provided in Section 2.04(f).

“LIBOR” means, with respect to any Eurocurrency Rate Loan denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or Interest Period, the arithmetic mean of the rates (rounded upward to four (4) decimal places) as supplied to the Administrative Agent at its request quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of 11:00 a.m. London time on the Quotation Day.

“Lien” means any mortgage, pledge, hypothecation, assignment, security transfer, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means any Term Loan, and the Eurocurrency Rate Loans comprising any such Term Loan and any Revolving Obligations.

“Loan Notice” means a notice of a Borrowing pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit 2.02.

“Loan Obligations” means the Revolving Obligations and the Term Loans.

“Luxco” means a newly-incorporated special purpose entity organized under the laws of the Grand Duchy of Luxembourg and a directly Wholly Owned Subsidiary of FSE.

“Luxco Back-to-Back Swap Contracts” means the Swap Contracts entered into on a back-to-back basis by Luxco with Kabi Finco Sub on identical terms and in respect of identical amounts to those terms and amounts of the FSE Back-to-Back Swap Contracts entered into by FSE with Luxco (except that the obligations of Kabi Finco Sub to Luxco shall not be subordinated), and which shall be guaranteed and secured to the same extent as the Luxco Intercompany Revolving Loans pursuant to the Luxco Intercompany Revolving Loan Guarantee and Security Documents.

“Luxco Intercompany Revolving Loan Documents” shall mean the Luxco Intercompany Revolving Loan Facility, any promissory notes from time to time issued pursuant thereto, all Luxco Intercompany Revolving Loan Guarantee and Security Documents and all other documents entered into from time to time with respect to the Luxco Intercompany Revolving Loan Facility, all of which documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.

“Luxco Intercompany Revolving Loan Facility” shall mean a revolving loan facility, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which all proceeds of Group Revolving Loans and Group Swing Line Loans incurred hereunder shall be loaned by Luxco to Kabi Finco Sub, with the financial terms of such Luxco Intercompany Revolving Loans to mirror those applicable to the Group Revolving Loans and/or Group Swing Line Loans, as the case may be, incurred hereunder.

“Luxco Intercompany Revolving Loan Guarantee and Security Documents” shall mean all guarantees of the Luxco Intercompany Revolving Loans and any other obligations pursuant to the Luxco Intercompany Revolving Loan Facility or the Luxco Back-to-Back Swap Contracts, and all security agreements, mortgages, pledge agreements and other security documents from time to time entered into to secure outstandings pursuant to the Luxco Intercompany Revolving Loan Facility and the Luxco Back-to-Back Swap Contracts or any guarantees thereof, all of which documentation shall be required to be reasonably satisfactory to the Arrangers.

“Luxco Intercompany Revolving Loans” means the Intercompany Loans described in clause (ii) of the definition of Intercompany Loans contained herein, which Intercompany Loans shall be extended pursuant to the Luxco Intercompany Revolving Loan Facility.

“Luxco Obligations” means all Obligations of Luxco.

“Luxembourg Guarantor” shall have the meaning provided in Section 4.01(f).

“Mandatory Cost Rate” means, with respect to any period, a rate per annum determined in accordance with Schedule 3.04.

“Manufacturing Agreement” means the manufacturing agreement dated November 13, 2007, and entered into between Abraxis BioScience, Inc. (formerly New Abraxis, Inc.) and APP, and as in effect on November 13, 2007.

“Margin Regulations” means, collectively, Regulation T, Regulation U and Regulation X.

“Margin Stock” has the meaning provided in Regulation U.

“Material Acquisition” means any Acquisition where the aggregate consideration paid or payable by any member of the Consolidated Group is reasonably expected (taking the amount of cash and Cash Equivalents and the fair market value of any non-cash consideration paid or payable and the amount of debt assumed, as reasonably determined by FSE) to equal or exceed €20 million.

“Material Adverse Effect” means any event or circumstance which has, or could be reasonably expected to have, a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Consolidated Group taken as a whole; (b) the ability of any Credit Party to perform its obligations under the Credit Documents; (c) the validity or enforceability of, or the effectiveness or ranking of any Collateral granted or purported to be granted pursuant to any of the Credit Documents or the rights or remedies of any Lender under any of the Credit Documents; or (d) the validity or enforceability of, or the effectiveness or ranking of any Required Intercompany Loan Security granted or purported to be granted pursuant to the Intercompany Loan Documents or the rights or remedies of any lender pursuant to any of the Intercompany Loan Documents; provided that, notwithstanding anything contained herein to the contrary, for purposes of the initial Credit Extension hereunder on the Closing Date, but only in such instance, “Material Adverse Effect” shall mean an APP Material Adverse Effect.

“Material Disposition” means any Disposition to a Person that is not a member of the Consolidated Group of (i) more than 50% of the Capital Stock of any member of the Consolidated Group, (ii) all or any substantial portion of the property of any member of the Consolidated Group or (iii) any business unit, where the aggregate consideration received or receivable by any member of the Consolidated Group is reasonably expected (taking the amount of cash and Cash Equivalents and the fair market value of any non-cash consideration received or receivable and the amount of liabilities assumed by the purchaser, as reasonably determined by FSE) to equal or exceed €20 million.

“Maximum Rate” has the meaning provided in Section 11.10.

“Minimum Principal Amount” means in relation to (A) Eurocurrency Rate Loans (i) denominated in Dollars, $5 million (and integral multiples of $1 million in excess thereof), (ii) denominated in Euros, €5 million (and integral multiples of €1 million in excess thereof), (iii) denominated in Sterling, £2.5 million (and integral multiples of £500,000 in excess thereof) and (iv) in the case of any other Available Foreign Currency, such amount (reasonably consistent with the foregoing) as shall be established by the Administrative Agent at the time the respective such currency becomes an Available Foreign Currency, and (B) Base Rate Loans, $500,000 (and integral multiples of $100,000 in excess thereof).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Credit Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means the aggregate proceeds paid in cash or Cash Equivalents received by any member of the Consolidated Group in connection with any Disposition, Debt Transaction, Equity Transaction or Recovery Event, net of (a) direct costs (including legal, accounting and investment banking fees, sales commissions, and underwriting discounts) and (b) estimated taxes paid or payable as a result thereof. For purposes hereof, “Net Cash Proceeds” shall include any cash or Cash Equivalents received upon the occurrence of the respective event described above, or otherwise received in respect of any non-cash consideration received by any member of the Consolidated Group in any Disposition, Equity Transaction, Debt Transaction or Recovery Event.

“New Finco1” means a newly-incorporated special purpose entity organized under the laws of such state of the United States as has been reasonably approved by the Administrative Agent and a directly Wholly Owned Subsidiary of FSE.

“New Finco1 Back-to-Back Swap Contracts” means the Swap Contracts entered into on a back-to-back basis by New Finco1 with APP Inc. on identical terms and in respect of identical amounts to those terms and amounts of the FSE Back-to-Back Swap Contracts entered into by FSE with New Finco1 (except that the obligations of APP Inc. to New Finco1 shall not be subordinated), and which shall be guaranteed and secured to the same extent as the New Finco1 Intercompany Term Loans pursuant to the New Finco1 Intercompany Term Loan Guarantee and Security Documents.

“New Finco1 Intercompany Term Loan Agreement” shall mean a term loan agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which all proceeds of the Tranche A1 Term Loan and the Tranche B1 Term Loan incurred hereunder shall be loaned by New Finco1 to FKP (or APP Inc. as successor by merger), with the financial terms of such New Finco1 Intercompany Term Loans to mirror those applicable to the Tranche A1 Term Loan and the Tranche B1 Term Loan incurred hereunder.

“New Finco1 Intercompany Term Loan Documents” shall mean the New Finco1 Intercompany Term Loan Agreement, any promissory notes from time to time issued pursuant thereto, all New Finco1 Intercompany Term Loan Guarantee and Security Documents and all other documents entered into from time to time with respect to the New Finco1 Intercompany Term Loan Agreement, all of which documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.

“New Finco1 Intercompany Term Loan Guarantee and Security Documents” shall mean all guarantees of the New Finco1 Intercompany Term Loans and any other obligations pursuant to the New Finco1 Intercompany Term Loan Agreement or the New Finco1 Back-to-Back Swap Contracts, and all security agreements, mortgages, pledge agreements and other security documents from time to time entered into to secure outstandings pursuant to the New Finco1 Intercompany Term Loan Agreement and the New Finco1 Back-to-Back Swap Contracts or any guarantees thereof, all of which documentation shall be required to be reasonably satisfactory to the Arrangers.

“New Finco1 Intercompany Term Loans” means the Intercompany Loans described in clause (i) of the definition of Intercompany Loans contained herein, which Intercompany Loans shall be extended pursuant to the New Finco1 Intercompany Term Loan Agreement.

“New Finco1 Obligations” means all Obligations of New Finco1.

“New Finco2” means a newly-incorporated special purpose entity organized under the laws of such state of the United States as has been reasonably approved by the Administrative Agent and a directly Wholly Owned Subsidiary of FSE.

“New Finco2 Back-to-Back Swap Contracts” means the Swap Contracts entered into on a back-to-back basis by New Finco2 with FKPH on identical terms and in respect of identical amounts to those terms and amounts of the FSE Back-to-Back Swap Contracts entered into by FSE with New Finco2 (except that the obligations of FKPH to New Finco2 shall not be subordinated), and which shall be guaranteed and secured to the same extent as the New Finco2 Intercompany Bridge Loans pursuant to the New Finco2 Intercompany Bridge Loan Guarantee and Security Documents.

“New Finco2 Intercompany Bridge Loan Agreement” shall mean a bridge loan agreement, in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which all proceeds of the incurred under loans incurred under the Bridge Credit Agreement shall be loaned by New Finco2 to FKPH, with the financial terms of such New Finco2 Intercompany Bridge Loans to mirror those applicable to the loans incurred under the Bridge Credit Agreement.

“New Finco2 Intercompany Bridge Loan Documents” shall mean the New Finco2 Intercompany Bridge Loan Agreement, any promissory notes from time to time issued pursuant thereto, all New Finco2 Intercompany Bridge Loan Guarantee and Security Documents and all other documents entered into from time to time with respect to the New Finco2 Intercompany Bridge Loan Agreement, all of which documentation shall be in form and substance reasonably satisfactory to the Administrative Agent.

“New Finco2 Intercompany Bridge Loan Guarantee and Security Documents” shall mean all guarantees of the New Finco2 Intercompany Bridge Loans and any other obligations pursuant to the New Finco2 Intercompany Bridge Loan Agreement or the New Finco2 Back-to-Back Swap Contracts, and all security agreements, mortgages, pledge agreements and other security documents from time to time entered into to secure outstandings pursuant to the New Finco2 Intercompany Bridge Loan Agreement and the New Finco2 Back-to-Back Swap Contracts or any guarantees thereof, all of which documentation shall be required to be reasonably satisfactory to the Arrangers.

“New Finco2 Intercompany Bridge Loans” means the Intercompany Loans described in clause (iii) of the definition of Intercompany Loans contained herein, which Intercompany Loans shall be extended pursuant to the New Finco2 Intercompany Bridge Loan Agreement.

“Non-Consenting Lender” has the meaning provided in Section 11.16.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Credit Party primarily for the benefit of employees of the Credit Party residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Internal Revenue Code.

“Nonrenewal Notice Date” has the meaning provided in Section 2.12(b)(iii).

“Notes” means each of the Revolving Notes and the Term Notes.

“Obligations” means, without duplication, all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Financial Statements” means, in relation to FSE and to APP and its Subsidiaries, (a) its consolidated annual audited accounts for the fiscal year ended December 31, 2006 and the fiscal year ended December 31, 2007, (b) its consolidated quarterly accounts for the fiscal quarter ended March 31, 2008 and each fiscal quarter ended more than 45 days prior to the date of the initial Credit Extension hereunder, to the extent (in the case of the accounts of APP and its Subsidiaries) such accounts have been provided to FSE.

“Other Taxes” has the meaning provided in Section 3.01(b).

“Outstanding Amount” means (a) with respect to the Tranche A1 Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayments or repayments of the Tranche A1 Term Loan on such date; (b) with respect to the Tranche A2 Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayment or repayments of the Tranche A2 Term Loan on such date; (c) with respect to the Tranche B1 Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayment or repayments of the Tranche B1 Term Loan on such date; (d) with respect to the Tranche B2 Term Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any prepayment or repayments of the Tranche B2 Term Loan on such date; (e) with respect to the Group Revolving Loans and Group Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Group Revolving Loans and Group Swing Line Loans, as the case may be, occurring on such date; (f) with respect to the Target Revolving Loans and Target Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Target Revolving Loans and Target Swing Line Loans, as the case may be, occurring on such date; and (g) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date. In determining the Outstanding Amount, the Dollar Equivalent of amounts denominated in Foreign Currencies shall be utilized.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Rate and (b) with respect to any amount denominated in a Foreign Currency, the rate of interest per annum at which overnight deposits in the applicable Foreign Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of DBAGL located in the applicable interbank market for such currency to major banks in such interbank market.

“Participant” has the meaning provided in Section 11.07(d).

“Participating Member State” means any member state of the European Union that has adopted (or that adopts) the Euro as its lawful currency in accordance with the EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Credit Party or any ERISA Affiliate or to which any Credit Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Permitted Acquired Debt” means Funded Debt of a member of the Consolidated Group acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness), provided that (i) such Funded Debt (and, except as contemplated by clause (y) of Section 8.02(l), any Lien securing same) was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (ii) the aggregate principal amount of all such Indebtedness shall not exceed the applicable limits set out in Section 8.01(e).

“Permitted Acquisition” means (a) the APP Acquisition, (b) the Dabur Pharma Acquisition, and (c) any other Acquisition (but not by any Finance Subsidiary) that satisfies the following conditions:

(i) the aggregate purchase consideration (taking the amount of cash, Cash Equivalents and Indebtedness issued, and the fair market value of all other non-cash consideration), plus the aggregate amount of any assumed or acquired Indebtedness (including Permitted Acquired Debt) and other assumed actual or contingent (to the extent only of any reserve required under GAAP to be established in respect thereof by any of the members of the Consolidated Group at the time of such Acquisition) liability remaining at the proposed target (and, if applicable, its Subsidiaries) at the date of the Acquisition, of any individual Acquisition shall not exceed an amount equal to the sum of (A) €250 million, plus (B) the fair value of Capital Stock of FSE given as part of the purchase price plus (C) any portion of Net Cash Proceeds retained by members of the Consolidated Group from any FSE Equity Transaction after making the mandatory prepayment in respect thereof under Section 2.06(b)(iv) and used therefor occurring no more than nine months prior to or nine months after the respective individual Acquisition plus (D) any portion of Net Cash Proceeds of any Dispositions that are permitted to be reinvested or retained pursuant to Section 2.06(b)(i);

(ii) the aggregate purchase consideration (taking the amount of cash, Cash Equivalents and Indebtedness issued, and the fair market value of all other non-cash consideration), plus the aggregate amount of any assumed or acquired Indebtedness (including Permitted Acquired Debt) and other assumed actual or contingent (to the extent only of any reserve required under GAAP to be established in respect thereof by any of the members of the Consolidated Group at the time of such Acquisition) liability remaining at the proposed target (and, if applicable, its Subsidiaries) at the date of the relevant Acquisition, of all such Acquisitions in any calendar year shall not exceed an amount equal to the sum of (A) €400 million (provided that the maximum aggregate amount in this clause (A) shall instead be €250 million for the period from the date of this Credit Agreement until December 31, 2008) plus (B) the fair value of Capital Stock of FSE given as part of the purchase price plus (C) any portion of Net Cash Proceeds retained by the members of the Consolidated Group from any FSE Equity Transaction after making the mandatory prepayment in respect thereof under Section 2.06(b)(iv) and used therefor occurring no more than nine months prior to or nine months after the respective Acquisition plus (D) any portion of Net Cash Proceeds of any Dispositions that are permitted to be reinvested or retained pursuant to Section 2.06(b)(i); provided that, for as long as no Default or Event of Default has occurred or is continuing, (1) the maximum aggregate amount referred to in clause (A) above shall instead be (x) €450 million at any time that the Consolidated Leverage Ratio is less than 4.0:1 on a Pro Forma Basis after giving effect to the respective Permitted Acquisition, (y) €500 million at any time that the Consolidated Leverage Ratio is less than 3.5:1 on a Pro Forma Basis after giving effect to the respective Permitted Acquisition, and (z) €550 million at any time that the Consolidated Leverage Ratio is less than 3.0:1 on a Pro Forma Basis after giving effect to the respective Permitted Acquisition, in each case as evidenced by a duly completed officers’ certificate of FSE delivered to the Administrative Agent; and (2) in relation to the Helios Designated Permitted Acquisition, and in respect only of the calendar year in which such Helios Designated Permitted Acquisition is, or is to be, effected, unused amounts of the maximum aggregate amount referred to in clause (A) from (x) the immediately preceding calendar year may be carried-over and added to the maximum aggregate amount referred to in clause (A) in the year in which such Helios Designated Permitted Acquisition is, or is to be, effected in an amount of up to €50 million, if and to the extent required to effect such Helios Designated Permitted Acquisition; and (y) the immediately succeeding calendar year may be carried back and added to the maximum aggregate amount referred to in clause (A) in the year in which such Helios Designated Permitted Acquisition is, or is to be, effected in an amount of up to €100 million, if and to the extent required to effect such Helios Designated Permitted Acquisition, and with a corresponding reduction in the maximum aggregate amount referred to in clause (A) in respect of such succeeding year equal to the amount so carried back, in each case as such amounts have been notified to the Administrative Agent in writing in the notice required to be delivered in accordance with the definition of Helios Designated Permitted Acquisition contained herein;

(iii) in the case of an Acquisition of Capital Stock, the board of directors (or other comparable governing body) of such other Person shall have approved the Acquisition; and

(iv) (A) no Default or Event of Default shall then exist and be continuing immediately before or immediately after giving effect thereto, (B) the Consolidated Group shall be in compliance with the financial covenants hereunder after giving effect thereto on a Pro Forma Basis, and (C) with respect to any Acquisition (or series of related Acquisitions) for which cash consideration together with the principal amount of Indebtedness assumed in connection therewith exceeds €100 million in the aggregate, a Responsible Officer of FSE shall provide a compliance certificate, in form and detail reasonably satisfactory to the Administrative Agent, affirming the matters under the foregoing subclauses.

“Permitted Holder” means Vermögenverwaltungsgesellschaft Nachlass Else Kröner mbH.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Pfizer Lease” means the lease agreement, dated February 14, 2007 between APP Pharmaceuticals Manufacturing, LLC and Pfizer Pharmaceuticals, LLC, as such lease agreement is in effect on November 13, 2007.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by any Credit Party or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any Credit Party or any ERISA Affiliate.

“Platform” has the meaning provided in Section 7.02.

“Primary Syndication” means the primary syndication of the credit facilities made available under this Credit Agreement as notified by the Arrangers to FSE.

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Principal Guarantors” means (a) FSE, (b) Fresenius ProServe GmbH, (c) Fresenius Kabi AG and (d) any member of the Consolidated Group which, at any time after the Effective Date, receives any transfer of assets (excluding loans, advances and contributions of cash and Cash Equivalents) from any Principal Guarantor or any Borrower that is a Finance Subsidiary in one transaction or a series of related transactions, in each case unless the respective transaction or series of related transactions involves transfers of property representing in aggregate not more than 5% of the Consolidated EBITDA of the respective transferor as reflected on its financial statements for the most recently ended period of four consecutive fiscal quarters for which financial statements are available.

“Pro Forma Basis” shall mean, in connection with any calculation required to be made on a pro forma basis hereunder, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance an Acquisition or Restricted Payment) after the first day of the period of four consecutive fiscal quarters ending as of the end of the most recent fiscal quarter for which annual or quarterly financial statements shall have been delivered in accordance with the provisions hereof (the “Relevant Period”), as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Relevant Period, (y) the permanent repayment of any Indebtedness made in connection with any Material Disposition or any Equity Transaction (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the Relevant Period, as if such Indebtedness had been retired or repaid on the first day of such Relevant Period, and (z) any Material Acquisition or any Material Disposition then being consummated as well as any other Material Acquisition or any other Material Disposition if consummated after the first day of the Relevant Period and on or prior to the date of the respective determination on a Pro Forma Basis, with the following rules to apply in connection therewith:

(i) in the case of any Material Disposition, (A) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of such Material Disposition shall be excluded to the extent relating to any period prior to the date of such Material Disposition, and (B) Indebtedness paid or retired in connection with such Material Disposition shall be deemed to have been paid and retired as of the first day of the applicable period;

(ii) in the case of any Material Acquisition, (A) income statement items (whether positive or negative, but excluding transaction expenses and any one-time expenses incurred in connection with the Material Acquisition) attributable to the property, entities or business units that are the subject of such Material Acquisition shall be included to the extent relating to any period prior to the date of such Material Acquisition, and (B) Indebtedness incurred in connection with the subject transaction shall be deemed to have been incurred as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder);

(iii) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Acquisitions or make Restricted Payments) incurred or issued after the first day of the Relevant Period (whether incurred to finance an Acquisition, to refinance Indebtedness, to make Restricted Payments or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Relevant Period, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the Relevant Period, shall be deemed to have been retired or redeemed on the first day of such Relevant Period and remain retired through the date of determination; and

(iv) all Indebtedness assumed to be outstanding pursuant to preceding clause (iii) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would be applicable thereto at the time of determination, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding).

In the case of pro forma calculations pursuant to preceding clause (ii), determinations on a Pro Forma Basis may take into account, in the case of any Material Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as if such costs savings or expenses were realized on the first day of the respective Relevant Period.

“Public Lender” shall have the meaning provided in Section 7.02.

“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).

“Rating Services” means S&P and Moody’s.

“Re-Allocation Event” shall mean (i) the occurrence of any Event of Default with respect to any Borrower or Principal Guarantor pursuant to Section 9.01(f) or (g), (ii) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the provisions of Article IX hereof or (iii) the failure of any Borrower to pay any principal of, or interest on, any Loans of any Tranche or any L/C Borrowings on the Revolving Loan Termination Date or the Term Loan Termination Date, as applicable, and continuation of any failure described in this clause (iii) for at least 5 Business Days.

“Recovery Event” shall mean the receipt by any member of the Consolidated Group of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of any member of the Consolidated Group and (ii) under any policy of insurance required to be maintained under Section 7.07.

“Reference Banks” means, in relation to LIBOR, EURIBOR and the Mandatory Cost Rate the principal London offices of Deutsche Bank AG, Credit Suisse and JPMorgan Chase Bank, N.A. or such other banks as may be appointed by the Administrative Agent in consultation with FSE.

“Refinancing Securities” means any notes, stock, debentures or debt securities issued by New Finco2 for the purposes of refinancing its Indebtedness under the Bridge Credit Agreement (or, on or prior to the Closing Date, its undrawn commitments thereunder).

“Register” has the meaning set forth in Section 11.07(c).

“Regulation D” shall mean Regulation D of FRB as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” means Regulation T of the FRB as from to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the FRB as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” means Regulation X of the FRB as from time to time in effect and any successor to all or any portion thereof.

“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.

“Reports” the following final form due diligence reports: (i) legal report prepared by Skadden, Arps, Slate, Meagher & Flom; (ii) financial and tax due diligence report prepared by KPMG; and (iii) tax and structuring report prepared by KPMG.

“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Term Loans or Revolving Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Group Revolving Lenders” means, as of any date of determination, Lenders having (taking into account their respective Group Revolving Commitments and/or Group Revolving Obligations as described below and, in the case of Group Revolving Obligations, taking into account their participations in Group Swing Line Loans) more than fifty percent (50%) of the Aggregate Group Revolving Commitment Amount (or after the termination of the Group Revolving Commitments, the Outstanding Amount of Group Revolving Obligations); provided that the Group Revolving Commitment of, and the portion of the Group Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Group Revolving Lenders.

“Required Intercompany Loan Guarantors” mean:

(A) Fresenius Kabi AG; and

(B) each of FKPH, APP Inc., APP, each of their Subsidiaries which is on the Closing Date an Existing APP Guarantor, and each other Subsidiary from time to time of FKPH which is not a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code), but excluding any such other Subsidiary (not already a Guarantor) which (i) has total assets (including stock or other investment property), as reasonably determined by FSE, with an aggregate fair market value (upon its incorporation or acquisition) of less than €25 million, or (ii) generates less than €5 million of Consolidated EBITDA for any period of four successive fiscal quarters.

“Required Intercompany Loan Security” means:

(A) all Required Refinancing Asset Security;

(B) all assets of FKPH (including, without limitation, all stock of APP Inc. and any other investment property owned by FKPH);

(C) all other assets of APP Inc. and its Subsidiaries which do not constitute Required Refinancing Asset Security, in each case to the extent reasonably requested by the Administrative Agent or the Required Lenders; and

(D) all shares of each of the Kabi Security Subsidiaries and all intercompany loans made by FSE or any of its Subsidiaries to any of the Kabi Security Subsidiaries (other than (x) any such intercompany loans made by FFBV which are outstanding on the Effective Date, (y) any such intercompany loans made by any direct or indirect Subsidiary of a Kabi Security Subsidiary to such Kabi Security Subsidiary and (z) any such intercompany loan in respect of which the aggregate principal amount outstanding thereunder does not exceed €10 million, provided that the maximum amount of all such intercompany loans so excluded under this clause (z) shall not exceed €30 million in aggregate at any time);

provided that (x) Margin Stock shall be excluded from Required Intercompany Loan Security to the extent provided in Section 7.20, (y) no assets of, and no more than 66% of the voting Capital Stock of, any Person that is a “controlled foreign corporation” (within the meaning of Section 957 of the Internal Revenue Code) shall be required to be pledged as or otherwise constitute Required Intercompany Loan Security and (z) the foregoing shall be subject to such exceptions as shall be reasonably satisfactory to the Administrative Agent and agreed in the Intercompany Loan Guarantee and Security Documents.

“Required Kabi Financial Statement Subsidiaries” means Fresenius Kabi AG and each Kabi Security Subsidiary and “Required Kabi Financial Statement Subsidiary” means any one of them.

“Required Lenders” means, as of any date of determination, Lenders having (taking into account their respective Commitments and/or Loan Obligations as described below and, in the case of Revolving Obligations, taking into account their participations in Swing Line Loans and L/C Obligations of the respective Tranche) more than fifty percent (50%) of the sum of (x) the aggregate outstanding Commitments to make Term Loans (or, after the Closing Date, the aggregate principal amount of outstanding Term Loans), (y) the Aggregate Group Revolving Amount (or, after the termination of the Group Revolving Commitments, the Outstanding Amount of Group Revolving Obligations) and (z) the Aggregate Target Revolving Amount (or, after the termination of the Target Revolving Commitments, the Outstanding Amount of Target Revolving Obligations); provided that the Commitment of, and the portion of the Loan Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Refinancing Asset Security” means all assets (including shares and after-acquired collateral) of APP Inc. and its Subsidiaries to the same extent such assets constituted security (or would constitute security, if thereafter acquired, in the case of after-acquired property) for the Existing Target Facilities on the Closing Date; provided that Margin Stock shall be excluded as Required Refinancing Asset Security to the extent provided in Section 7.20.

“Required Revolving Lenders” means, as of any date of determination, Lenders having (taking into account their respective Commitments and/or Revolving Obligations as described below and, in the case of Revolving Obligations, taking into account their participations in Swing Line Loans and L/C Obligations of the respective Tranche) more than fifty percent (50%) of the sum of (x) the Aggregate Group Revolving Amount (or, after the termination of the Group Revolving Commitments, the Outstanding Amount of Group Revolving Obligations) and (y) the Aggregate Target Revolving Amount (or, after the termination of the Target Revolving Commitments, the Outstanding Amount of Target Revolving Obligations); provided that the Revolving Commitments of, and the portion of the Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Required Target Revolving Lenders” means, as of any date of determination, Lenders having (taking into account their respective Target Revolving Commitments and/or Target Revolving Obligations as described below and, in the case of Target Revolving Obligations, taking into account their participations in Target Swing Line Loans and L/C Obligations) more than fifty percent (50%) of the Aggregate Target Revolving Commitment Amount (or after the termination of the Target Revolving Commitments, the Outstanding Amount of Target Revolving Obligations); provided that the Target Revolving Commitment of, and the portion of the Target Revolving Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Target Revolving Lenders.

“Required Tranche A1 Term Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Tranche A1 Term Loan (or, if prior to the Closing Date, holding Tranche A1 Term Loan Commitments representing more than fifty percent (50%) of the Aggregate Tranche A1 Term Loan Committed Amount); provided that the portion of the Tranche A1 Term Loan (or related Commitments) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A1 Term Lenders.

“Required Tranche A2 Term Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Tranche A2 Term Loan (or, if prior to the Closing Date, holding Tranche A2 Term Loan Commitments representing more than fifty percent (50%) of the Aggregate Tranche A2 Term Loan Committed Amount); provided that the portion of the Tranche A2 Term Loan (or related Commitments) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche A2 Term Lenders.

“Required Tranche B1 Term Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Tranche B1 Term Loan (or, if prior to the Closing Date, holding Tranche B1 Term Loan Commitments representing more than fifty percent (50%) of the Aggregate Tranche B1 Term Loan Committed Amount); provided that the portion of the Tranche B1 Term Loan (or related Commitments) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche B1 Term Lenders.

“Required Tranche B2 Term Lenders” means, as of any date of determination, Lenders holding in the aggregate more than fifty percent (50%) of the Tranche B2 Term Loan (or, if prior to the Closing Date, holding Tranche B2 Term Loan Commitments representing more than fifty percent (50%) of the Aggregate Tranche B2 Term Loan Committed Amount); provided that the portion of the Tranche B2 Term Loan (or related Commitments) held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Tranche B2 Term Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, senior vice president-finance, treasurer, assistant treasurer, managing director or manager or director of a Credit Party (or in the case of a Credit Party that is a partnership, limited liability company or similarly organized entity a Responsible Officer of its general partner, other managing entity or other person authorized to act on its behalf, and if such Person is also a partnership, limited liability company or similarly organized entity, a Responsible Officer of the entity that may be authorized to act on behalf of such Person). Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“Restricted” shall mean, when referring to cash or Cash Equivalents of FSE or any of its Subsidiaries, that such cash or Cash Equivalents are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Secured Creditors or (y) the Intercompany Loan Collateral Agent for the benefit of the Intercompany Loan Secured Creditors.

“Restricted Payment” means in relation to any member of the Consolidated Group (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock now or hereafter outstanding, except a dividend payable solely in shares of that class to the holders of that class, of such member of the Consolidated Group, (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of such member of the Consolidated Group now or hereafter outstanding, and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of such member of the Consolidated Group; provided that any of the foregoing payments made to another member of the Consolidated Group shall not constitute Restricted Payments.

“Revaluation Date” means each of the following: (a) each date of a Credit Extension, (b) each date of any payment of principal or Unreimbursed Amounts hereunder, (c) each date upon which participations or other amounts are required to be funded by the Revolving Lenders to any Swing Line Lender or L/C Issuer pursuant to the terms hereof, (d) the date of any Re-Allocation Event and (e) any other date specified by the Administrative Agent or the Required Lenders.

“Revolving Commitment” means the aggregate of the Group Revolving Commitments and the Target Revolving Commitments hereunder.

“Revolving Commitment Fees” has the meaning provided in Section 2.04(e).

“Revolving Committed Amount” means, with respect to each Revolving Lender, the amount of such Lender’s Revolving Commitment. The initial Revolving Committed Amounts are shown on Schedule 2.01.

“Revolving Lender” means the Group Revolving Lenders and the Target Revolving Lenders.

“Revolving Loan Termination Date” means the fifth anniversary of the Closing Date.

“Revolving Loans” means Group Revolving Loans and Target Revolving Loans.

“Revolving Note” means any Target Revolving Note and any Group Revolving Note.

“Revolving Obligations” means Revolving Loans, L/C Obligations and Swing Line Loans.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to FSE or any member of the Consolidated Group, any arrangement, directly or indirectly, with any person whereby FSE or such member of the Consolidated Group shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in a Foreign Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in such Foreign Currency.

“Schuldscheindarlehen” means the senior notes issued by FFBV prior to the Effective Date, in an aggregate principal amount of €600 million, and the guarantee by FSE of such notes, pursuant to agreements dated as of June 22, 2007 and March 20, 2008, as amended, restated, varied and/or supplemented and as in effect from time to time.

“Screen Rate” means (a) in respect of LIBOR for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency for such Interest Period and (b) in respect of EURIBOR for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period.

“Secured Creditors” shall mean the holders from time to time of the APP Obligations, together with the Administrative Agent and Collateral Agent with respect thereto.

“Securitization Transaction” means any financing or factoring or similar financing transaction (or series of such transactions) entered by any member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or grant a security interest in, accounts, payments, receivables, rights to future lease payments or residuals or similar rights to payment to a special purpose subsidiary or affiliate or any other Person; provided, that, for the purposes of clarification, sales of accounts, payments, receivables and similar rights of payment on a non-recourse basis by members of the Consolidated Group to Persons that are not members of the Consolidated Group that are treated as Dispositions under Section 8.05(i) shall not constitute Securitization Transactions.

“Separation and Distribution Agreement” means that certain separation and distribution agreement among APP Inc., Abraxis BioScience, Inc. (formerly New Abraxis, Inc.), New Abraxis, LLC, and New APP, LLC, dated November 13, 2007.

“Separation Lease Agreements” means (i) the lease agreement dated as of November 13, 2007, by and between Abraxis BioScience LLC, as lessor, and APP, as lessee for the premises located at 2020 Ruby Street, Melrose Park, Illinois, (ii) the lease agreement, dated as of November 13, 2007, by and between APP, as lessor and Abraxis BioScience LLC as lessee for the premises located at 3159 Staley Road, Grand Island, New York, (iii) the lease agreement, dated as of November 13, 2007, by and between Abraxis BioScience LLC as lessor, and APP as lessee for the warehouse facilities located at 2045 N. Cornell Avenue, Melrose Park, Illinois and (iv) the lease agreement, dated as of November 13, 2007, by and between Abraxis BioScience LLC as lessor, and APP, as lessee, for the research and development facility located at 2045 N. Cornell Avenue, Melrose Park, Illinois, in such case as each lease agreement is in effect on November 13, 2007.

“Special Reserve Account” shall have the meaning set forth in Section 2.15(b).

“Spot Rate” means, for a currency, the rate quoted by DBAGL (or the L/C Issuer or, pursuant to Section 1.07, the Foreign Swing Line Lender, as applicable) as the spot rate for the purchase by DBAGL (or the L/C Issuer or, pursuant to Section 1.07, the Foreign Swing Line Lender, as applicable) of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the spot rate may be obtained from another financial institution designated by, or otherwise acceptable to, the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency and provided further that the L/C Issuer may use the spot rate quoted on the day on which the foreign exchange computation is made in the case of drawing under a Letter of Credit.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by FRB applicable to any member bank with respect to the Eurocurrency Rate for Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Sterling” means the lawful currency for the time being of the United Kingdom (denominated in pounds sterling).

“Subordinated Intercompany Loan Creditor” means any direct or indirect Subsidiary of FSE that is not a Credit Party or Intercompany Loan Credit Party and with respect to which at least ninety percent (90%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable law) is beneficially owned, directly or indirectly, by FSE.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise provided, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of FSE.

“Support Obligations” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Support Obligations (subject to any limitations set forth therein) shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Support Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination values determined in accordance therewith, such termination values, and (b) for any date prior to the date referenced in clause (a), the amounts determined as the mark-to-market values for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of Swing Line Loans hereunder.

“Swing Line Lender” means the Group Swing Line Lender or the Target Swing Line Lender, as appropriate.

“Swing Line Loan Notice” means a Group Swing Line Loan Notice or a Target Swing Line Loan Notice, as appropriate.

“Swing Line Loans” means Group Swing Line Loans (whether Dollar Denominated Swing Line Loans or Foreign Currency Swing Line Loans) and Target Swing Line Loans (which shall be Dollar Denominated Swing Line Loans). In addition, all Target Swing Line Loans denominated in Dollars shall be required to be Base Rate Loans.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement that is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system. which utilizes interlinked national real time gross settlement systems and the European Central Bank’s payment mechanism and which began operations on 4 January 1999.

“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilizes a single shared platform and which was launched on 19 November 2007.

“TARGET Day” means (i) until such time as TARGET is permanently closed down and ceases operations, any day on which both TARGET and TARGET2 are open for the settlement of payments in Euro; and (ii) following such time as TARGET is permanently closed down and ceases operations, any day on which TARGET2 is open for the settlement of payments in Euro.

“Target Revolving Commitment” means the commitment of a Lender to make Target Revolving Loans (and to share in the Revolving Obligations) hereunder.

“Target Revolving Commitment Percentage” means, for each Target Revolving Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the Target Revolving Commitment of such Target Revolving Lender (or, for determinations made after the Target Revolving Commitments have terminated, the amount of such Target Revolving Lender’s share of the outstanding principal of Target Revolving Loans, its participation in any then outstanding Target Swing Line Loans and its share or participation, as appropriate, of L/C Obligations) and the denominator of which is the Aggregate Target Revolving Committed Amount (or, for determinations made after the Target Revolving Commitments have terminated, the Outstanding Amount of the Target Revolving Obligations at such time). The initial Target Revolving Commitment Percentages are shown on Schedule 2.01.

“Target Revolving Commitment Period” means the period from and including the Closing Date to (i) in the case of Target Revolving Loans and Target Swing Line Loans, the date which is one month before the Revolving Loan Termination Date and (ii) in the case of Letters of Credit, the Letter of Credit Expiration Date, or, in any case, any earlier date on which the Target Revolving Commitments shall have been terminated.

“Target Revolving Lender” means those Lenders with Target Revolving Commitments. As appropriate, references to Target Revolving Lenders shall also include the Target Swing Line Lender and the L/C Issuer.

“Target Revolving Loans” has the meaning provided in Section 2.01(e).

“Target Revolving Note” means the promissory notes substantially in the form of Exhibit 2.09-5, if any, given to evidence the Target Revolving Loans and Target Swing Line Loans, as amended, restated, modified, supplemented, extended, renewed or replaced. If requested by any Target Swing Line Lender, appropriate modifications shall be made to Exhibit 2.09-5 to properly reference Target Swing Line Loans evidenced thereby.

“Target Revolving Obligations” means all Target Revolving Loans, Target Swing Line Loans and L/C Obligations.

“Target Swing Line Committed Amount” has the meaning provided in Section 2.01(h).

“Target Swing Line Lender” means (a) DBNY (and/or any affiliate designated by it from time to time to act as Target Swing Line Lender) and (b) any other Target Revolving Lender that agrees to act as a Domestic Target Swing Line Lender hereunder, or in each case any successor in such capacity.

“Target Swing Line Loans” has the meaning provided in Section 2.01(h).

“Taxes” has the meaning provided in Section 3.01(a).

“Term Loan” means the Tranche A Term Loan and the Tranche B Term Loan.

“Term Loan Commitment Fees” has the meaning provided in Section 2.04(d).

“Term Loan Commitments” means the Tranche A Term Loan Commitment and the Tranche B Term Loan Commitment.

“Term Loan Termination Date” means, (i) with respect to the Tranche A Term Loan, the fifth anniversary of the Closing Date and (ii) with respect to the Tranche B Term Loan, the sixth anniversary of the Closing Date.

“Term Notes” means the Tranche A1 Term Notes, the Tranche A2 Term Notes, the Tranche B1 Term Notes and the Tranche B2 Term Notes.

“Termination Date” means the Term Loan Termination Date or the Revolving Loan Termination Date, as applicable.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being six separate Tranches on the date of this Credit Agreement, i.e., the Tranche A1 Term Loan, the Tranche A2 Term Loan, the Tranche B1 Term Loan, the Tranche B2 Term Loan, Target Revolving Loans and Group Revolving Loans.

“Tranche A Term Lenders” means the Tranche A1 Term Lenders and the Tranche A2 Term Lenders.

“Tranche A Term Loan” means the Tranche A1 Term Loan and the Tranche A2 Term Loan.

“Tranche A Term Loan Commitment” means each Tranche A1 Term Loan Commitment and Tranche A2 Term Loan Commitment.

“Tranche A Term Loan Committed Amount” means, for each Tranche A Term Lender, the amount of such Lender’s Tranche A Term Loan Commitment. The initial Tranche A Term Loan Committed Amounts are set forth on Schedule 2.01.

“Tranche A1 Term Lenders” means, prior to the funding of the initial Tranche A1 Term Loan on the Closing Date, those Lenders with Tranche A1 Term Loan Commitments, and after funding of the Tranche A1 Term Loan, those Lenders holding a portion of the Tranche A1 Term Loan, together with their successors and permitted assigns. The initial Tranche A1 Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche A1 Term Loan” has the meaning provided in Section 2.01(a).

“Tranche A1 Term Loan Commitment” means, for each Tranche A1 Term Lender, the commitment of such Lender to make a portion of the Tranche A1 Term Loan hereunder; provided that, at any time after funding of the Tranche A1 Term Loan, determinations of “Required Lenders” and “Required Tranche A1 Term Lenders” shall be based on the outstanding principal amount of the Tranche A1 Term Loan.

“Tranche A1 Term Loan Commitment Percentage” means, for each Tranche A1 Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s Tranche A1 Term Loan Commitment (or, for determinations made after the Closing Date, the outstanding principal amount of Tranche A1 Term Loans), and the denominator of which is the aggregate Tranche A1 Term Loan Commitments of all the Tranche A1 Term Lenders at such time (or, if the determination is made after the Closing Date, the aggregate principal amount of outstanding Tranche A1 Term Loans at such time). The initial Tranche A1 Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Tranche A1 Term Note” means the promissory notes substantially in the form of Exhibit 2.09-1, if any, given to evidence the Tranche A1 Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Tranche A2 Term Lenders” means, prior to the funding of the initial Tranche A2 Term Loan on the Closing Date, those Lenders with Tranche A2 Term Loan Commitments, and after funding of the Tranche A2 Term Loan, those Lenders holding a portion of the Tranche A2 Term Loan, together with their successors and permitted assigns. The initial Tranche A2 Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche A2 Term Loan” has the meaning provided in Section 2.01(b).

“Tranche A2 Term Loan Commitment” means, for each Tranche A2 Term Lender, the commitment of such Lender to make a portion of the Tranche A2 Term Loan hereunder; provided that, at any time after funding of the Tranche A2 Term Loan, determinations of “Required Lenders” and “Required Tranche A2 Term Lenders” shall be based on the outstanding principal amount of the Tranche A2 Term Loan.

“Tranche A2 Term Loan Commitment Percentage” means for each Tranche A2 Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s Tranche A2 Term Loan Commitment (or, for determinations made after the Closing Date, its share of the outstanding principal amount of the Tranche A2 Term Loan) and the denominator of which is the aggregate Tranche A2 Term Loan Commitments of all the Tranche A2 Term Lenders at such time (or, if the determination is made after the Closing Date, the aggregate principal amount of the outstanding Tranche A2 Term Loan at such time). The initial Tranche A2 Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Tranche A2 Term Note” means the promissory notes substantially in the form of Exhibit 2.09-2, if any, given to evidence the Tranche A2 Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Tranche B Term Lenders” means the Tranche B1 Term Lenders and the Tranche B2 Term Lenders.

“Tranche B Term Loan” means the Tranche B1 Term Loan and the Tranche B2 Term Loan.

“Tranche B Term Loan Commitment” means each Tranche B1 Term Loan Commitment and the Tranche B2 Term Loan Commitment.

“Tranche B Term Loan Committed Amount” means, for each Tranche B Term Lender, the amount of such Lender’s Tranche B Term Loan Commitment. The initial Tranche B Term Loan Committed Amounts are set forth on Schedule 2.01.

“Tranche B1 Term Lenders” means, prior to the funding of the initial Tranche B1 Term Loan on the Closing Date, those Lenders with Tranche B1 Term Loan Commitments, and after funding of the Tranche B1 Term Loan, those Lenders holding a portion of the Tranche B1 Term Loan, together with their successors and permitted assigns. The initial Tranche B1 Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche B1 Term Loan” has the meaning provided in Section 2.01(c).

“Tranche B1 Term Loan Commitment” means, for each Tranche B1 Term Lender, the commitment of such Lender to make a portion of the Tranche B1 Term Loan hereunder; provided that, at any time after funding of the initial Tranche B1 Term Loan, determinations of “Required Lenders” and “Required Tranche B1 Term Lenders” shall be based on the outstanding principal amount of the Tranche B1 Term Loan.

“Tranche B1 Term Loan Commitment Percentage” means, for each Tranche B1 Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s Tranche B1 Term Loan Commitment (or, for determinations made after the Closing Date, the outstanding principal amount of such Lender’s share of the Tranche B1 Term Loan) and the denominator of which is the aggregate Tranche B1 Term Loan Commitments of all the Tranche B1 Term Lenders at such time (or, if the determination is made after Closing Date, the aggregate principal amount of the outstanding Tranche B1 Term Loan at such time). The initial Tranche B1 Term Loan Commitment Percentages are set forth on Schedule 2.01.

“Tranche B1 Term Note” means the promissory notes substantially in the form of Exhibit 2.09-3, if any, given to evidence the Tranche B1 Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Tranche B2 Term Lenders” means, prior to the funding of the initial Tranche B2 Term Loan on the Closing Date, those Lenders with Tranche B2 Term Loan Commitments, and after funding of the Tranche B2 Term Loan, those Lenders holding a portion of the Tranche B2 Term Loan, together with their successors and permitted assigns. The initial Tranche B2 Term Lenders are identified on the signature pages hereto and are set forth on Schedule 2.01.

“Tranche B2 Term Loan” has the meaning provided in Section 2.01(d).

“Tranche B2 Term Loan Commitment” means, for each Tranche B2 Term Lender, the commitment of such Lender to make a portion of the Tranche B2 Term Loan hereunder; provided that, at any time after funding of the initial Tranche B2 Term Loan, determinations of “Required Lenders” and “Required Tranche B2 Term Lenders” shall be based on the outstanding principal amount of the Tranche B2 Term Loan.

“Tranche B2 Term Loan Commitment Percentage” means for each Tranche B2 Term Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is the amount of such Lender’s Tranche B2 Term Loan Commitment (or for determinations made after the Closing Date, its share of the outstanding principal amount of the Tranche B2 Term Loans), and the denominator of which is the aggregate Tranche B2 Term Loan Commitments of all the Tranche B2 Term Lenders at such time (or, if the determination is made after Closing Date, the aggregate principal amount of outstanding Tranche B2 Term Loans at such time). The initial Tranche B2 Term Loan Commitment Percentages are set forth on Section 2.01.

“Tranche B2 Term Note” means the promissory notes substantially in the form of Exhibit 2.09-4, if any, given to evidence the Tranche B2 Term Loans, as amended, restated, modified, supplemented, extended, renewed or replaced.

“Type” means with respect to a Group Revolving Loan, a Target Revolving Loan or a Term Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Internal Revenue Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning set forth in Section 2.12(c)(i).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents of FSE or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote at the election of directors, managers or trustees thereof.

“Wholly Owned” means, with respect to any direct or indirect Subsidiary of any Person, that one hundred percent (100%) of the Capital Stock with ordinary voting power issued by such Subsidiary (other than directors’ qualifying shares and investments by foreign nationals mandated by applicable law) is beneficially owned, directly or indirectly, by such Person.

“Working Capital” shall mean, at any time, Consolidated Current Assets plus Consolidated Non-Current Assets at such time (but excluding therefrom all cash and Cash Equivalents otherwise reflected therein) minus Consolidated Current Liabilities minus Consolidated Non-Current Liabilities at such time.

Section 1.02 Interpretive Provisions. With reference to this Credit Agreement and each other Credit Document, unless otherwise provided herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)    (i) The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(ii) Unless otherwise provided or required by context, Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(iii) The term “including” is by way of example and not limitation.

(iv) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(c) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(d) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Credit Agreement or any other Credit Document.

Section 1.03 Accounting Terms; Certain Rules for Calculations; Etc. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Credit Agreement shall be prepared in conformity with, GAAP (with denominations of all amounts in Euros) applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited consolidated financial statements of FSE and its Subsidiaries for the fiscal year ended December 31, 2007, except as otherwise specifically prescribed herein.

(b) Notwithstanding any provision herein to the contrary, (A) determinations of (i) the applicable pricing level under the definition of “Applicable Margin” and (ii) compliance with the financial covenants contained in Section 8.14, shall be based on actual historic financial results for the relevant period of four consecutive fiscal quarters (and not on a Pro Forma Basis), except that (x) for all purposes of determinations for any period of four consecutive fiscal quarters ended prior to the first anniversary of the Closing Date, all financial covenants and the denominator of the Consolidated Leverage Ratio for purposes of the definition of Applicable Margin shall be determined giving pro forma effect to the APP Acquisition and the Indebtedness incurred in connection therewith as if same had been consummated or incurred, as the case may be, on the first day of such period (determined in a manner consistent with the definition of Pro Forma Basis, but only giving effect to such events) and (y) for all determinations of the Consolidated Leverage Ratio, Consolidated EBITDA shall be determined giving pro forma effect (in a manner consistent with the definition of Pro Forma Basis) to all other Material Acquisitions and all Material Dispositions effected during the relevant period of four consecutive fiscal quarters, and (B) all determinations of financial terms (including as used in the definition of “Applicable Margin” and in the financial covenants) used herein shall be calculated to exclude the assets, liabilities, operations and financial results of FMC KGaA and its Subsidiaries (and treating same as if they did not constitute Subsidiaries of FSE); provided that cash dividends actually received by FSE and its Wholly Owned Subsidiaries (other than FMC KGaA and its Subsidiaries) from FMC KGaA shall increase Consolidated EBITDA for the period in which received as provided in the last sentence of the definition of Consolidated EBITDA contained herein. In addition to the foregoing, to the extent that any covenant contained in this Credit Agreement requires a determination of compliance with the financial covenants (or determination that no Default or Event of Default would exist) on a Pro Forma Basis, then FSE shall be required to determine that, for the period of four consecutive fiscal quarters most recently ended for which financial statements are available, each of the financial covenants contained in Section 8.14(a), (b) and (c) has been satisfied, and would be satisfied if there were a redetermination thereof for such period of four consecutive fiscal quarters giving effect on a Pro Forma Basis to all Material Acquisitions, Material Dispositions, changes in the amount of Indebtedness as described in the definition of Pro Forma Basis contained herein, and the making of any Restricted Payments, in each case occurring or made after the first day of the respective period of four consecutive fiscal quarters and on or prior to the date upon which the respective determination on a Pro Forma Basis is required to be made as if all such respective actions or occurrences had occurred on the first day of the respective period of four consecutive fiscal quarters being tested.

(c) For the purposes of any determination of the Consolidated Leverage Ratio hereunder (including as used in the determination of the Applicable Margin, the Applicable Revolving Commitment Fee Percentage and in the financial covenants contained in Section 8.14), notwithstanding any requirements under or conformity with GAAP, any Dollar denominated amounts (but only Dollar denominated amounts) of Funded Debt, cash or Cash Equivalents as at the last day of any fiscal quarter will be converted into Euros using the average rate of exchange for the conversion of Dollars into Euros for the period of four consecutive fiscal quarters then ended, rather than using the exchange rates as in effect on the last day of such fiscal quarter.

(d)    (i) For purposes of determining compliance with any incurrence or expenditure tests set forth in Articles VII and/or VIII (excluding Section 8.14), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Euros) shall be converted into Euros on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Article that has an aggregate Euros limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Euros, all outstanding amounts originally incurred or spent in currencies other than Euros shall be converted into Euros on the basis of the exchange rates (as shown on Reuters ECB page 37 or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Article that regulates the Euros amount outstanding at any time), provided that, it is understood and agreed that no Default or Event of Default shall arise due to a violation of any such Article solely as a result of fluctuations in outstanding amounts originally incurred or spent in currencies other than Euros due to changes in exchange rates and not in connection with any new incurrence or expenditure; (ii) For purposes of determining compliance with Section 8.14(d), any Consolidated Capital Expenditures expended in a currency other than Euros shall be converted into Euros on the basis of the exchange rates used in preparing the financial statements required to be delivered pursuant to Section 7.01(a) for the relevant fiscal year of FSE in which such expenditures occurred.

(e) With each annual and quarterly Compliance Certificate delivered in accordance with Section 7.02(b), FSE will provide a written summary of material changes in GAAP or in the consistent application of GAAP to the extent that either affects the numeric value of any financial ratio or requirement herein or in any other Credit Document. If at any time any change in GAAP or any change in the application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and (i) FSE shall object to determining such compliance based on GAAP or the application thereof then in effect, or (ii) the Administrative Agent or the Required Lenders shall so object in writing within thirty days after delivery of such financial statements, then such calculations shall be made on a basis consistent with the most recent financial statements delivered hereunder as to which no such objection shall have been made.

Section 1.04 Rounding. Any financial ratios required to be maintained pursuant to this Credit Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05 References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Credit Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.06 Times of Day. Unless otherwise provided, all references herein to times of day shall be references to London time; provided that, in relation to any Credit Extensions of Target Revolving Loans (including by way of Target Swing Line Loans and Letters of Credit), such references shall be construed as references to New York City time.

Section 1.07 Exchange Rates; Currency Equivalents. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Credit Extensions and Outstanding Amounts denominated in Foreign Currencies; provided that (i) a Foreign Swing Line Lender may make such determinations with respect to its Foreign Swing Line Loans, and (ii) in any event, a Foreign Swing Line Lender may rely on the most recent Spot Rate determined by the Administrative Agent. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b) Determinations by the Administrative Agent (and determinations by the Foreign Swing Line Lender) pursuant to this Section 1.07 shall be conclusive absent manifest error.

Section 1.08 Additional Foreign Currencies. The Borrowers may from time to time request that Credit Extensions be made in a currency other than those specifically listed in the definition of “Available Foreign Currency”; provided that such requested currency otherwise meets the requirements set forth in such definition. Any such request shall be made to the Administrative Agent (which shall promptly notify each applicable Lender thereof) not later than 12:00 noon ten Business Days prior to the date of the desired Credit Extension. Each such Lender shall notify the Administrative Agent, not later than 12:00 noon seven Business Days after receipt of such request whether it consents, in its sole discretion, to making Loans in such requested currency. Any failure by a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Lender to make Loans in such requested currency. If all the applicable Lenders consent to making Loans in such requested currency, the Administrative Agent shall so notify FSE and such currency shall thereupon be deemed for all purposes to be an Available Foreign Currency hereunder. Upon any applicable Lender’s refusal to make Loans in the additional requested currency, the Borrowers may replace such Lender in accordance with Section 11.16.

Section 1.09 Redenomination of Certain Foreign Currencies. (a) Unless otherwise prohibited by Law, if more than one currency unit are at the same time recognized by the central bank of any country as the lawful currency of that country, then:

(i) any reference in the Credit Documents to, and any Obligations in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Administrative Agent (after consultation with FSE), and

(ii) any translation from one currency or currency unit to another shall be at the official rate of exchange recognized by the central bank for the conversion of that currency or currency unit into the other.

(b) If a change in any currency of a country occurs, this Credit Agreement will, to the extent the Administrative Agent (acting reasonably and after consultation with FSE) specifies to be necessary, be deemed amended to comply with any generally accepted conventions and market practice (including the basis of accrual of interest) in the relevant interbank market and otherwise to reflect such change in currency.

Section 1.10 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Applications related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is in effect at such time (giving effect to any permanent reductions that may have been made).

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01 Commitments. Subject to the terms and conditions set forth herein:

(a) Tranche A1 Term Loan Commitment. On the Closing Date, each of the Tranche A1 Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche A1 Term Loan Commitment) in a single advance in Dollars, in an aggregate principal amount equal to the Aggregate Tranche A1 Term Loan Committed Amount on such date (the “Tranche A1 Term Loan”), to New Finco1 as Borrower therefor. The Tranche A1 Term Loan shall be comprised solely of Eurocurrency Rate Loans. Amounts repaid on the Tranche A1 Term Loan may not be reborrowed.

(b) Tranche A2 Term Loan Commitment. On the Closing Date, each of the Tranche A2 Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche A2 Term Loan Commitment) in a single advance in Dollars, in an aggregate principal amount equal to the Aggregate Tranche A2 Term Loan Committed Amount on such date (the “Tranche A2 Term Loan”), to APP as Borrower therefor. The Tranche A2 Term Loan shall be comprised solely of Eurocurrency Rate Loans. Amounts repaid on the Tranche A2 Term Loan may not be reborrowed.

(c) Tranche B1 Term Loan Commitment. On the Closing Date, each of the Tranche B1 Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche B1 Term Loan Commitment) in a single advance in Dollars, in an aggregate principal amount equal to the Aggregate Tranche B1 Term Loan Committed Amount on such date (the “Tranche B1 Term Loan”), to New Finco1 as Borrower therefor. The Tranche B1 Term Loan shall be comprised solely of Eurocurrency Rate Loans. Amounts repaid on the Tranche B1 Term Loan may not be reborrowed.

(d) Tranche B2 Term Loan Commitment. On the Closing Date, each of the Tranche B2 Term Lenders severally agrees to make its portion of a term loan (in the amount of its respective Tranche B2 Term Loan Commitment) in a single advance in Dollars, in an aggregate principal amount equal to the Aggregate Tranche B2 Term Loan Committed Amount on such date (the “Tranche B2 Term Loan”), to APP as Borrower therefor. The Tranche B2 Term Loan shall be comprised solely of Eurocurrency Rate Loans. Amounts repaid on the Tranche B2 Term Loan may not be reborrowed.

(e) Target Revolving Loan Commitment. During the Target Revolving Commitment Period, each Target Revolving Lender severally agrees to make revolving credit loans (the “Target Revolving Loans”) in Dollars on any Business Day to APP; provided that (i) the aggregate Outstanding Amount of Target Revolving Obligations at any time outstanding shall not exceed the Aggregate Target Revolving Committed Amount at such time, and (ii) with respect to each Target Revolving Lender individually, such Revolving Lender’s participation in Target Revolving Obligations shall not exceed its respective Target Revolving Commitment as then in effect. Target Revolving Loans may be comprised of Base Rate Loans, Eurocurrency Rate Loans or a combination thereof, as APP may request in accordance with the terms hereof, and may be repaid and reborrowed in accordance with the provisions hereof.

(f) Group Revolving Loan Commitment. During the Group Revolving Commitment Period, each Group Revolving Lender severally agrees to make revolving credit loans (the “Group Revolving Loans”) in Dollars and in Available Foreign Currencies on any Business Day to Luxco; provided that (i) (A) the Dollar Equivalent of the aggregate Outstanding Amount of Group Revolving Obligations at any time outstanding shall not exceed the Aggregate Group Revolving Committed Amount at such time and (B) the Dollar Equivalent of the aggregate Outstanding Amount of Group Revolving Obligations at any time outstanding that are denominated in Alternative Foreign Currencies shall not exceed the Aggregate Group Revolving Alternative Foreign Currency Sublimit at such time, and (ii) with respect to each Group Revolving Lender individually, such Revolving Lender’s participation in Group Revolving Obligations shall not exceed its respective Group Revolving Commitment as then in effect. Group Revolving Loans shall be comprised solely of Eurocurrency Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof.

(g) L/C Commitment. During the Target Revolving Commitment Period:

(i) the L/C Issuer, in reliance upon the agreements from the Target Revolving Lenders set forth herein, agrees (A) to issue Letters of Credit in Dollars and in Available Foreign Currencies (and, at the option of the respective L/C Issuer, in Additional Agreed Foreign L/C Currencies) on any Business Day for the account of APP, for APP’s own use or for the use of its Subsidiaries, and to amend or renew Letters of Credit previously issued hereunder, in accordance with the provisions hereof, and (B) to honor drafts under Letters of Credit in accordance with their terms, and

(ii) the Target Revolving Lenders severally agree to participate in the Letters of Credit issued or existing hereunder;

provided that, at the time of any issuance or extension of any Letter of Credit, (i) the aggregate amount of L/C Obligations shall not exceed TWENTY MILLION DOLLARS ($20,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “L/C Committed Amount”), (ii) (A) the aggregate Outstanding Amount of Target Revolving Obligations shall not exceed the Aggregate Target Revolving Committed Amount as then in effect and (B) the aggregate Outstanding Amount of Target Revolving Obligations in Foreign Currencies shall not exceed the Aggregate Target Revolving Foreign Currency Sublimit, and (iii) with respect to each Target Revolving Lender individually, such Target Revolving Lender’s Target Revolving Commitment Percentage of the Outstanding Amount of Target Revolving Obligations shall not exceed its respective Target Revolving Committed Amount as then in effect. Subject to the terms and conditions hereof, APP’s ability to obtain Letters of Credit shall be fully revolving, and accordingly APP may obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Existing Letters of Credit shall be deemed to have been issued hereunder and shall be subject to and governed by the terms and conditions hereof.

(h) Target Swing Line Commitment. During the Target Revolving Commitment Period, each Target Swing Line Lender agrees to make revolving credit loans (the “Target Swing Line Loans”) in Dollars on any Business Day to APP; provided that, at the time of the making of any Target Swing Line Loan, (i) the aggregate outstanding principal amount of Target Swing Line Loans shall not exceed FIFTY MILLION DOLLARS ($50,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Target Swing Line Committed Amount”) and (ii) the aggregate Outstanding Amount of Target Revolving Obligations shall not exceed the Aggregate Target Revolving Committed Amount as then in effect. Target Swing Line Loans shall be comprised solely of Base Rate Loans, and may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon making a Target Swing Line Loan, each Target Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Target Swing Line Lender a risk participation in such Target Swing Line Loan in an amount equal to the product of such Target Revolving Lender’s Target Revolving Commitment Percentage of such Target Swing Line Loan.

(i) Group Swing Line Commitment. During the Group Revolving Commitment Period, each of the Group Swing Line Lenders agrees to make revolving credit loans (the “Group Swing Line Loans”) in Dollars or in any Available Foreign Currency on any Business Day to Luxco; provided that, at the time of the making of any Group Swing Line Loan, (i) the aggregate outstanding principal amount of Group Swing Line Loans shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000) (as such amount may be decreased in accordance with the provisions hereof, the “Group Swing Line Committed Amount”), (ii) the aggregate Outstanding Amount of Group Revolving Obligations shall not exceed the Aggregate Group Revolving Committed Amount as then in effect and (iii) the aggregate Outstanding Amount of Group Revolving Obligations in Alternative Foreign Currencies shall not exceed the Aggregate Group Revolving Alternative Foreign Currency Sublimit. Group Swing Line Loans shall be comprised solely of Eurocurrency Rate Loans, and in each case may be repaid and reborrowed in accordance with the provisions hereof. Immediately upon making a Group Swing Line Loan, each Group Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Group Swing Line Lender a risk participation in such Group Swing Line Loan in an amount equal to the product of such Group Revolving Lender’s Group Revolving Commitment Percentage of such Group Swing Line Loan.

(j) Incremental Group Revolving Facilities. Any time upon or after the later of (x) the completion of Primary Syndication and (y) the date the Administrative Agent has determined that the credit facilities established hereunder have been successfully syndicated, FSE or Luxco may, upon written notice to the Administrative Agent, establish additional group revolving credit facilities (the “Incremental Group Revolving Facilities”) by increasing the Aggregate Group Revolving Committed Amount as provided in Section 2.01(k), provided that:

(i) the aggregate amount of Incremental Group Revolving Facilities established pursuant to this Section 2.01(j) will not exceed $200 million in the aggregate (for each such Facility, measured at the time each such facility is fixed);

(ii) no Default or Event of Default shall have occurred and be continuing or shall result after giving effect to any such Incremental Group Revolving Facility;

(iii) the making of any loans pursuant to any Incremental Group Revolving Facility shall be subject to the satisfaction of the conditions to the making of a Credit Extension under Section 5.02;

(iv) FSE or Luxco will provide (A) a compliance certificate from a Responsible Officer confirming that no Default or Event of Default shall exist immediately after giving effect to the establishment of the respective Incremental Group Revolving Facility and, if after the Closing Date, demonstrating compliance with the financial covenants hereunder after giving effect to the respective Incremental Group Revolving Facility (and any anticipated immediate utilization thereof) and (B) if after the Closing Date, supporting resolutions, legal opinions, promissory notes and other items as may be reasonably required by the Administrative Agent and the Lenders providing commitments for the respective Incremental Group Revolving Facility;

(v) contemporaneously with any increase to the Aggregate Group Revolving Committed Amount (and as a condition thereto) there shall be a like increase to the amount of the Luxco Intercompany Revolving Loan Facility, in each case pursuant to documentation executed by the parties thereto and reasonably satisfactory to the Administrative Agent; and

(vi) to the extent reasonably necessary or desirable in the judgment of the Administrative Agent, (x) acknowledgements by the Credit Parties of the increase to the aggregate Group Revolving Committed Amount and the applicability of their respective obligations under the Credit Documents to the increased obligations pursuant thereto, and (y) amendments to the Collateral Documents and Intercompany Loan Guarantee and Security Documents, in each case pursuant to documentation reasonably satisfactory to the Administrative Agent.

In connection with the establishment of any Incremental Group Revolving Facility, (A) none of the Lenders, including the Arrangers, shall have any obligation to provide commitments or loans for any Incremental Group Revolving Facility without their prior written approval and (B) Schedule 2.01 will be revised to reflect the Group Revolving Lenders, Group Revolving Commitments and Group Revolving Commitment Percentages after giving effect to the establishment of any Incremental Group Revolving Facility.

(k) Commitments for Incremental Group Revolving Facilities. Subject to Section 2.01(j), FSE or Luxco may establish Incremental Group Revolving Facilities by increasing the Aggregate Group Revolving Committed Amount, provided that:

(i) any new lender providing commitments for any Incremental Group Revolving Facility must be reasonably acceptable to the Administrative Agent;

(ii) lenders providing commitments for any Incremental Group Revolving Facility will, prior to the effectiveness of the respective Incremental Group Revolving Facility, provide a Group Revolving Loan Joinder Agreement or other agreement reasonably acceptable to the Administrative Agent;

(iii) concurrently with the effectiveness of the commitments for any Incremental Group Revolving Facility there shall occur an automatic adjustment to the participations of all Group Revolving Lenders (including those providing the respective Incremental Group Revolving Facility) in all then outstanding Group Swing Line Loans to give effect to the revised Group Revolving Commitment Percentages of the various Group Revolving Lenders; and

(iv) if any Group Revolving Loans are outstanding at the time of any such increase, Luxco will make such payments and borrowings of Group Revolving Loans (including payment of any break-funding amounts owing under Section 3.05) as may be necessary to give effect to the revised commitment amounts and percentages, it being agreed that the Administrative Agent shall, in consultation with Luxco, manage the allocation of the revised Group Revolving Commitment Percentages to the existing Eurocurrency Rate Loans in such a manner (to the extent practicable) as to minimize the amounts so payable by Luxco.

Any Incremental Group Revolving Facility so established shall have terms identical to the Group Revolving Commitments (and related Group Revolving Loans) existing on the Closing Date, except for fees payable to Lenders providing commitments for the Incremental Group Revolving Facility.

Section 2.02 Borrowings, Conversions and Continuations of Loans. (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the applicable Borrower’s irrevocable notice to the Administrative Agent pursuant to a written Loan Notice, appropriately completed and signed by a Responsible Officer or duly authorized signatory of the applicable Borrower. Each such Loan Notice (except as otherwise set forth in Sections 2.13 and 2.14 with respect to Swing Line Loans) must be received by the Administrative Agent not later than 9:00 a.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Dollars, Euros or Sterling (ii) four Business Days prior to the requested date of any Borrowing of, conversion to or continuation of any Eurocurrency

Rate Loans denominated in Available Foreign Currencies (other than Euros, Sterling and Japanese yen), (iii) five Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in Japanese yen and (iv) on the Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount which is equal to or in excess of the Minimum Principal Amount. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1 million or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (A) whether such Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (B) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C) the principal amount and Tranche of Loans to be borrowed, converted or continued, (D) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (E) if applicable, the requested duration of the Interest Period with respect thereto. If such Borrower fails to specify a Type of Loan in a Loan Notice or if such Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If such Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of three months.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Commitment Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the relevant Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 5.02 (and, if such Borrowing is the initial Credit Extension, Section 5.01), the Administrative Agent shall make all funds so received available to the applicable Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of such Borrower or Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by such Borrower or Borrowers; provided, however, that (i) if such Borrowing is a Borrowing of Group Revolving Loans and on the date of such Borrowing, there are Group Swing Line Loans outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Group Swing Line Loans, and second, to Luxco as provided above and (ii) if such Borrowing is a Borrowing of Target Revolving Loans and on the date of such Borrowing, there are Target Swing Line Loans or L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, second, to the payment in full of any such Target Swing Line Loans, and third, to APP as provided above.

(c) Except as otherwise provided herein, without the consent of the Required Lenders, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of an Event of Default, (i) no Target Revolving Loan may be requested as, converted to or continued as a Eurocurrency Rate Loan and (ii) at the request of the Required Lenders, any outstanding Target Revolving Loan that is a Eurocurrency Rate Loan denominated in Dollars shall be converted immediately to a Base Rate Loan.

(d) The Administrative Agent shall promptly notify the applicable Borrower or Borrowers (with a copy to FSE) and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify FSE and the Lenders of any change in DBNY’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e) No Interest Period may be selected (whether pursuant to a new Borrowing, a conversion or a continuation) with respect to any Eurocurrency Rate Loans if the amount of the respective Borrowing to which such Interest Period would apply shall be less than the Minimum Principal Amount. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, (i) there shall not be more than six Interest Periods in effect with respect to the Tranche A1 Term Loan, (ii) there shall not be more than six Interest Periods in effect with respect to the Tranche A2 Term Loan, (iii) there shall not be more than six Interest Periods in effect with respect to the Tranche B1 Term Loan, (iv) there shall not be more than six Interest Periods in effect with respect to the Tranche B2 Term Loan; provided in each case that, for purposes hereof, Interest Periods with respect to Loans (whether or not of the same Type) with separate or different Interest Periods will be considered as separate Interest Periods, even if such Interest Periods end on the same date, and (v) there shall not be more than ten Target Revolving Loans or ten Group Revolving Loans outstanding at any time.

(v) Notwithstanding the foregoing, the provisions of Sections 2.13 and 2.14 shall apply with respect to Swing Line Loans.

Section 2.03 Interest. (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of the Eurocurrency Rate plus the Applicable Margin, and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin.

(b) If any amount payable by the Borrowers under any Credit Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Furthermore, upon the request of the Required Lenders, while any Event of Default exists, the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.04 Fees. (a) FSE shall pay to the Arrangers, for their own respective accounts, fees in the amounts and at the times specified in the Fee Letter.

(b) The Borrowers shall pay to the Lenders, for their own respective accounts, such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified; provided that for all periods before the Borrowers become a party to this Credit Agreement, the respective obligations of the Borrowers pursuant to this sentence shall instead constitute direct obligations of FSE.

(c) FSE shall pay to the Administrative Agent and the Collateral Agent for their own respective accounts, fees in the amounts and at the times specified in the Agency Fee Letter.

(d) FSE shall pay (or shall cause New Finco1 to pay) to the Administrative Agent for the account of each Tranche A1 Term Lender and each Tranche B1 Term Lender a commitment fee which shall accrue at the rate per annum of ***** % on the amount of the respective such Lender’s Tranche A1 Term Loan Commitment and Tranche B1 Term Loan Commitment, as in effect from time to time, for the period from and including the Commitment Fee Start Date until the earlier to occur of the Closing Date or the termination of the respective such commitments. APP agrees to pay to the Administrative Agent for the account of each Tranche A2 Term Lender and each Tranche B2 Term Lender a commitment fee which shall accrue at the rate per annum of ***** % on the amount of such Lender’s Tranche A2 Term Loan Commitment and Tranche B2 Term Loan Commitment, as in effect from time to time, for the period from and including the Commitment Fee Start Date until the earlier to occur of the Closing Date or the termination of the respective such commitments; provided that for all periods before APP becomes a party to this Credit Agreement, the obligations of APP pursuant to this sentence shall instead constitute direct obligations of FSE. All payments of commitment fees pursuant to this clause (d) (collectively, “Term Loan Commitment Fees”) shall be due and payable on the last Business Day of each March, June, September and December occurring after the date of this Credit Agreement and on the Closing Date or such earlier date upon which the respective commitments terminate.

(e) FSE shall pay (or shall cause Luxco to pay) to Administrative Agent for the account of the Group Revolving Lenders, for distribution to them in accordance with their Group Revolving Commitment Percentages on the dates such fees are paid (but subject to equitable adjustment as determined by the Administrative Agent if the aggregate Group Revolving Committed Amount has been increased during the respective period in accordance with the provisions of Sections 2.01(j) and (k)), a commitment fee which shall accrue at the rate per annum equal to the Applicable Revolving Commitment Fee Percentage on the actual daily amount by which the Aggregate Group Revolving Committed Amount exceeds the Outstanding Amount of the Group Revolving Loans from time to time. APP shall pay to the Administrative Agent for the account of the Target Revolving Lenders (in accordance with their respective

Target Revolving Commitment Percentages on the dates such fees are paid), a commitment fee which shall accrue at the rate per annum equal to the Applicable Revolving Commitment Fee Percentage on the actual daily amount by which the Aggregate Target Revolving Committed Amount exceeds the Outstanding Amount of Target Revolving Loans and L/C Obligations from time to time; provided that for all periods prior to the joinder of APP to this Credit Agreement as a party hereto the obligations pursuant to this sentence shall instead constitute direct obligations of FSE. Commitment Fees payable pursuant to this clause (e) (“Revolving Commitment Fees”) shall accrue at all times during the period commencing on the Commitment Fee Start Date and ending on the Revolving Loan Termination Date or, with respect to the Group Revolving Commitments or Target Revolving Commitments, on any earlier date upon which same are terminated in their entirety. Revolving Commitment Fees shall be due and payable on the last Business Day of each March, June, September and December occurring after the date of this Credit Agreement and, with respect to the Group Revolving Commitments or Target Revolving Commitments, on the Revolving Loan Termination Date or any earlier date upon which same are terminated. The Borrowers understand and agree that, in accordance with the preceding provisions of this Section 2.04(e), Swing Line Loans shall not be deducted from the Aggregate Group Revolving Committed Amount or the Aggregate Target Revolving Committed Amount in determining the Revolving Commitment Fees payable hereunder.

(f) Letter of Credit Fees. APP shall pay to the Administrative Agent for the account of each Target Revolving Lender in accordance with its Target Revolving Commitment Percentage a Letter of Credit fee for each Letter of Credit which shall accrue at a rate per annum equal to the Applicable Margin on the daily maximum amount available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). Such fees (“Letter of Credit Fees”) shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December for the period beginning on the last Business Day of the immediately preceding calendar quarter and ended on such date, commencing with the first such date to occur after the issuance of such Letter of Credit. Such fees shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount of each Letter of Credit shall be computed and multiplied by the Applicable Margin for Letters of Credit separately for each period during such quarter that such Applicable Margin was in effect.

(g) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. APP shall pay directly to each L/C Issuer for its own account a fronting fee with respect to each Letter of Credit in the amounts and at the times separately agreed upon in writing; provided that the fronting fee for each Letter of Credit shall be no more than fifteen basis points (0.15%) of the face amount thereof. In addition, APP shall pay directly to each L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of each L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

Section 2.05 Repayment of Loans.

(a) Tranche A Term Loan. The principal amounts of the Tranche A1 Term Loan and the Tranche A2 Term Loan shall be payable in scheduled installments on the dates set out below (or, if such date is not a Business Day, the immediately succeeding Business Day), in each case in the amount set forth opposite the each such date below (expressed as a percentage of the original principal amounts of the Tranche A1 Term Loan and the Tranche A2 Term Loan respectively) and subject to adjustment in connection with prepayment made pursuant to Section 2.06:

Repayment Date	Amount Repayable
Period after Closing Date	Tranche A1 Term Loan	Tranche A2 Term Loan
9 months	2.7%	2.7%
15 months	4.8%	4.8%
21 months	4.8%	4.8%
27 months	9.5%	9.5%
33 months	9.5%	9.5%
39 months	15.0%	15.0%
45 months	15.0%	15.0%
51 months	15.0%	15.0%
57 months	15.0%	15.0%
60 months	8.7%	8.7%

(b) Tranche B Term Loan. The principal amounts of each of the Tranche B1 Term Loan and the Tranche B2 Term Loan shall be payable in consecutive semi-annual installments on the dates set out below (or, if such date is not a Business Day, the immediately succeeding Business Day), in each case in the amount set forth opposite the each such date below (expressed as a percentage of the original principal amounts of the Tranche B1 Term Loan and the Tranche B2 Term Loan respectively) and subject to adjustment in connection with prepayment made pursuant to Section 2.06:

Repayment Date	Amount Repayable
Period after Closing Date	Tranche B1 Term Loan	Tranche B2 Term Loan
9 months	0.75%	0.75%
15 months	0.5%	0.5%
21 months	0.5%	0.5%

Repayment Date	Amount Repayable
27 months	0.5%	0.5%
33 months	0.5%	0.5%
39 months	0.5%	0.5%
45 months	0.5%	0.5%
51 months	0.5%	0.5%
57 months	0.5%	0.5%
63 months	0.5%	0.5%
69 months	0.5%	0.5%
72 months	94.25%	94.25%

(d) Revolving Loans. Luxco shall repay to the Group Revolving Lenders on the Revolving Loan Termination Date the aggregate principal amount of Group Revolving Loans outstanding on such date. APP shall repay to the Target Revolving Lenders on the Revolving Loan Termination Date the aggregate principal amount of Target Revolving Loans outstanding on such date.

(e) Swing Line Loans. Luxco shall repay each Group Swing Line Loan on the earliest to occur of (i) the date of demand for repayment by the Group Swing Line Lender, (ii) the date of any payment under Section 2.06(b), (iii) the date which is fourteen Business Days following the advance of such Group Swing Line Loan and (iv) the Termination Date. APP shall repay each Target Swing Line Loan on the earliest to occur of (i) the date of demand for repayment by the Target Swing Line Lender, (ii) the date of any payment under Section 2.06(b), (iii) the date which is fourteen Business Days following the advance of such Target Swing Line Loan and (iv) the Termination Date.

Section 2.06 Prepayments.

(a) Voluntary Prepayments. The Loans may be repaid in whole or in part without premium or penalty (except, in the case of Loans other than Base Rate Loans, amounts payable pursuant to Section 3.05); provided that:

(i) in the case of Loans other than Swing Line Loans, (A) notice thereof must be received by 12:00 noon by the Administrative Agent at least (1) one Business Day prior to the date of prepayment of Eurocurrency Rate Loans denominated in Dollars, (2) three Business Days prior to the date of prepayment of Eurocurrency Rate Loans denominated in Euros, (3) four

Business Days prior to the date of prepayment of Eurocurrency Rate Loans denominated in other Available Foreign Currencies, and (4) on the Business Day prior to the date of prepayment of Base Rate Loans, and (B) any such prepayment shall be in the Minimum Principal Amount or the entire principal amount thereof, if less;

(ii)(A) in the case of Dollar Denominated Swing Line Loans, (1) notice thereof must be received by 2:00 p.m. by the applicable Swing Line Lender on the date of prepayment (with a copy to the Administrative Agent) and (2) any such prepayments shall be in the same minimum principal amount as for advances thereof (or any lesser amount as may be acceptable to the applicable Swing Line Lender), and (B) in the case of Foreign Currency Swing Line Loans, notice thereof must be received by 2:00 p.m. by the applicable Swing Line Lender on the Business Day prior to the date of prepayment (with a copy to the Administrative Agent) and (2) any such prepayments shall be in the same minimum principal amount as for advances thereof (or any lesser amount as may be acceptable to the applicable Swing Line Lender); and

(iii) any voluntary prepayments on the Loans shall be applied as set forth in Section 2.06(c)(i).

Each such notice of voluntary repayment hereunder shall be irrevocable and shall specify the date and amount of prepayment and the Loans and Types of Loans which are to be prepaid. The Administrative Agent will give prompt notice to the applicable Lenders of any prepayment on the Loans and the Lender’s interest therein. Prepayments of Eurocurrency Rate Loans hereunder shall be accompanied by accrued interest thereon and breakage amounts, if any, under Section 3.05.

(b) Mandatory Prepayments.

(i) Dispositions. Prepayment will be made on the Loan Obligations on the Business Day following receipt of any Net Cash Proceeds required to be prepaid pursuant to the terms of clauses (A) and (B) hereof in an amount equal to one hundred percent (100%) of the Net Cash Proceeds received from any Disposition by any member of the Consolidated Group (other than in connection with a Disposition permitted by Section 8.05(a), a Sale and Leaseback Transaction permitted by Section 8.05(c) or any Disposition to another member of the Consolidated Group permitted by subsection (d) of Section 8.05) to the extent (A) such proceeds are not reinvested in assets (other than inventory or working capital) used or to be used in the businesses permitted pursuant to Section 8.07 within twelve months of the date of such Disposition and (B) the aggregate amount of such proceeds that are not reinvested in accordance with clause (A) hereof exceeds €10 million in any fiscal year; provided that, any such reinvestment in assets in accordance with clause (A) hereof shall (x) in the case of Dispositions by any member of the APP Group, be reinvested in such assets of APP and its Subsidiaries (with any Dispositions by members of the APP Group that are Domestic Subsidiaries being reinvested in assets of members of the APP Group that are also Domestic Subsidiaries) and (y) in the case of Dispositions by any member of the Kabi Group, be reinvested in such assets of the Kabi Group (with any Dispositions by members of the Kabi Group that are Domestic Subsidiaries being reinvested in assets of members of the Kabi

Group that are also Domestic Subsidiaries); provided further that up to €200 million of the Net Cash Proceeds received in aggregate from Dispositions by members of the Kabi Group may be reinvested in accordance with clause (A) hereof as if the restrictions in the foregoing clause (y) did not apply.

(ii) Debt Transactions. Prepayment will be made on the Loan Obligations in an amount equal to one hundred percent (100%) of the Net Cash Proceeds from any Debt Transactions, on the Business Day following receipt thereof.

(iii) Change of Control; Re-Allocation Event. If a Change of Control or a Re-Allocation Event occurs, the Commitments of each Lender shall be reduced to zero and all Outstanding Amounts shall be immediately repaid in full (or, in the case of L/C Obligations other than Unreimbursed Amounts, cash collateralized as provided in clause (xii) below) together with unpaid interest accrued thereon and all other amounts then due and payable pursuant to any other provision of this Credit Agreement.

(iv) Equity Transactions. Prepayment will be made on the Loan Obligations in an amount equal to a percentage of the Net Cash Proceeds from Equity Transactions (other than Excluded Equity Transactions) occurring after the Closing Date equal to (A) seventy-five percent (75%) where the Consolidated Leverage Ratio will be greater than 4.0:1.0 after giving effect thereto on a Pro Forma Basis, (B) fifty percent (50%) where the Consolidated Leverage Ratio will be equal to or less than 4.0:1.0, but greater than 3.0:1.0, after giving effect thereto on a Pro Forma Basis and (C) twenty-five percent (25%) where the Consolidated Leverage Ratio will be equal to or less than 3.0:1.0, after giving effect thereto on a Pro Forma Basis; provided that in the case of any Equity Transaction involving an equity issuance by any Subsidiary of FSE, the foregoing percent shall in each case be 100% . Any prepayment in respect of an Equity Transaction hereunder will be payable on the Business Day following receipt thereof.

(v) Intercompany Loan Repayments. On each date upon which New Finco1 receives any repayment of principal with respect to the New Finco1 Intercompany Term Loan, New Finco1 shall utilize an amount equal to 100% of such repayment to repay then outstanding principal of Term Loans incurred by it hereunder; provided that, if a repayment of the New Finco 1 Intercompany Term Loan is the means utilized by the Consolidated Group to repatriate Net Cash Proceeds required to be used to make repayments of the Term Loans incurred by New Finco 1 and owing as a result of Sections 2.06(b)(i), (ii), (iv) and/or (viii), this clause (v) shall not require duplicative prepayments of the Term Loans incurred by New Finco 1 so long as, after giving effect to the respective repayments of the New Finco 1 Intercompany Term Loans there would be no repayment owing pursuant to following clause (vi). On each date upon which LuxCo receives any repayment of principal of any LuxCo Intercompany Revolving Loans, LuxCo shall utilize an amount equal to 100% of such repayment to repay then outstanding principal of Group Swing Line Loans and/or Group Revolving Loans.

(vi) Finance Subsidiary Loan Coverage. If on any date, after giving effect to any mandatory prepayments required on such date pursuant to subsection (b)(v) above, the then Outstanding Amount of the Tranche A1 Term Loan and Tranche B1 Term Loan exceeds the aggregate amount of cash and Cash Equivalents then held (and owned) by New Finco1 and the then outstanding principal amount of the New Finco1 Intercompany Term Loans then owed to (and owned by) New Finco1, New Finco 1 shall be obligated on such date to repay the outstanding principal amount of the Tranche A1 Term Loan and/or Tranche B1 Term Loan in an amount equal to such excess. In addition, if on any date, after giving effect to any mandatory repayments on such date required pursuant to subsection (b)(v) above, the aggregate Outstanding Amount of Group Revolving Obligations exceeds the amount of cash and Cash Equivalents then held (and owned) by LuxCo plus the then aggregate outstanding principal amount (taking the Dollar Equivalent of any amounts denominated in Foreign Currencies) of the LuxCo Intercompany Revolving Loans then owed to (and owned by) LuxCo, LuxCo shall be required to repay then outstanding principal of Group Revolving Loans and/or Group Swing Line Loans in amount equal to such excess.

(vii) Existing Notes. In the event that the Existing Notes due 2013 have not been refinanced (or arrangements for their refinancing or extension (to a date at least one year after the Tranche B Term Loan Termination Date) reasonably satisfactory to the Administrative Agent have not been made) on or prior to June 30, 2012, then on June 30, 2012 the Commitments of each Lender shall be reduced to zero and all Outstanding Amounts shall be required to be immediately repaid in full (or, in the case of L/C Obligations other than Unreimbursed Amounts, cash collateralized as provided in clause (xii) below) together with unpaid interest accrued thereon and all other amounts payable pursuant to any other provision of this Credit Agreement.

(viii) Recovery Events. Prepayment will be made on the Loan Obligations in an amount equal to 100% of the Net Cash Proceeds received by any member of the Consolidated Group from any Recovery Event (other than Recovery Events where the Net Cash Proceeds therefrom do not exceed €1 million) and payable on the Business Day following receipt thereof, provided, however, that such Net Cash Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and FSE has delivered a certificate to the Administrative Agent on such date stating that such Net Cash Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Cash Proceeds were paid (or similar replacement properties or assets) within twelve months following the date of the receipt of such Net Cash Proceeds (which certificate shall set forth the estimates of the Net Cash Proceeds to be so expended), and provided, further, that if all or any portion of such Net Cash Proceeds not required to be so applied pursuant to the preceding proviso are not so used within twelve months after the date of the receipt of such Net Cash Proceeds (or such earlier date, if any, as FSE or the relevant Subsidiary determines not to reinvest the Net Cash Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 2.06(b)(viii) without regard to the immediately preceding proviso.

(ix) Target Revolving Obligations. If at any time the then aggregate Outstanding Amount of Target Revolving Obligations exceeds the Aggregate Target Revolving Committed Amount at such time, then on such date APP shall repay then outstanding principal of Target Revolving Loans, Target Swing Line Loans and/or L/C Obligations as described in clause (b) of the definition thereof in an amount equal to such excess; provided, however, if the respective excess exceeds the aggregate amount of prepayments required above, APP shall be required to Cash Collateralize L/C Obligations of the type described in clause (a) of the definition thereof in such amounts so that, after giving effect thereto, the aggregate Outstanding Amount of Target Revolving Obligations (less any cash or cash balances held to Cash Collateralize outstanding Letters of Credit) would not exceed the Aggregate Target Revolving Committed Amount at such time. If at any time the Dollar Equivalent of all L/C Obligations denominated in Foreign Currencies exceeds the Aggregate Target Revolving Foreign Currency Sublimit at such time, APP shall be required to Cash Collateralize L/C Obligations of the type described in clause (a) of the definition thereof that are denominated in Foreign Currencies in such amounts so that, after giving effect thereto, the aggregate Outstanding Amount of Target Revolving Obligations denominated in Foreign Currencies (less any cash or cash balances held to Cash Collateralize outstanding Letters of Credit) would not exceed the Aggregate Target Revolving Foreign Currency Sublimit at such time.

(x) Group Revolving Loans. If at any time the then aggregate Outstanding Amount of Group Revolving Obligations exceeds the Aggregate Group Revolving Committed Amount at such time, then on such date LuxCo shall repay then outstanding principal of Group Revolving Loan and/or Group Swing Line Loans in an amount equal to such excess. If at any time the Dollar Equivalent of all Group Revolving Obligations denominated in Alternative Foreign Currencies exceeds the Aggregate Group Revolving Alternative Foreign Currency Sublimit at such time, outstanding principal of Group Revolving Loans and/or Group Swing Line Loans, in each case denominated in Alternative Foreign Currencies shall be repaid in an amount equal to such excess.

(xi) Swing Line Loans. If at any time (A) the aggregate principal amount of Target Swing Line Loans shall exceed the Target Swing Line Committed Amount, or (B) the aggregate Outstanding Amount of Group Swing Line Loans shall exceed the Group Swing Line Committed Amount, immediate prepayment will be made of the principal of outstanding Target Swing Line Loans (in the case of preceding clause (A)) or Group Swing Line Loans (in the case of preceding clause (B)), in such amounts as shall be required to eliminate such excess.

(xii) L/C Obligations. If at any time the aggregate Outstanding Amount of L/C Obligations shall exceed the L/C Committed Amount, immediate payment will be made to Cash Collateralize the respective such L/C Obligations in an amount equal to such excess.

(xiii) Termination. In addition to any other mandatory prepayments pursuant to this Section 2.06(b), all then outstanding Loans shall be repaid in full on the respective Termination Date for such Tranche of Loans.

(c) Application. Within each Tranche, prepayments will be applied first to Base Rate Loans, then to Eurocurrency Rate Loans in direct order of Interest Period maturities; provided that, with respect to prepayments of any Tranche of Revolving Obligations, the Administrative Agent may first allocate such prepayments to outstanding Swing Line Loans under the respective such Tranche. In addition:

(i) Voluntary Prepayments. Subject to subsection (c)(iii) below, voluntary prepayments shall be applied as FSE may direct. Voluntary prepayments on the Loan Obligations of any Tranche will be paid by the Administrative Agent to the respective Lenders participating in such Tranche ratably in accordance with their respective interests therein; provided that the voluntary prepayments of Swing Line Loans shall be paid to the respective Swing Line Lender.

(ii) Mandatory Prepayments. Mandatory prepayments in respect of the Revolving Commitments under subsections (b)(ix), (x), (xi) and (xii) above shall be applied to the respective Revolving Obligations as appropriate. Mandatory prepayments pursuant to preceding subsections (b)(iii) and (vii) shall require the repayment in full of all then outstanding Loan Obligations, and will be applied by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein. Subject to subsection (c)(iii) below, mandatory repayments pursuant to subsections (b)(i), (ii), (iv) and (viii) above shall be required to be made (i) pro rata to the Term Loans until paid in full and (ii) to the extent in excess thereof, to reduce the then outstanding Target Revolving Commitments and Group Revolving Commitments on a pro rata basis (based on the relative outstanding amounts thereof). Mandatory prepayments required pursuant to subsection (b)(v) above shall be applied (x) if made pursuant to the first sentence thereof, to then outstanding principal of the Tranche A1 Term Loan and/or Tranche B1 Term Loan which correlate to the New Finco1 Intercompany Term Loan so repaid and (y) pursuant to the second sentence of said clause (v) shall be applied to repay then outstanding principal of Group Revolving Loans. Mandatory prepayments pursuant to subsection (b)(vi) shall be applied (x) in the case of the first sentence thereof, to the Tranche A1 Term Loan and Tranche B1 Term Loan on a pro rata basis or (y) pursuant to the second sentence of such clause shall be applied to repay then outstanding Group Revolving Loans. All mandatory repayments of any Tranche of Term Loans shall be applied on a pro rata basis to reduce the scheduled installments thereof which are owing pursuant to Section 2.05 on a pro rata basis; provided that, at the option of the respective Borrower, any such payment may be applied, first against the next four scheduled repayment installments of the respective Tranche of Term Loan in chronological order of maturity until each such repayment installment is reduced by 50% of its original scheduled amount and thereafter pro rata to the remaining principal amortization installments on the relevant Tranche of Term Loans.

(iii) Tranche B Term Loans. Notwithstanding anything to contrary contained in the preceding subsection (c)(ii) above, with respect to mandatory prepayments of the Tranche B1 Term Loan and Tranche B2 Term Loan required by subsections (b)(i), (ii), (iv) and (viii) above, the amounts required to be applied to prepay principal of such Tranche B1 Term Loan and Tranche B2

Term Loan shall be delivered to the Administrative Agent and held by it for application to the required prepayment of such Loans otherwise required by the preceding provisions of this Section 2.06) on the date which is five Business Days after the date the respective mandatory prepayment would otherwise have been made. At the time of the receipt of such amounts, the Administrative Agent shall notify the respective Lenders of the Tranche B1 Term Loan and Tranche B2 Term Loan of the respective amounts they will receive. If any Lender participating in the Tranche B1 Term Loan or Tranche B2 Term Loan, as the case may be, notifies the Administrative Agent at least one (1) Business Day prior to the application of such amount to its outstanding Tranche B1 Term Loan or Tranche B2 Term Loan that it declines to accept such payment, the Administrative Agent shall instead use such amount to repay (i) first, the Loans of the respective Tranche of other Lenders who have not declined the prepayment, (ii) second, to non-declining Lenders from the other such Tranche (i.e. in case the declining Lender is of the Tranche B1 Term Loan, to non-declining Lenders of the Tranche B2 Term Loan, and if the declining Lender is with respect to the Tranche B2 Term Loan to non-declining Lenders of the Tranche B1 Term Loan) and (iii) third, the Tranche A1 Term Loan and Tranche A2 Term Loan on a pro rata basis (based on the relative outstanding principal amounts that are owed). Any additional interest owing as a result of the five Business Day delay described above shall be for the account of the respective Borrower.

Section 2.07 Termination or Reduction of Commitments.

(a) Voluntary Reductions. (1) The Group Revolving Commitments and/or the Target Revolving Commitments hereunder may be permanently reduced in whole or in part without premium or penalty by notice from FSE or APP, as applicable, to the Administrative Agent; provided that (i) any such notice thereof must be received by 12:00 noon by the Administrative Agent at least three Business Days prior to the date of reduction or termination and any such reduction to the Group Revolving Commitments or Target Revolving Commitments, as the case may be, shall be in a principal amount $1 million and integral multiples of $1 million in excess thereof, and (ii) no reduction to Group Revolving Commitments or Target Revolving Commitments may be made hereunder if same would give rise to a required mandatory payment under Section 2.06(b)(ix) or (x), as the case may be, unless the respective reduction to Commitments is accompanied by the payment which would be owing pursuant to the respective such subsection. The Administrative Agent will give prompt notice to the applicable Lenders of any such reduction in Commitments and the Lender’s portion thereof. Any such reduction in Revolving Commitments will be accompanied by payment of fees which have accrued but have not been paid in respect of the Commitments that are being terminated.

(2) All Commitments hereunder may be permanently terminated prior to the occurrence of the Closing Date and the initial Credit Extension hereunder by notice from FSE to the Administrative Agent. The Administrative Agent will give prompt notice to the applicable Lenders of any such termination of the Commitments. Any such termination of the Commitments will be accompanied by payment of fees which have accrued but have not been paid in respect of the Commitments.

(b) Mandatory Reductions. (A) All Commitments hereunder shall terminate (i) on March 31, 2009 if the Closing Date has not occurred on or prior to such date; (ii) on such earlier date, if any, upon which the APP Merger Agreement is terminated (other than with respect to ongoing confidentiality, indemnity and similar provisions); and (iii) as provided in Sections 2.06(b)(iii) and (vii).

(B) The Aggregate Revolving Commitments shall be terminated as provided in Section 2.07(b). The Aggregate Revolving Commitments shall also be permanently reduced at the times, and in the amounts, provided in Section 2.06(c)(ii). The Aggregate Revolving Commitments will not be permanently reduced by amounts prepaid on the Revolving Obligations in respect of prepayments under subsections (b)(v), (b)(vi), (b)(ix), (b)(x), (b)(xi) and (b)(xii) of Section 2.06.

Section 2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by DBNY’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year) or, in the case of interest in respect of Loans denominated in Foreign Currencies as to which market practice differs from the foregoing, in accordance with such market practice. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.

Section 2.09 Evidence of Debt. (a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon, and shall serve as the basis for determining amounts due and payable in connection with enforcement of this Credit Agreement and the Collateral Documents. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender (including the schedules to such Lender’s Notes, if any) and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. The respective Borrowers shall execute and deliver to the Administrative Agent (i) a Tranche A1 Term Note for each Tranche A1 Term Lender that so requests, (ii) a Tranche A2 Term Note for each Tranche A2 Term Lender that so requests, (iii) a Tranche B1 Term Note for its Tranche B1 Term Lender that so requests, (iv) a Tranche B2 Term Note for each Tranche B2 Term Lender that so requests, (v) a Target Revolving Note for each Target Revolving Lender that so requests, and (vi) a Group Revolving Note for each Group Revolving Lender that so requests, which Notes, in addition to such accounts or records, shall evidence such Lender’s Loans. Each Lender may attach schedules to its Notes and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.10 Payments Generally. (a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Dollars shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein, and all payments by the Borrowers hereunder with respect to principal and interest on Loans denominated in Foreign Currencies shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in such Foreign Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent on the date specified herein. The Administrative Agent will promptly distribute to each Lender (i) with respect to such payments on the Tranche A1 Term Loan, its Tranche A1 Term Loan Commitment Percentage thereof, (ii) with respect to such payments on the Tranche A2 Term Loan, its Tranche A2 Term Loan Commitment Percentage thereof, (iii) with respect to such payments on the Tranche B1 Term Loan its Tranche B1 Term Loan Commitment Percentage thereof, (iv) with respect to such payments on the Tranche B2 Term Loan, its Tranche B2 Term Loan Commitment Percentage thereof, (v) with respect to the Target Revolving Loans, its Target Revolving Commitment Percentage thereof, (vi) with respect to such payments on the Group Revolving Loans, its Group Revolving Commitment Percentage thereof and (vii) such other applicable share as provided herein, in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (A) with respect to payments in Dollars, after 2:00 p.m. and (B) with respect to payments in Foreign Currencies, after the Applicable Time specified by the Administrative Agent, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) Except as otherwise provided in the definition of “Interest Period,” if any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(c) If at any time insufficient funds are received by or are available to the Administrative Agent to pay fully all amounts of principal, L/C Borrowings, interest, fees and any other amounts then due hereunder, such funds shall be applied (i) first, toward costs, fees and expenses (including Attorney Costs and amounts payable under Article III) incurred by the Administrative Agent and the Collateral Agent, (ii) second, toward repayment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (iii) third, toward repayment of principal and L/C Borrowings then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and L/C Borrowings then due to such parties and (iv) to repayment of any other amounts then due and payable thereunder or under the other Credit Documents.

(d) Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i) if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)(A) if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect; and

(B) if such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing.

Nothing herein shall be deemed to relieve any Lender from its obligation to fulfil its Commitment or to prejudice any rights that the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this subsection (d) shall be conclusive, absent manifest error.

(e) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(f) The obligations of the Lenders hereunder, including, without limitation, to make Loans and to fund participations in Letters of Credit and Swing Line Loans, are several and not joint. The failure of any Lender to make any Loan or to satisfy any other obligation on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or satisfy such other obligation.

(g) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.11 Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it or the participations in L/C Obligations or in Swing Line Loans held by it (excluding any amount applied by the Swing Line Lender to outstanding Swing Line Loans), any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, but excluding amounts received as a result of assignments, participations or other transfers effected in accordance with Section 11.07) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participation in L/C Obligations or Swing Line Loans held by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.09) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Credit Agreement with respect to the portion of the loans and obligations hereunder purchased to the same extent as though the purchasing Lender were the original owner of the loans and obligations hereunder purchased.

Section 2.12 Additional Provisions with respect to Letters of Credit.

(a) Obligation to Issue and Amend.

(i) The L/C Issuer shall be under no obligation to issue any Letter of Credit if:

(A) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to its customers generally; or

(B) such Letter of Credit is in an initial amount less than $50,000 or is to be denominated in a currency other than Dollars or Available Foreign Currencies (although, at the option of the L/C Issuer, Letters of Credit may also be issued in Additional Agreed Foreign L/C Currencies).

(ii) The L/C Issuer shall not issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of Law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense that was not applicable on the Closing Date and that the L/C Issuer in good faith deems material to it;

(B) subject to Section 2.12(b)(iii), the expiry date of such requested Letter of Credit would occur after the earlier of (x) the date which occurs twelve months after the date of issuance or last renewal and (y) ten Business Days prior to the Revolving Loan Termination Date;

(C) one or more applicable conditions contained in Section 5.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from the Administrative Agent, any Target Revolving Lender or any Credit Party at least one Business Day prior to the requested date of issuance of such Letter of Credit; or

(D) the Commitments have been terminated pursuant to Section 9.02.

(iii) The L/C Issuer shall be under no obligation to amend any Letter of Credit if:

(A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof; or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall not amend any Letter of Credit if:

(A) one or more applicable conditions contained in Section 5.02 shall not then be satisfied and the L/C Issuer shall have received written notice thereof from the Administrative Agent, any Target Revolving Lender or any Credit Party at least one Business Day prior to the requested date of amendment of such Letter of Credit; or

(B) the Target Revolving Commitments have been terminated pursuant to Section 9.02.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of APP delivered to the L/C Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer or duly authorized signatory of APP. Such Letter of Credit Application must be received by the L/C Issuer and the Administrative Agent not later than 12:00 noon at least two Business Days (or such later date and time as the L/C Issuer may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the currency and amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the L/C Issuer (1) the Letter of Credit to be amended; (2) the proposed date of amendment thereof (which shall be a Business Day); (3) the nature of the proposed amendment; and (4) such other matters as the L/C Issuer may require.

(ii) Promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Administrative Agent (in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from such Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Upon receipt by the L/C Issuer (if other than the Administrative Agent) of confirmation from the Administrative Agent that the requested issuance or amendment is permitted in accordance with the terms hereof (although, in the absence of gross negligence or willful misconduct, the Administrative Agent shall have no liability for any such determination), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of such Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Target Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Target Revolving Commitment Percentage, multiplied by the amount of such Letter of Credit.

(iii) If APP so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the L/C Issuer to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Nonrenewal Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrowers shall not be required to make a specific request to the L/C Issuer for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Group Revolving Lenders or Target Revolving Lenders, as the case may be, shall be deemed to have authorized (but may not require) the L/C Issuer to permit the renewal of such Letter of Credit at any time prior to the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such renewal if (A) the L/C Issuer has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.12(a) or otherwise), or (B)(1) it has received notice (which must be in writing) on or before the day that is five Business Days before the Nonrenewal Notice Date from the Administrative Agent that the Required Target Revolving Lenders have elected not to permit such renewal or (2) one or more of the applicable conditions specified in Section 5.02 is not then satisfied and the L/C Issuer shall have received notice thereof from the Administrative Agent, any Revolving Lender or the Borrowers, in each case directing the L/C Issuer not to permit such renewal.

(iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to APP and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon any drawing under any Letter of Credit, the L/C Issuer shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 12:00 noon on the date of any payment by the L/C Issuer under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall reimburse the L/C Issuer through the Administrative Agent in an amount equal to the amount of such drawing in the applicable currency. If the applicable Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Target Revolving Lender of the Honor Date, the amount of the unreimbursed drawing expressed in the currency in which the respective drawing was paid and, in the case of a Letter of Credit denominated in a Foreign Currency, the Dollar Equivalent thereof (the “Unreimbursed Amount”), and the amount of such Lender’s Target Revolving Commitment Percentage thereof. In the case of any Letter of Credit denominated in a Foreign Currency, the Unreimbursed Amount shall be redenominated into Dollars and equal the Dollar Equivalent amount thereof, and the Administrative Agent shall notify the Target Revolving Lenders thereof. If for any reason whatsoever APP has not made the reimbursement referenced in the first sentence of this clause (i) by 12:00 noon on the Honor Date, APP shall be deemed to have requested a Borrowing of Target Revolving Loans that are Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, the amount of the unutilized portion of the Aggregate Target Revolving Committed Amount, or the conditions set forth in Section 5.02.

(ii) Each Target Revolving Lender (including any such Lender acting as L/C Issuer) shall upon any notice pursuant to Section 2.12(c)(i) in respect of Unreimbursed Amounts with respect to a Letter of Credit make funds available to the Administrative Agent for the account of the L/C Issuer at the Administrative Agent’s Office in an amount equal to its Target Revolving Commitment Percentage of such Unreimbursed Amounts not later than 2:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.12(c)(iii), each Target Revolving Lender that so makes funds available shall be deemed to have made a Target Revolving Loan that is a Base Rate Loan to APP in such amount. The Administrative Agent shall remit the funds so received to the respective L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Target Revolving Loans that are Base Rate Loans for any reason, the respective Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate. In such event, each Target Revolving Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.12(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.12.

(iv) Until the respective Target Revolving Lender funds its Target Revolving Loan or L/C Advance pursuant to this Section 2.12(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Target Revolving Lender’s Target Revolving Commitment Percentage of such amount shall be solely for the account of the respective L/C Issuer.

(v) Each Target Revolving Lender’s obligation to make Target Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.12(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the L/C Issuer, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such making of an L/C Advance shall relieve or otherwise impair the obligation of APP to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Target Revolving Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.12(c) by the time specified in Section 2.12(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the Federal Funds Rate then in effect. A certificate of the L/C Issuer submitted to any Target Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Target Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.12(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from APP or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Target Revolving Commitment Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.12(c)(i) is required to be returned under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Target Revolving Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Target Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Target Revolving Lenders under this clause shall survive the payment in full of the Obligations and termination of this Credit Agreement.

(e) Obligations Absolute. The obligation of the respective Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Credit Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Credit Agreement, or any other agreement or instrument relating thereto;

(ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrowers may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Credit Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(v) any adverse change in the relevant exchange rates or in the availability of the relevant Foreign Currency to the Borrowers or their Subsidiaries or in the relevant currency markets generally; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower.

The Borrowers shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to them and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the applicable Borrower will immediately notify the L/C Issuer.

(f) Role of L/C Issuer. Each Target Revolving Lender and each Borrower agrees that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, any Agent-Related Person nor any of the

respective correspondents, participants or assignees of the L/C Issuer shall be liable to any Target Revolving Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Target Revolving Lenders or the Required Target Revolving Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. APP hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude APP’s pursuit of such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, any Agent-Related Person, nor any of the respective correspondents, participants or assignees of the L/C Issuer, shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.12(e); provided, however, that anything in such clauses to the contrary notwithstanding, APP may have a claim against the L/C Issuer, and the L/C Issuer may be liable to APP, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by APP that APP proves were caused by the L/C Issuer’s willful misconduct or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason.

(g) Applicability of ISP. Unless otherwise expressly agreed by the L/C Issuer and APP when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), the rules of the ISP shall apply to each Letter of Credit.

(h) Letter of Credit Fees. APP shall pay Letter of Credit fees as set forth in Section 2.04(f).

(i) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

Section 2.13 Additional Provisions relating to Dollar Denominated Swing Line Loans.

(a) Borrowing Procedures. Each Borrowing of Dollar Denominated Swing Line Loans shall be made upon the applicable Borrower’s irrevocable notice to the applicable Swing Line Lender and the Administrative Agent pursuant to a written Dollar Denominated Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer or duly authorized signatory of the applicable Borrower. Each such notice must be received by the applicable Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) that a Dollar Denominated Swing Line Loan is requested, (ii) whether such Swing Line Loan is a Group Swing Line Loan or a Target Swing Line Loan, (iii) the amount to be borrowed, which shall be a minimum of $100,000, and (iv) the requested borrowing date, which shall be a Business Day. Unless the applicable Swing Line Lender has received notice (in writing) from the Administrative Agent or any Group Revolving Lender in the case of Group Swing Line Loans or Target Revolving Lender in the case of Target Swing Line Loans prior to 3:00 p.m. on the date of the proposed Borrowing of Dollar Denominated Swing Line Loans (A) directing the applicable Swing Line Lender not to make such Dollar Denominated Swing Line Loan as a result of the limitations set forth in Section 2.01(h) or 2.01(i), as applicable, or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the applicable Swing Line Lender will, not later than 3:30 p.m. on the borrowing date specified in such Dollar Denominated Swing Line Loan Notice, make the amount of its Dollar Denominated Swing Line Loan available to such Borrower at its office by (i) crediting the account of such Borrower on the books of the applicable Swing Line Lender in Same Day Funds, or (ii) wire transfer of such funds, in each case in accordance with reasonably acceptable instructions provided to the applicable Swing Line Lender by such Borrower.

(b) Refinancing of Dollar Denominated Swing Line Loans.

(i) Each Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the applicable Borrower or Borrowers (and such Borrowers hereby irrevocably authorize the Swing Line Lenders to so request on its behalf), that (x) in the case of Dollar Denominated Group Swing Line Loans, each Group Revolving Lender make a Group Revolving Loan that is a Eurocurrency Rate Loan in an amount equal to such Group Revolving Lender’s Group Revolving Commitment Percentage of the amount of Dollar Denominated Group Swing Line Loans made by such Swing Line Lender then outstanding and (y) in the case of Dollar Denominated Target Swing Line Loans, each Target Revolving Lender make a Target Revolving Loan that is a Base Rate Loan in an amount equal to such Target Revolving Lender’s Target Revolving Commitment Percentage of the amount of Dollar Denominated Target Swing Line Loans made by such Swing Line Lender then outstanding. Any such request shall be made by the applicable Swing Line Lender in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans or Eurocurrency Rate Loans, the unutilized portion of the Aggregate Group Revolving Committed Amount or Aggregate Target Revolving Committed Amount, as the case may be, or the conditions set forth in Section 5.02. The applicable Swing Line Lender shall furnish the applicable Borrower or Borrowers with a copy of such Loan Notice promptly after delivering such notice to the Administrative Agent. Each Group Revolving Lender (in the case of clause (x) of the first sentence of this Section) or Target Revolving Lender (in the case of clause (y) of the first sentence of this Section) shall make an amount equal to its Group Revolving Commitment Percentage or Target Revolving Commitment Percentage, as the case may be, of the amount specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the applicable Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.13(b)(ii), (x) each Group Revolving Lender that so makes funds available shall be deemed to have made a Group Revolving Loan to Luxco in such amount and (y) each Target

Revolving Lender that so makes funds available shall be deemed to have made a Target Revolving Loan that is a Base Rate Loan to APP in such amount. The Administrative Agent shall remit the funds so received to the applicable Swing Line Lender.

(ii) (1) If for any reason any Dollar Denominated Group Swing Line Loan cannot be refinanced by such a Borrowing of Group Revolving Loans in accordance with Section 2.13(b)(i), the request for Group Revolving Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by the applicable Swing Line Lender that each of the Group Revolving Lenders fund its risk participation in the relevant Dollar Denominated Group Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.13(b)(i) shall be deemed payment in respect of such participation and (2) if for any reason any Dollar Denominated Target Swing Line Loan cannot be refinanced by such a Borrowing of Target Revolving Loans in accordance with Section 2.13(b)(i), the request for Target Revolving Loans submitted by the applicable Swing Line Lender as set forth herein shall be deemed to be a request by the applicable Swing Line Lender that each of the Target Revolving Lenders fund its risk participation in the relevant Dollar Denominated Target Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the applicable Swing Line Lender pursuant to Section 2.13(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Revolving Lender fails to make available to the Administrative Agent for the account of the applicable Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.13(b) by the time specified in Section 2.13(b)(i), the applicable Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the applicable Domestic Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the applicable Swing Line Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Revolving Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Dollar Denominated Swing Line Loans pursuant to this Section 2.13(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the applicable Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of the respective Borrowers to repay their Swing Line Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Revolving Lender has purchased and funded a risk participation in a Dollar Denominated Swing Line Loan, if the applicable Swing Line Lender receives any payment on account of such Dollar Denominated Swing Line Loan, the applicable Swing Line Lender will distribute to such Lender its Group Revolving Commitment Percentage or Target Revolving Commitment Percentage, as applicable, of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the applicable Swing Line Lender.

(ii) If any payment received by the applicable Swing Line Lender in respect of principal or interest on any Dollar Denominated Swing Line Loan is required to be returned by the applicable Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the applicable Swing Line Lender in its discretion), each Group Revolving Lender (in the case of a Dollar Denominated Group Swing Line Loan) or Target Revolving Lender (in the case of a Dollar Denominated Target Swing Line Loan) shall pay to the applicable Swing Line Lender its Group Revolving Commitment Percentage or Target Revolving Commitment Percentage, as applicable, thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the applicable Swing Line Lender.

(d) Interest for Account of Swing Line Lender. Each Swing Line Lender will be responsible for invoicing the respective Borrower for interest on the Dollar Denominated Swing Line Loans made by such Swing Line Lender. Until each Group Revolving Lender or Target Revolving Lender, as applicable, funds its Group Revolving Loan or Target Revolving Loan or risk participation pursuant to this Section 2.13 to refinance such Lender’s Group Revolving Commitment Percentage or Target Revolving Commitment Percentage, as applicable, of such Dollar Denominated Swing Line Loans, interest in respect thereof shall be solely for the account of such Swing Line Lender.

(e) Payments Directly to Domestic Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Dollar Denominated Swing Line Loans made by any Swing Line Lender directly to such Swing Line Lender.

Section 2.14 Additional Provisions relating to Foreign Currency Swing Line Loans.

(a) Borrowing Procedures. Each Borrowing of Foreign Currency Swing Line Loans shall be made upon Luxco’s irrevocable notice to the Group Swing Line Lender and the Administrative Agent pursuant to a written Foreign Currency Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer or duly authorized signatory of Luxco. Each such notice must be received by the Group Swing Line Lender and the Administrative Agent by such times and number of days in advance of the requested borrowing date as may be required by the respective Group Swing Line Lender, and shall specify (i) that such Foreign

Currency Swing Line Loan is a Foreign Currency Group Swing Line Loan, (ii) the type, currency (which shall be an Available Foreign Currency) and amount of Swingline Loan requested, in such minimum amounts and applicable Interest Period therefor, in each case as established or agreed to by the respective Group Swing Line Lender (subject to any requirements contained in the definition of Interest Period contained herein), (iii) the requested borrowing date, which shall be a Business Day and (iv) reasonably acceptable wire instructions. Unless the Group Swing Line Lender has received notice (in writing) from the Administrative Agent or any Group Revolving Lender within two hours after receipt by it of any such notice of request for a Foreign Currency Swing Line Loan (A) directing the Group Swing Line Lender not to make such Foreign Currency Swing Line Loan as a result of the limitations set forth in Section 2.01(i), or (B) that one or more of the applicable conditions specified in Section 5.02 is not then satisfied, then, subject to the terms and conditions hereof, the Group Swing Line Lender will, not later than 3:30 p.m. (local time) on the borrowing date specified in such Foreign Currency Swing Line Loan Notice, make the amount of its Foreign Currency Swing Line Loan available to Luxco at its office by crediting the account of Luxco on the books of the Group Swing Line Lender in Same Day Funds, or by wire transfer of such funds, in each case in accordance with reasonably acceptable instructions provided to the Group Swing Line Lender by Luxco.

(b) Refinancing of Foreign Currency Swing Line Loans.

(i) Each Group Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of Luxco (and Luxco hereby irrevocably authorizes each Group Swing Line Lender to so request on its behalf), that each Group Revolving Lender make a Group Revolving Loan (denominated in the same currency or currencies as the respective outstanding Foreign Currency Group Swing Line Loans) that is a Eurocurrency Rate Loan with a one-month Interest Period in an amount equal to such Lender’s Group Revolving Commitment Percentage of the amount of Foreign Currency Group Swing Line Loans then outstanding. Such request shall be made by the Group Swing Line Lender in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples (or limitation on number of Borrowings) specified therein for Eurocurrency Rate Loans, the unutilized portion of the Aggregate Group Revolving Committed Amount or the conditions set forth in Section 5.02. The Group Swing Line Lender shall furnish Luxco with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Group Revolving Lender shall make an amount equal to its Group Revolving Commitment Percentage of the amounts (and in the respective currencies) specified in such Loan Notice available to the Administrative Agent in Same Day Funds for the account of the Group Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.14(b)(ii), each Revolving Lender that so makes funds available shall be deemed to have made a Group Revolving Loan or Group Revolving Loans (each in the respective currencies of the Foreign Currency Swing Line Loans refinanced) that are Eurocurrency Rate Loans (each with a one-month Interest Period) to Luxco in such amount. The Administrative Agent shall remit the funds so received to the Group Swing Line Lender.

(ii) If for any reason any Foreign Currency Swing Line Loan cannot be refinanced by such a Borrowing of Group Revolving Loans in accordance with Section 2.14(b)(i), the request for Group Revolving Loans submitted by the applicable Group Swing Line Lender as set forth herein shall be deemed to be a request by the applicable Group Swing Line Lender that each of the Group Revolving Lenders fund its risk participation in the relevant Foreign Currency Swing Line Loan and each such Lender’s payment to the Administrative Agent for the account of the Foreign Swing Line Lender pursuant to Section 2.14(b)(i) shall be deemed payment in respect of such participation.

(iii) If any Group Revolving Lender fails to make available to the Administrative Agent for the account of the Group Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.14(b) by the time specified in Section 2.14(b)(i), the Group Swing Line Lender shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Group Swing Line Lender at a rate per annum equal to the Federal Funds Rate from time to time in effect. A certificate of the Group Swing Line Lender submitted to any Group Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Group Revolving Lender’s obligation to make Group Revolving Loans or to purchase and fund risk participations in Foreign Currency Swing Line Loans pursuant to this Section 2.14(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right that such Lender may have against the Group Swing Line Lender, Luxco or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or Event of Default, (C) non-compliance with the conditions set forth in Section 5.02, or (D) any other occurrence, event or condition, whether or not similar to any of the foregoing. No such purchase or funding of risk participations shall relieve or otherwise impair the obligation of Luxco to repay Foreign Currency Group Swing Line Loans, together with interest as provided herein.

(c) Repayment of Participations.

(i) At any time after any Group Revolving Lender has purchased and funded a risk participation in a Foreign Currency Group Swing Line Loan, if the Group Swing Line Lender receives any payment on account of such Foreign Currency Group Swing Line Loan, the Group Swing Line Lender will distribute to such Lender its Group Revolving Commitment Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Group Swing Line Lender.

(ii) If any payment received by the Group Swing Line Lender in respect of principal or interest on any Foreign Currency Swing Line Loan is required to be returned by the Group Swing Line Lender under any of the circumstances described in Section 11.06 (including pursuant to any settlement entered into by the Group Swing Line Lender in its discretion), each Group Revolving Lender shall pay to the Group Swing Line Lender its Group Revolving Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Group Swing Line Lender.

(d) Interest for Account of Group Swing Line Lender. The Group Swing Line Lender shall be responsible for invoicing Luxco for interest on the Foreign Currency Swing Line Loans. Until each Group Revolving Lender funds its Group Revolving Loan or risk participation pursuant to this Section 2.14 to refinance such Lender’s Group Revolving Commitment Percentage of any Foreign Currency Swing Line Loan, interest in respect thereof shall be solely for the account of the Group Swing Line Lender.

(e) Payments Directly to Group Swing Line Lender. Luxco shall make all payments of principal and interest in respect of the Foreign Currency Swing Line Loans directly to the Group Swing Line Lender.

(f) Additional Documentation. In connection with Foreign Currency Swing Line Loans, Luxco will provide such additional documentation as necessary or appropriate, in the discretion of the applicable Group Swing Line Lender taking into account local custom and practice, and such additional documentation shall constitute “Credit Documents” hereunder. The terms of any such additional documentation may differ from the terms herein and in the case of a conflict, the terms of the additional documentation shall govern.

Section 2.15 Additional Provisions relating to any Re-Allocation Event. (a) On the date of the occurrence of any Re-Allocation Event, (i) if any Group Swing Line Loans are outstanding, the Group Revolving Lenders shall pay to the Administrative Agent, for the account of the Group Swing Line Lender, its Group Revolving Commitment Percentage of each Group Swing Line Loan in accordance with the requirements of Section 2.13(c) or Section 2.14(c), as applicable (with the notice to be given by the Group Swing Line Lender to the Administrative Agent (and by the Administrative Agent to the Group Revolving Lenders) thereunder to be deemed to have been given on the date of the occurrence of any Re-Allocation Event), (ii) if any Target Swing Line Loans are outstanding, the Target Revolving Lenders shall pay to the Administrative Agent, for the account of the Target Swing Line Lender, its Target Revolving Commitment Percentage of each Target Swing Line Loan in accordance with the requirements of Section 2.13(c) or Section 2.14(c), as applicable (with the notice to be given by the Target Swing Line Lender to the Administrative Agent (and by the Administrative Agent to the Target Revolving Lenders) thereunder to be deemed to have been given on the date of the occurrence of any Re-Allocation Event) and (iii) if there have been any L/C Borrowings pursuant to Letters of Credit which have not yet been reimbursed to the respective L/C Issuer pursuant to Section 2.12(c), the Target Revolving Lenders shall make payments to the Administrative Agent (for the account of such L/C Issuer) therefor in accordance with the requirements of Section 2.12(c) (with the notice to be given by the respective L/C Issuer to the Administrative Agent (and by the Administrative Agent to the Target Revolving

Lenders) thereunder to be deemed to be given on the date of the occurrence of any Re-Allocation Event). Each Lender which is required to make payments pursuant to the immediately preceding sentence shall be obligated to do so in accordance with the terms of this Credit Agreement. For purposes of making calculations pursuant to the following provisions of this Section 2.15, such payments shall be deemed to have been made on the date of the occurrence of the Re-Allocation Event, before making such calculations. Notwithstanding anything to the contrary contained in the immediately preceding sentence, any Lender which has failed, or fails, to make any payments required to be made by it as described in this clause (a) (and/or the other relevant Sections of this Credit Agreement) shall remain obligated to make such payments, together with interest thereon, and shall be obligated to the respective Swing Line Lender or the respective L/C Issuer, as the case may be, for any damages caused by its delay or failure in making any payments required to be made by it as described above.

(b) In the event that upon the occurrence of a Re-Allocation Event any Letter of Credit shall be outstanding and undrawn in whole or in part, each Target Revolving Lender shall on the date of the occurrence of such Re-Allocation Event, but before giving effect to the purchases and sales of participations on such date pursuant to Section 2.15(c), promptly pay over to the Administrative Agent, in immediately available funds in the currency in which such Letter of Credit is denominated an amount equal to such Target Revolving Lender’s Target Revolving Commitment Percentage of such undrawn face amount, together with interest thereon from the date of the Re-Allocation Event to the date on which such amount shall be paid to the Administrative Agent at a rate per annum equal to the Overnight Rate. The Administrative Agent shall establish a separate account or accounts for each Revolving Lender in an amount equal to the amount received from such Revolving Lender pursuant to the preceding sentence. The Administrative Agent shall have sole dominion and control over each such account (each, a “Special Reserve Account”), and the amounts deposited in each Special Reserve Account shall be held in such Special Reserve Account until withdrawn as provided in clause (e) or (f) below in this Section 2.15. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the Special Reserve Accounts. As amounts are drawn under outstanding Letters of Credit in respect of which amounts have been paid into the various Special Reserve Accounts pursuant to this Section 2.15(b), amounts shall be drawn ratably from the Special Reserve Accounts of the various Target Revolving Lenders, as the case may be (in accordance with their Target Revolving Commitment Percentages) to pay such amounts. The amounts paid to the Administrative Agent pursuant to this clause (b) shall be held as a reserve against the L/C Obligations , shall not constitute Loans or extensions of credit to any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to any Lender (although the relevant Borrower shall remain obligated to pay fees in accordance with the requirements of Section 2.04), it being agreed that the relevant Borrower’s reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings or payments are made thereunder as provided in Section 2.12(c). The Administrative Agent may agree with the respective Revolving Lenders to invest amounts from time to time deposited in their respective Special Reserve Accounts in Cash Equivalents or other similar investments reasonably satisfactory to both the Administrative Agent and the applicable Revolving Lender, in which case (x) any returns on such investments shall be deposited in the respective Special Reserve Account (until applied as provided in clauses (e) and (f) below) and (y) any risk of loss on investments in each Special Reserve Account shall be for the sole account of the respective Revolving Lender.

(c) Upon the occurrence of a Re-Allocation Event, but after giving effect to the actions required to be taken pursuant to preceding clauses (a) and (b) (although any failure by any Lender to take the actions required of it pursuant to said clauses shall not prevent the actions required hereby, but the respective Lender shall continue to be obligated to perform its obligations as required above and the Administrative Agent shall be authorized to make any equitable adjustments as may be deemed necessary or, in the reasonable opinion of the Administrative Agent, advisable pursuant to the following clause Section 2.15(g)), the Lenders shall purchase participations from other Lenders in the various Tranches (including participations in (w) each outstanding Loan, (x) each outstanding Letter of Credit, (y) each L/C Borrowing which has not been reimbursed pursuant to Section 2.12(c), and (z) each Special Reserve Account and amounts deposited therein or to be returned to the Lenders in accordance with the provisions of Section 2.15(f)) so that, after giving effect to such purchases, each Lender shall have the same credit exposure in each Tranche at such time (including a participation in (w) each outstanding Loan, (x) each outstanding Letter of Credit, (y) each L/C Borrowing which has not been reimbursed pursuant to Section 2.12(c), and (z) each Special Reserve Account and amounts deposited therein or to be returned to the Lenders in accordance with the provisions of Section 2.15(f)), whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof. The foregoing actions shall be accomplished pursuant to this clause (c) through purchases and sales of participations in the various Tranches as required hereby, and at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence same. All purchases and sales of participations pursuant to this Section 2.15(c) shall be made in Dollars. At the request of the Administrative Agent, each Lender which has sold participations in any of its Tranches and/or Special Reserve Accounts as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participation therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(d) Notwithstanding anything to the contrary contained above or elsewhere in this Credit Agreement, in determining the participations to be purchased as described in preceding Section 2.15(c), regularly accruing interest and fees through the date of the respective Re-Allocation Event (as well as amounts owing to any Lender pursuant to increased cost, indemnity and similar provisions pursuant to this Credit Agreement or the other Credit Documents) shall be ignored, and such amounts shall be retained by the respective Lenders to which such amounts were owing and shall not be subject to the participations purchased as otherwise required hereby. In calculating the amounts of participations, with respect to any amounts expressed in a currency other than Dollars, the Administrative Agent shall use the Dollar Equivalent thereof as calculated on the date of the occurrence of the respective Re-Allocation Event.

(e) In the event that after the occurrence of a Re-Allocation Event any drawing or payment shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the respective L/C Issuer, withdraw from the Special Reserve Account of each of the Target Revolving Lenders (in accordance with such Lender’s Target Revolving Commitment Percentage) any amounts, up to the amount of such drawing or payment, deposited in the respective Special Reserve Account and remaining on deposit and deliver such amounts to such L/C Issuer, in satisfaction of the reimbursement obligations of the Target Revolving Lenders under Section 2.12(c) (but not of the applicable Borrower under Section 2.12). In the event that any Target Revolving Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in Section 2.15(b), the respective L/C Issuer shall, in the event of a drawing or payment thereunder, have a claim against such Target Revolving Lender to the same extent as if such Target Revolving Lender had defaulted on its obligations under Section 2.12(c), but shall have no claim against any other Lender, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 2.15(c). Each other Lender shall have a claim against such defaulting Target Revolving Lender for any damages sustained by it as a result of such default.

(f) In the event that after the occurrence of a Re-Allocation Event any Letter of Credit shall terminate or expire undrawn or unpaid upon, then, if and so long as the Administrative Agent determines (in its reasonable discretion) that adequate funds remain on deposit in the Special Reserve Accounts of the various Target Revolving Lenders, to fund (without giving effect to the purchases of participation pursuant to Section 2.15(c)) all remaining drawings or payments which could come due in respect of outstanding Letters of Credit, as the case may be, the Administrative Agent shall withdraw from the Special Reserve Account of each Target Revolving Lender the amount remaining on deposit therein in respect of such Letter of Credit (or in any case, such lesser amount as the Administrative Agent reasonably determines can be distributed without causing the amount on deposit from the Target Revolving Lenders to be less than the remaining exposure on outstanding Letters of Credit) and promptly distribute such amount to such Target Revolving Lender, provided that, if such amount is not denominated in Dollars, the Administrative Agent shall distribute to each such relevant Target Revolving Lender the Dollar Equivalent of such amount. All amounts received by any Target Revolving Lender pursuant to this clause (f) shall, to the extent it has sold participations therein in accordance with the requirements of Section 2.15(c), be distributed by it to the various participants therein in accordance with their participating interests.

(g) All determinations by the Administrative Agent pursuant to this Section 2.15 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Tranches under this Credit Agreement in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on each of the Lenders. The Administrative Agent shall have no liability to any Borrower, any Lender or any other Person hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment).

(h) Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any extensions of credit upon the occurrence of a Re-Allocation Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(i) If any amount required to be paid by any Lender pursuant to this Section 2.15 is not paid to the Administrative Agent on the date upon which the Re-Allocation Event occurred (if the event occurred before 1:00 p.m. (New York time), otherwise on the following Business Day), such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations, (ii) the daily average Overnight Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Credit Agreement shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Credit Agreement shall be paid to the Administrative Agent for the account of the relevant Lenders, provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(j) Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Credit Agreement, the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received, provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(k) Each Lender’s obligation to purchase participating interests pursuant to this Credit Agreement shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person, (iv) any breach of this Credit Agreement by any Borrower, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(l) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (i) the relevant Borrower shall pay to each Lender granting any participations as required above, for the account of the respective Lender which has purchased such participations, any increased costs and indemnities (including, without limitation, pursuant to Article III) resulting from the participations effected pursuant to this Section 2.15 to the same extent as if such Lender which has purchased such participations were the direct Lender as opposed to a participant therein, which increased costs shall be calculated without regard to the limitations provided in Section 11.07, Section 11.15 or elsewhere in this Agreement solely with respect to the participations effected pursuant to this Section 2.15 and not with respect to any assignment or participation effected prior to the occurrence of a Re-Allocation Event; provided that any Lender that has purchased a participation pursuant to this Section 2.15(l) shall deliver any forms required pursuant to Section 11.15(a) with respect to such participation to the extent it is legally entitled to do so; provided further that each Lender agrees that, to the extent it is able to mitigate the effect of such increased costs by the transfer of all or any portion of its participations to one or more of its other Lending Offices (other than its then current Lending Office), it shall take all reasonable steps to effect such transfer to such other Lending Offices as soon as reasonably practicable following any sale and purchase of participations made in accordance with this Section 2.15, and (ii) each Lender which has sold such participations shall be entitled to receive from the relevant Borrower indemnification from and against any and all taxes imposed as a result of the sale of the participations pursuant to this Section 2.15. Each Borrower acknowledges and agrees that, upon the occurrence of a Re-Allocation Event and after giving effect to the requirements of this Section 2.15, increased Taxes may be owing by it pursuant to Section 3.01, which Taxes shall be paid (to the extent provided in Section 3.01, as limited by this Section 2.15(l)) by the respective Borrower or Borrowers, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.15.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01 Taxes. (a) Except as provided below, any and all payments by the Credit Parties to or for the account of the Administrative Agent, an Arranger or any Lender under any Credit Document shall be made without set-off, counterclaim or other defense. In addition, such payments shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, imposed by any Governmental Authority, excluding, in the case of the Administrative Agent, each Arranger and each Lender, amounts required by applicable Law to be withheld or deducted representing taxes imposed on or measured by overall net income, and any franchise taxes, branch taxes, taxes on doing business or taxes on overall capital or net worth imposed (in lieu of net income taxes) by the jurisdiction (or any political subdivision thereof) under the Laws of which the Administrative Agent, such Arranger or such Lender, as the case may be, is organized or maintains a lending office or in which its principal executive office is located (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as “Taxes”). If any Laws require the deduction of any Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, any Arranger or any Lender, except as otherwise provided in Section 11.15 hereof (subject to Sections 2.15(l) and 11.07 hereof) and Section 11.07 hereof, (i) the sum due from or payable by the relevant Credit Parties shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), each of the Administrative Agent, such Arranger and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the relevant Credit Parties or the Administrative Agent (as the case may be) shall make such deductions, (iii) the relevant Credit Parties shall pay the full amount deducted to the relevant Governmental

Authority or other authority in accordance with applicable Laws, and (iv) within thirty days after the date of such payment, the relevant Credit Parties making either a tax deduction or a payment required in connection with a tax deduction shall furnish to the Administrative Agent (which shall forward the same to such Arranger or such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b) In addition, each Credit Party agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies that arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document (hereinafter referred to as “Other Taxes”), except, with respect to Luxembourg registration duties (droits d’enregistrement), for any Luxembourg Other Taxes payable due to a registration of a Credit Document when such registration is not required to maintain or preserve the rights of the Administrative Agent or of a Lender.

(c) If any Credit Party shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Credit Document to the Administrative Agent, an Arranger or any Lender, the relevant Credit Party shall also pay to the Administrative Agent, to such Arranger or to such Lender, as the case may be, at the time interest is paid, such additional amount that the Administrative Agent, such Arranger or such Lender specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) that the Administrative Agent, such Arranger or such Lender would have received if such Taxes or Other Taxes had not been imposed.

(d) Each relevant Credit Party and FSE jointly and severally agree to indemnify the Administrative Agent, each Arranger and each Lender for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid or required to be paid by the Administrative Agent, such Arranger or such Lender, and (ii) any liability (including additions to tax, penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, except to the extent such Taxes or Other Taxes are compensated for by any payment under Sections 3.01(a) or 3.01(b) hereof. Payment under this subsection (d) shall be made within thirty days after the date the Lender, the Arranger or the Administrative Agent makes a demand therefor.

Notwithstanding any provision of this Section 3.01, a Credit Party shall not be required to make an increased payment under subsection (a) above for a deduction or withholding for or on account of Taxes from a payment under a Credit Document if such Taxes deduction or withholding is required to be made by application of the Luxembourg laws implementing the Council Directive 2003/48/EC on taxation of savings income in the form of interest payments and ratifying the treaties entered into between Luxembourg and certain dependent and associated territories of European Member States or the Luxembourg law of 23 December 2005 relating to interest payments made or ascribed to or for the benefit of an individual beneficial owner tax resident in Luxembourg (as amended).

Section 3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans (whether denominated in Dollars or a Foreign Currency), or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, any Applicable Currency in the applicable interbank market, then, on notice thereof by such Lender to the Borrowers through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans in the Applicable Currency or to convert Base Rate Loans to Eurocurrency Rate Loans in the Applicable Currency shall be suspended until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03 Inability to Determine Rates. If the Administrative Agent (in consultation with the Lenders) determines that for any reason (i) deposits in the Applicable Currency are not being offered to banks in the applicable offshore interbank market for such currency for the applicable amount and Interest Period thereof, (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for such Loan or (iii) the Eurocurrency Rate for such Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Administrative Agent will promptly so notify FSE and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the Applicable Currency or Applicable Currencies shall be suspended until the Administrative Agent (in consultation with the Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke (or, in the case of any notice with respect to a Loan to be denominated in a Foreign Currency, shall have been deemed to have revoked) any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in the Applicable Currency or Applicable Currencies or, failing that in the case of a Loan to be denominated in Dollars, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

Section 3.04 Increased Cost and Reduced Return; Capital Adequacy; Reserves on Eurocurrency Loans. (a) If any Lender determines that as a result of the introduction of or any change in or in the interpretation of any Law in each case after the Closing Date, or such Lender’s compliance therewith, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which such Lender is organized or has its Lending Office, and (iii) reserve requirements already reflected in the definition of Statutory Reserve Rate or Mandatory Cost Rate as calculated for the respective Interest Period), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b) If any Lender determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof in each case after the Closing Date, or compliance by such Lender (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender’s obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender’s desired return on capital), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such reduction.

(c) Each Lender or L/C Issuer agrees that, as promptly as practicable after the officer of such Lender or L/C Issuer responsible for administering the Loans or Letters of Credit of such Lender or L/C Issuer, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments under Section 3.04(a) or (b), it will, to the extent not inconsistent with the internal policies of such Lender or L/C Issuer and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or L/C Issuer or the affected Loans or Letters of Credit of such Lender or L/C Issuer through another lending office of such Lender or L/C Issuer, or (ii) take such other measures as such Lender or L/C Issuer may deem reasonable, if as a result thereof the additional amounts which would otherwise be required to be paid to such Lender or L/C Issuer pursuant to Section 3.04(a) or (b) would be materially reduced and if, as determined by such Lender or L/C Issuer in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans or Letters of Credit through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or Letters of Credit or would not be otherwise disadvantageous to the interests of such Lender or L/C Issuer, provided that such Lender or L/C Issuer will not be obligated to utilize such other lending office pursuant to this Section 3.04(c) unless the respective Borrowers agree to pay all incremental expenses incurred by such Lender or L/C Issuer as a result of utilizing such other lending office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this Section 3.04(c) (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender or L/C Issuer to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

Section 3.05 Funding Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the respective Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the respective Borrower (for a reason other than the failure of such Lender to make a Loan in accordance with the terms of this Credit Agreement) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of, or sale of participations in, any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period therefor as a result of (x) a request by the Borrowers pursuant to Section 11.16 or (y) the occurrence of a Re-Allocation Event; including any loss or expense arising from the liquidation or reemployment of funds (excluding loss of profit or margin) obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable offshore interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

Section 3.06 Matters Applicable to all Requests for Compensation. (a) If any Lender requests compensation under Section 3.04 or any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided, that the booking or funding of the Loan through such Lending Office is not disadvantageous to the respective Lender or the Borrowers. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) A certificate of the Administrative Agent or any Lender claiming compensation under this Article III and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.

(c) Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrowers may replace such Lender in accordance with Section 11.16.

Section 3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

GUARANTY

Section 4.01 The Guaranty. (a) Each of (i) the Principal Guarantors hereby jointly and severally guarantees to the Administrative Agent and each of the holders of the Obligations, (ii) the Existing APP Guarantors hereby jointly and severally irrevocably guarantees to the Administrative Agent and each of the holders of the APP Obligations, (iii) Luxco hereby jointly and severally guarantees with the Principal Guarantors to the Administrative Agent and each of the holders of the New Finco1 Obligations and (iv) New Finco1 hereby jointly and severally guarantees with the Principal Guarantors to the Administrative Agent and each of the holders of the Luxco Obligations, in each case as hereinafter provided and as primary obligor and not as surety, the prompt payment of all Guaranteed Obligations of the respective Guarantor in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Guaranteed Obligations in respect of which they have given this guaranty are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise), the relevant Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the relevant Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory cash collateralization or otherwise) in accordance with the terms of such extension or renewal.

(b) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or other agreements or documents relating to the Guaranteed Obligations, the obligations of each Guarantor (other than FSE) under this Credit Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under any Debtor Relief Law or any comparable provisions of any applicable law.

(c) With respect to the liability of any limited liability company (GmbH) existing under the laws of Germany (a “German GmbH Guarantor”) in respect of the guaranty set forth in this Article IV (each a “German GmbH Guaranty”), to the extent it guarantees the Indebtedness of FSE or any of its Subsidiaries (other than such German GmbH Guarantor and its Subsidiaries), the following shall apply:

(i) Nothing herein shall lead to an obligation of such German GmbH Guarantor to make a payment and the Collateral Agent and the Administrative Agent agree not to enforce such German GmbH Guaranty to the extent that a subsequent application of the proceeds (the “Proceeds”) would have the effect of (i) reducing such German GmbH Guarantor’s net assets (Nettovermögen) (the “Net Assets”) to an amount less than its stated share capital (Stammkapital) or (ii) (if the Net Assets are already an amount less than the stated share capital) causing such amount to be further reduced, and thereby affects the assets required for the obligatory preservation of its stated share capital according to §§ 30, 31 of the German GmbH-Act (GmbH-Gesetz).

(ii) The value of the Net Assets shall be determined by means of a balance sheet prepared in accordance with the principles for ordinary bookkeeping and the preparation of balance sheets as they were consistently applied by such German GmbH Guarantor in preparing its unconsolidated balance sheets (Jahresabschluss gem. § 42 GmbH-Gesetz, §§ 242, 264 HGB) in the previous years, save that:

(A) any amounts due and payable under such German GmbH Guaranty, which correspond to funds that have been borrowed under this Credit Agreement and have been on-lent to such German GmbH Guarantor or any of its Subsidiaries from time to time, shall be disregarded to the extent that any such amount (x) is still outstanding and (y) at the time of any request for payment under such Guaranty (a “Payment Request”), unless MoMiG has become effective, neither qualifies as subordinated in an insolvency of such German GmbH Guarantor nor as an equity-replacing loan (eigenkapitalersetzendes Darlehen) pursuant to § 32a German GmbH-Act (GmbH-Gesetz);

(B) any asset that is shown in the balance sheet with a book value (Buchwert) that is significantly lower than the market value of such asset, which is not essentially necessary for the German GmbH Guarantor’s business (betriebsnotwendig) and that can be realized (to the extent legally possible) shall be taken into account with its realizable market value;

(C) the amount of any increase in the registered share capital of the relevant German GmbH Guarantor out of retained earnings or otherwise in breach of the provisions of this Credit Agreement which was carried out after the relevant German GmbH Guarantor became a party to this Credit Agreement without the prior written consent of the Administrative Agent or other than expressly permitted pursuant to this Credit Agreement shall be deducted from the registered share capital of the relevant German GmbH Guarantor;

(D) loans and other contractual liabilities incurred in violation of the provisions of this Credit Agreement shall be disregarded; and

(E) if and to the extent the enforcement of the German GmbH Guaranty requires the German GmbH Guarantor’s management to assume that the German GmbH Guarantor will not survive as a going concern (negative Fortführungsprognose), and if so required by law, the value of the assets of the German GmbH Guarantor shall be determined as the lesser of their book value (Buchwert) and their realization value (Liquidationswert) and its liabilities shall be accounted for (to the extent they are interest bearing) with their repayment amount (Rückzahlungsbetrag) or (to the extent they are not interest bearing) with their cash value (Barwert). In addition, all required provisions for contingent liabilities, pending transactions and the cost of liquidation (Rückstellungen für ungewisse Verbindlichkeiten, schwebende Geschäfte und Abwicklungskosten) shall be accounted for regardless whether a respective provision has been made in the latest available balance sheet of the German GmbH Guarantor which has been drawn up on a going concern basis (positive Fortführungsprognose).

(iii) The balance sheet shall be prepared by such German GmbH Guarantor within ten (10) days after the date of a Payment Request by the Collateral Agent or the Administrative Agent under such German GmbH Guaranty. If (A) the balance sheet has not become available within the given period of time or does not comply as to form and content with subsection (ii) above, or (B) in case of cessation of payments by such German GmbH Guarantor or (C) the filing of an application for insolvency proceeding by such German GmbH Guarantor (in case of (B) and (C) irrespective of whether or not ten (10) days have lapsed), the Collateral Agent or the Administrative Agent (x) shall be entitled to enforce such German GmbH Guaranty in the full amount and (y) agrees to repay the Proceeds to such German GmbH Guarantor to the extent that such German GmbH Guarantor is able to demonstrate within twenty (20) days from the Payment Request that the enforcement of the such German GmbH Guaranty violated the rules on preservation of the stated share capital under §§ 30, 31 GmbH-Act as set out in subsection (i) above.

(iv) The limitation set out in clauses (i) through (iii) above shall not apply to the extent the relevant German GmbH Guarantor has a compensation claim against FSE arising under any loss and profit pooling agreement (Gewinnabführungsvertrag) and/or domination agreement (Beherrschungsvertrag) existing between such German GmbH Guarantor and FSE or otherwise and such claim compensates for any loss incurred due to any payment of such German GmbH Guarantor under such German GmbH Guaranty.

(v) If, after it has been provided with a balance sheet which prevented it from demanding any or only partial payment under this Guaranty, the Administrative Agent ascertains in good faith that the financial condition of the relevant German GmbH Guarantor as set out in the balance sheet has substantially improved, the Administrative Agent may, at the relevant German GmbH Guarantor’s cost and expense, arrange for the preparation of an updated balance sheet of the relevant German GmbH Guarantor by applying the same principles that were used for the preparation of the initial balance sheet.

(d) With respect to the liability of any stock corporation (Aktiengesellschaft) existing under the laws of Germany (a “German AG Guarantor”) in respect of the guaranty set forth in this Article IV (each a “German AG Guaranty”), to the extent it secures the Indebtedness of FSE or any of its Subsidiaries (other than such German AG Guarantor and its Subsidiaries), the following shall apply:

(i) Nothing herein shall lead to an obligation of such German AG Guarantor to make a payment and the Collateral Agent and the Administrative Agent agree not to enforce such German AG Guaranty to the extent that a subsequent application of the proceeds (the “Proceeds”) would exceed the amount calculated in accordance with Sections 291 paragraph 3 and 301 of the

German Stock Corporation Act (Aktiengesetz), i.e. the amount available to the German AG Guarantor from time to time for purposes of profit distribution under any existing Profit and Loss Pooling Agreement (Ergebnisabführungsvertrag) between that German AG Guarantor and FSE;

(ii) For the avoidance of doubt, all amounts payable under a German AG Guaranty shall remain payable until any and all claims under such German AG Guaranty have been satisfied in full so that a permissible amount under Section 301 of the German Stock Corporation Act may be determined more than once. When determining the permissible amount under Section 301 of the German Stock Corporation Act if a demand under the German AG Guaranty is made, the German AG Guarantor is required (to the extent legally permitted) to realize any and all of its assets that are shown in the balance sheet with a book value (Buchwert) which is more than insignificantly lower than the realizable market value of such assets where such assets are not essentially necessary for the German AG Guarantor’s business (betriebsnotwendig);

(iii) The limitation in this paragraph (d) shall not apply (x) to any amounts due and payable under such German AG Guaranty, which correspond to funds that have been borrowed under this Credit Agreement and have been on-lent to such German AG Guarantor or any of its Subsidiaries from time to time and have not been repaid and at the time of such payment request, unless MoMiG has become effective, neither qualify as subordinated in an insolvency of such German AG Guarantor nor as an equity-replacing loan (eigenkapitalersetzendes Darlehen) and/or (y) if and for so long as there is a domination agreement (Beherrschungsvertrag) in existence with the German AG Guarantor as the dominated party.

(e) Nothing in Sections 4.01(c) and (d) shall limit the enforceability as such, the legality or the validity of this Guaranty nor shall it prevent the Administrative Agent from claiming in court that the provision of this Guaranty by and/or demanding payment under this Guaranty against the relevant German GmbH Guarantor or German AG Guarantor, as applicable, does not fall within the scope of sections 30 and 31 GmbHG (in case of a German GmbH Guarantor) or within the scope of sections 57, 58, 60 et al. AktG (in case of a German AG Guarantor) (the “restrictive provisions”). The Administrative Agent’s rights to any remedies it may have against the relevant Guarantor shall not be limited if it is ascertained that the respective restrictive provisions did not apply. The agreement of the Administrative Agent to abstain from demanding any or part of the payment under this Guaranty in accordance with the provisions above shall constitute neither a waiver (Verzicht) of any right granted under this Credit Agreement or any other Credit Document to the Administrative Agent or any Credit Party nor a definite defense (Einwendung) of the relevant German Guarantor against any of the Guaranteed Obligations.

For the purposes of this Section 4.01, “MoMiG” means the reform of the German limited liability company act (MoMiG—Gesetz zur Modernisierung des GmbH-Rechts und zur Bekämpfung von Missbräuchen) substantially in the form and content as contemplated on the date of this Agreement.

(f) Notwithstanding anything to the contrary in the Credit Agreement or any other Credit Documents, the aggregate obligations and liabilities of any entity incorporated under the laws of the Grand Duchy of Luxembourg (a “Luxembourg Guarantor”) with respect to the payment under a joint and several liability clause of any borrowing, costs or expenses, and the granting of any guaranty, indemnity or security under the Credit Agreement or any other Credit Documents:

(i) shall not include any payment which, if made, would either constitute a misuse of corporate assets as defined under article 171-1 of the Luxembourg law of 10 August 1915 concerning commercial companies, as amended, (the “LSC”) or amount to prohibited financial assistance as provided in article 49-6 of the LSC or any equivalent provisions applicable to the relevant Luxembourg Guarantors; and

(ii) shall be limited to the aggregate of:

(A) any sums borrowed by such Luxembourg Guarantor or any sum borrowed by such Luxembourg Guarantor’s direct or indirect Subsidiaries under the Credit Agreement; and

(B) ninety percent (90%) of the shareholder’s equity (capitaux propres, as referred to in article 34 of the Luxembourg law of 19th December 2002 on the commercial register and annual accounts, as amended) of such Luxembourg Guarantor as (x) shown in the latest financial statements (comptes annuels) available at the date of the relevant payment hereunder and approved by a shareholder’s meeting of such Luxembourg Guarantor or, if higher, (y) existing as of the date such Luxembourg Guarantor becomes party to this Credit Agreement pursuant to Section 7.13.

Section 4.02 Obligations Unconditional. The obligations of the Guarantors as described and as limited under Section 4.01 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents or other documents relating to the Obligations, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.02 that the obligations of the Guarantors shall be absolute, irrevocable and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against the Borrowers or any other Guarantor for amounts paid under this Article IV until such time as the Obligations have been irrevocably paid in full and the Commitment have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, or other documents relating to the Obligations, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, or other documents relating to the Obligations, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its Guaranteed Obligations, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, or other documents relating to the Guaranteed Obligations, or any other agreement or instrument referred to in the Credit Documents or such Swap Contracts, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

Section 4.03 Reinstatement. The obligations of the Guarantors under this Article IV shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings pursuant to any Debtor Relief Laws or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any Debtor Relief Law.

Section 4.04 Certain Waivers. Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Guaranteed Obligations, except through the exercise of rights of subrogation pursuant to Section 4.02 and through the exercise of rights of contribution pursuant to Section 4.06. Each Guarantor further expressly waives any right to require that any action be brought against the Borrowers or any other Credit Party or to require recourse to security.

Section 4.05 Remedies. The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 9.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.02) for purposes of Section 4.01 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Guaranteed Obligations being deemed to have become automatically due and payable), the Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.01.

Section 4.06 Rights of Contribution. The Guarantors hereby agree as among themselves that, if any Guarantor (other than FSE) shall make an Excess Payment (as defined below), such Guarantor shall have a right of contribution from each other Guarantor of the respective Guaranteed Obligations in an amount equal to such other Guarantor’s Contribution Share (as defined below) of such Excess Payment; provided that such other Guarantor shall not be obligated to contribute an amount in excess of the amount that could at that point in time be claimed from such other Guarantor under Section 4.01(a) above after giving effect to Sections 4.01(b), (c), (d) and (f), (the “capped amount”), and that its payment under this Section 4.06 and any payment under Section 4.01 made at the same time shall in aggregate not exceed the capped amount. The payment obligations of any Guarantor under this Section 4.06 shall be subordinate and subject in right of payment to the Guaranteed Obligations until such time as all Obligations have been paid in full and the Commitments have expired or terminated, and none of the Guarantors shall exercise any right or remedy under this Section 4.06 against any other Guarantor until such Obligations have been paid in full and the Commitments have expired or terminated. For purposes of this Section 4.06, (a) “Excess Payment” shall mean the amount paid by any Guarantor (other than FSE) in excess of its Ratable Share of any Guaranteed Obligations; (b) “Ratable Share” shall mean, for any Guarantor in respect of any payment of Guaranteed Obligations, the ratio (expressed as a percentage) as of the date of such payment of Guaranteed Obligations of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of all Guarantors of the respective Guaranteed Obligations exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of such Guarantors; provided, however, that, for purposes of calculating the Ratable Shares of the Guarantors in respect of any payment of Guaranteed Obligations, any Guarantor that became a Guarantor subsequent to the date of any such payment shall be deemed to have been a Guarantor on the date of such payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such payment; and (c) “Contribution Share” shall mean, for any

Guarantor (of the respective Guaranteed Obligations) in respect of any Excess Payment made in respect of such Guaranteed Obligations by any other Guarantor, the ratio (expressed as a percentage) as of the date of such Excess Payment of (i) the amount by which the aggregate present fair salable value of all of its assets and properties exceeds the amount of all debts and liabilities of such Guarantor (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of such Guarantor hereunder) to (ii) the amount by which the aggregate present fair salable value of all assets and other properties of the Guarantors of the respective Guaranteed Obligations other than the maker of such Excess Payment exceeds the amount of all of the debts and liabilities (including contingent, subordinated, unmatured, and unliquidated liabilities, but excluding the obligations of the Credit Parties hereunder) of the Guarantors of the respective Guaranteed Obligations other than the maker of such Excess Payment; provided, however, that, for purposes of calculating the Contribution Shares of the Guarantors in respect of any Excess Payment, any Guarantor that became a Guarantor subsequent to the date of any such Excess Payment shall be deemed to have been a Guarantor on the date of such Excess Payment and the financial information for such Guarantor as of the date such Guarantor became a Guarantor shall be utilized for such Guarantor in connection with such Excess Payment. This Section 4.06 shall not be deemed to affect any right of subrogation, indemnity, reimbursement or contribution that any Guarantor may have under Law against the Borrowers in respect of any payment of Guaranteed Obligations. Notwithstanding the foregoing, all rights of contribution against any Guarantor shall terminate from and after such time, if ever, that such Guarantor is relieved of its obligations in accordance with Section 4.08.

Section 4.07 Guaranty of Payment; Continuing Guaranty. Each guaranty in this Article IV is a guaranty of payment and not of collection, is a continuing guaranty, and shall apply to all Guaranteed Obligations of the respective Guarantor whenever arising.

Section 4.08 Release of Guarantors. In the event that all of the Capital Stock of one or more Guarantors (excluding the Principal Guarantors, Luxco and New Finco 1) is sold or otherwise disposed of or dissolved or liquidated in compliance with the requirements of, or as permitted by, this Credit Agreement (or such sale, other disposition or dissolution or liquidation has been approved in writing by the Required Lenders (or all the Lenders if required by Section 11.01)) and the proceeds of such sale, disposition or liquidation are applied in accordance with the provisions of Section 2.06(b), to the extent applicable, such Guarantor (so long as not a Principal Guarantor, Luxco or New Finco 1) shall, upon consummation of such sale or other disposition (except to the extent that such sale or disposition is to a member of the Consolidated Group), be released from the guaranty in this Article IV automatically and without further action and such guaranty shall, as to each such Guarantor or Guarantors (so long as not a Principal Guarantor, Luxco or New Finco 1), terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 4.08).

ARTICLE V

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 5.01 Conditions of Initial Credit Extensions. The obligation of each Lender to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent, and the Administrative Agent shall notify FSE and the Lenders promptly upon being so satisfied:

(a) Executed Credit Documents. Receipt by the Administrative Agent of (i) multiple counterparts of this Credit Agreement, (ii) Notes for those Lenders requesting them and (iii) multiple counterparts of the Fee Letter and the Agency Fee Letter, in each case properly executed by a Responsible Officer or duly authorized signatory of each Credit Party thereto (including, in the case of the Credit Agreement, each of the Borrowers and each Guarantor; in the case of the Notes, respective Borrower; and in the case of the other documents listed above, the respective Persons which are to become parties thereto); provided that with respect to New Finco1, Luxco, APP and any Person which is required to become a Guarantor hereunder but has not executed a counterpart of this Credit Agreement on the date of the original execution hereof, such Person may execute a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent (including, in the case of New Finco1, Luxco and APP, by their execution of Borrower Joinder Agreements prior to the Initial Credit Extension hereunder).

(b) Executed Collateral Documents. Receipt by the Administrative Agent of multiple counterparts of each of the Collateral Documents (together with copies of all notices or filings required to be made thereunder, share certificates, stock transfer forms, intercompany notes, allonges, other documents of title, financing statements, mortgages, fully paid American Land Title Association Lender’s Extended Coverage title insurance policies in amounts reasonably satisfactory to the Administrative Agent, opinions of local counsel for the Credit Parties in states in which the real properties to be mortgaged are located, surveys of each mortgaged property in form and substance reasonably satisfactory to the Collateral Agent, flood certificates covering each mortgaged property in form and substance acceptable to the Collateral Agent, evidence that all filing and recording taxes and fees have been paid and other documents required to be provided under the Collateral Documents including such other evidence that all other actions that the Collateral Agent may reasonably deem necessary or desirable in order to create valid and subsisting Liens on the property described in the mortgages has been taken); provided that to the extent any Collateral cannot be perfected by the filing of a Uniform Commercial Code financing statement or taking possession of a stock certificate, if the perfection of the Collateral Agent’s security interest in such Collateral cannot be accomplished prior to the Closing Date after FSE’s use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral or the delivery of any notices, filings or other items described above relating thereto shall not constitute a condition precedent to the Initial Credit Extension hereunder but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to the Administrative Agent. On the date of the initial Credit Extension, the Collateral Documents (together with all related filings and other actions taken) shall be sufficient to create first priority perfected security interests (subject to such exceptions as may be agreed by the Administrative Agent and set forth in the Intercompany Loan Guarantee and Security Documents) over all Required Refinancing Asset Security to secure all APP Obligations. The Obligations other than APP Obligations shall be unsecured.

(c) Executed Intercompany Loan Documents. Receipt by the Administrative Agent of multiple counterparts of fully executed versions of all Intercompany Loan Documents, all of which documents shall be in form and substance reasonably satisfactory to the Administrative Agent. Pursuant to the Intercompany Loan Documents, the Intercompany Loans shall be guaranteed by Required Intercompany Loan Guarantors, and shall be secured by perfected security interests (subject to such exceptions as may be agreed by the Administrative Agent as set forth in the Security Documents and the priorities described in the Intercreditor Agreement) in all Required Intercompany Loan Security.

(d) Executed Intercreditor Agreement. Receipt by the Administrative Agent of multiple counterparts of the Intercreditor Agreement, executed by duly authorized signatories of all Credit Parties thereto. In addition to the other provisions thereof, the Intercreditor Agreement shall contain provisions providing the Agreed Waterfall with respect to proceeds of the Required Refinancing Asset Security and the Required Intercompany Loan Security.

(e) Executed Bridge Credit Agreement. Receipt by the Administrative Agent of multiple counterparts of the Bridge Credit Agreement and/or the indenture relating to the Refinancing Securities, in each case executed by duly authorized signatories of all parties thereto and evidence that all fees, costs and expenses (including, without limitation, Attorney Costs) and other compensation payable thereunder or in connection therewith has been, or will contemporaneously with the first Credit Extension hereunder be, duly paid.

(f) APP Material Adverse Effect. There shall not have occurred a APP Material Adverse Effect since the date of the APP Merger Agreement.

(g) Acquisition Approvals and Documents. Receipt by the Administrative Agent of the following:

(i) Acquisition Agreement and Related Confirmations. An officer’s certificate in form and substance reasonably satisfactory to the Administrative Agent, with:

(A) a certified copy of the APP Merger Agreement, each of Related Agreements (as such term is defined in the APP Merger Agreement) and any material ancillary document thereto, in each case duly executed by the parties thereto;

(B) a certified copy of the CVR Indenture;

(C) confirmation that there have been no amendments, modifications or waivers to the documents referred to in the foregoing clauses (A) and (B), except as consented to by the Arrangers (acting reasonably) or which are not materially adverse to the interests of the Lenders;

(D) confirmation that the APP Acquisition will, contemporaneously with the closing and initial Credit Extension hereunder, be consummated in accordance with the terms of the APP Merger Agreement in all material respects and in compliance with all applicable Laws and that no term of the APP Merger Agreement, or provision for the calculation, time for making payment or subordination of the CVRs, has been waived or amended in a manner or to an extent which is materially adverse to the interests of the Lenders (except as may be consented to by the Arrangers, acting reasonably);

(E) confirmation that all conditions to the APP Merger Agreement have been satisfied or waived with the consent of the Arrangers (acting reasonably) and that neither FSE nor FKP is entitled to terminate the APP Merger Agreement or to refuse to complete the Merger (as defined therein), it being understood that if FSE or FKP is entitled to terminate the APP Merger Agreement in accordance with its terms, FSE or FKP (as the case may be) may still complete the Merger (as defined in the APP Merger Agreement) with the consent of the Arrangers, acting reasonably);

(F) confirmation that the Consolidated Group will have sufficient liquidity for its existing and anticipated business after consummation of the APP Acquisition and the transactions relating thereto, the initial Credit Extensions hereunder and payment in full of the fees and expenses relating to the APP Acquisition and the establishment of the credit facilities hereunder; and

(G) confirmation that the terms of any anti-trust or competition approval or any agreement of any member of the Consolidated Group with any Governmental Authority in relation to such approval do not impose any limitation on, or requirement to dispose of, any assets or businesses of the Consolidated Group which would have a material adverse effect (as construed under the governing law of the APP Merger Agreement) on the business, operations, financial condition or results or operations of the combined business of Fresenius Kabi AG and APP after giving effect to the consummation of the APP Acquisition or is otherwise consented to by the Arrangers (acting reasonably).

(ii) Required Consents. Evidence that all governmental, regulatory and other third party approvals and consents for the APP Acquisition that are conditions to closing of the APP Merger have been granted or obtained (or evidence that any applicable waiting period in relation thereto has expired), including any competition authority approvals.

(iii) Debt Rating. Evidence of a Debt Rating for FSE and for the credit facilities established under this Credit Agreement from each of S&P and Moody’s after giving effect to the APP Acquisition, and confirmation that such Debt Ratings remain in effect on the Closing Date.

(h) Financial Information. On or prior to the Closing Date, the Administrative Agent shall have received true and correct copies of the Original Financial Statements, in each case in substantially the form approved by the Administrative Agent prior to the date hereof or in such other form as may be satisfactory to the Administrative Agent (acting reasonably).

(i) Corporate Documents. Receipt by the Administrative Agent of a certificate of a Responsible Officer or duly authorized signatory of each Credit Party attaching each of the following documents and certifying that each is true and correct and complete and in full force and effect as of the Closing Date:

(i) Charter Documents. Copies of its certificate of organization or equivalent, certified to be true and correct as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its organization.

(ii) Bylaws. Copies of its bylaws, operating agreement or partnership agreement or the equivalent, including, in relation to Luxco, copy excerpt from the Luxembourg Trade and Companies Register.

(iii) Resolutions. Copies of its resolutions approving and adopting the Credit Documents to which it is a party, the transactions contemplated herein and therein, and authorizing the execution and delivery thereof.

(iv) Incumbency. Original incumbency certificates or the equivalent (if available from the applicable jurisdiction) identifying the officers thereof authorized to act on its behalf in connection with the Credit Documents.

(v) Good Standing. Certificates of good standing or the equivalent (if available from the applicable jurisdiction), certified as of a recent date by the appropriate Governmental Authorities from the state or other jurisdiction of its organization, and such other states or jurisdictions as the Administrative Agent may reasonably request.

(vi) Solvency. (A) a solvency certificate from the chief financial officer of FSE in form and substance reasonably satisfactory to the Administrative Agent certifying as to the solvency of the members of the Consolidated Group organized in the United States taken as a whole, and (B) a non-bankruptcy certificate issued by the 2ème section du Greffe du Tribunal d’Arrondissement de Luxembourg in respect of Luxco.

(vii) Borrowing Powers. A certificate from a Responsible Officer of FSE confirming that utilization by the Borrowers of the Aggregate Commitments in full would not breach any borrowing limit binding on any Credit Party.

(j) Legal Opinions. Receipt by the Administrative Agent of favorable legal opinions from counsel to FSE and other members of the Consolidated Group (or counsel to the Administrative Agent where customary according to market practice in the relevant jurisdiction) in form and substance reasonably satisfactory to the Administrative Agent and the Arrangers regarding, among other things, existence and due authorization, execution, delivery and enforceability of the Credit Documents, no violations of

Organizational Documents, certain material agreements or applicable Law caused by the execution, delivery and performance of the Credit Documents, and the attachment and perfection of security interests in the collateral pledged to secure the APP Obligations and the obligations pursuant to the Intercompany Loan Documents (including local counsel opinions).

(k) Existing APP Indebtedness. Evidence of repayment of the loans and obligations owing by APP Inc. and its Subsidiaries and affiliates under the Existing APP Credit Agreement, termination of the commitments thereunder and release of the security interests relating thereto and evidence that (except as permitted under Section 8.01) all other Indebtedness of APP has been repaid and discharged in full.

(l) Litigation. There shall be no actions, suits or proceedings with respect to any document entered into or to be entered into in connection with the APP Acquisition, the Credit Documents or the Intercompany Loan Documents which is reasonably likely to have a material adverse effect on the business, operations, financial condition or results of the Consolidated Group, after giving effect to the consummation of the APP Acquisition.

(m) Fees, etc. FSE shall have paid to the Administrative Agent (and its relevant affiliates) and each Lender all costs, fees and expenses (including, without limitation, Attorney Costs) and other compensation contemplated hereby payable to the Administrative Agent or such Lender to the extent then due.

(n) Existing Notes. Evidence that the Existing Notes will remain outstanding after the date hereof and that no member of the Consolidated Group shall be under any obligation to provide any additional guaranties or security for the Existing Notes or any other existing Indebtedness of the Consolidated Group as a consequence of the entry into this Credit Agreement.

(o) Equity Documents. Evidence that the equity contribution in a minimum amount of €600,000,000 has been, or will concurrently with the initial Credit Extension hereunder be, made by FSE and copies of the approved equity commitment documents dated July 6, 2008 (together with any amendments thereto that would not be materially adverse to the interests of the Lenders, or as otherwise consented to by the Arrangers) in form and substance reasonably satisfactory to the Arrangers.

(p) Group Structure Chart. A copy of the structure chart for the Consolidated Group as in effect immediately following consummation of the APP Acquisition, in form and substance satisfactory to the Arrangers (acting reasonably).

(q) Funds Flow. A copy of the funds flow statement in a form reasonably satisfactory to the Administrative Agent.

(r) “Know-your-customer” checks. FSE shall have delivered (or caused the relevant Borrower to deliver) such information as may be required to comply with the “know-your-customer” requirements in respect of each Borrower.

(s) Process Agent. Evidence of appointment of an agent for service of process (which may be another Credit Party) by each Credit Party in New York.

Section 5.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension is subject to the following conditions precedent:

(a) The representations and warranties contained in Article VI or any other Credit Document or Intercompany Loan Document, or that are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date;

(b) No Default or Event of Default shall exist, or would result from, such proposed Credit Extension;

(c) The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof;

(d) In the case of any requested incurrence of Target Revolving Obligations or Group Revolving Obligations, same shall not be made if there would be required a mandatory prepayment of such Tranche on such date pursuant to the provisions of Section 2.06(b), unless arrangements reasonably satisfactory to the Administrative Agent are made so that such prepayments are made on such date and in such amounts so that, after giving effect to the respective Extension of Credit, there would no longer be any requirement for additional mandatory prepayment under the respective such provisions;

it being understood that compliance with the financial covenants contained in Section 8.14 herein shall not be a condition to the Initial Credit Extension hereunder.

Each Borrowing pursuant to any Request for Credit Extension (including requests for conversions or continuations) submitted by the Borrowers shall be deemed to be a representation and warranty by such Borrowers that the conditions specified (x) in Sections 5.02(a), (b) and (d) have been satisfied on and as of the date of the applicable Credit Extension and (y) if the respective Credit Extension will occur on the Closing Date, in Section 5.01 (although, if any documentation described therein is required to be satisfactory to the Administrative Agent, the Collateral Agent or any Lender, the Borrowers shall not be required to represent or warrant as to such satisfaction).

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Credit Agreement and to make the Loans, each of the Credit Parties makes the following representations, warranties and agreements on the Closing Date and on the date of each Credit Extension, all of which shall survive the execution and delivery of this Credit Agreement and the making of the Loans, with the occurrence of each Credit Extension on or after the initial Credit Extension being deemed to constitute a representation and warranty that the matters specified in this Section 6 are true and correct in all material respects on the date of each such Credit Extension (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

Section 6.01 Existence, Qualification and Power; Compliance with Laws. Each Credit Party and each Intercompany Loan Credit Party (a) is a corporation, partnership, limited liability company or other entity duly organized or formed, validly existing and in good standing (to the extent such concept exists in the applicable jurisdiction and except to the extent that the failure to be in good standing could not reasonably be expected to have a Material Adverse Effect) under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents and the Intercompany Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing (to the extent such concept exists in the applicable jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license and (d) is in compliance with all Laws, except in the case of clauses (b)(i), (c) and (d), for any failures so long as the aggregate effect thereof could not be reasonably expected to have a Material Adverse Effect.

Section 6.02 Authorization; No Contravention. The execution, delivery and performance by each Credit Party and each Intercompany Loan Credit Party of each Credit Document and each Intercompany Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not (a) contravene the terms of any of such Person’s Organization Documents; (b) materially conflict with or result in any material breach or contravention of, or the creation of any Lien under, (i) any material Contractual Obligation to which such Person is a party or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) violate any Law; or (d) except to the extent it would not have a Material Adverse Effect, result in a limitation on any licenses, permits, certificates or determinations of need or other approvals applicable to the business, operations or properties of any Credit Party or Intercompany Loan Credit Party.

Section 6.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, (x) any Credit Party of this Credit Agreement or any other Credit Document, or

(y) any Intercompany Loan Credit Party of any Intercompany Loan Agreement or any other Intercompany Loan Document, except for (i) filings necessary to perfect the Liens on the Collateral granted by the Credit Parties in favor of the Secured Creditors and the Intercompany Loan Secured Creditors (which filings will be made within 15 days of the Closing Date or as otherwise contemplated pursuant to Section 11.17) and (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date, except in the case of court proceedings before a Luxembourg court or the presentation of any Credit Document (either directly or by way of reference) to an official Luxembourg authority (autoritée constituée), such court or official authority may require registration of all or part of the Credit Agreement and/or of any other Credit Document with the Administration de l’Enregistrement et des Domaines in Luxembourg, which may result in registration duties in Luxembourg, at a fixed rate of EUR12 or at an ad valorem rate depending on the nature of the registered documents, becoming due and payable.

Section 6.04 Binding Effect. (a) This Credit Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Credit Agreement and the other Credit Documents constitute legal, valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

(b) Each Intercompany Loan Agreement and each other Intercompany Loan Document has been duly executed and delivered by each Intercompany Loan Credit Party that is party thereto. The Intercompany Loan Agreements and the other Intercompany Loan Documents constitute legal, valid and binding obligations of such Intercompany Loan Credit Parties, enforceable against such Intercompany Loan Credit Parties in accordance with its terms, except to the extent the enforceability thereof may be limited by applicable Debtor Relief Laws affecting creditors’ rights generally and by equitable principles of law (regardless of whether enforcement is sought in equity or at law).

Section 6.05 Financial Statements. (a) The audited consolidated balance sheets of FSE and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the financial condition of FSE and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) reflect all material indebtedness and other material liabilities, direct or contingent, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness of FSE and its Subsidiaries.

(b) The audited consolidated balance sheets of the FMC KGaA and its Subsidiaries for the fiscal year ended December 31, 2007, and the related consolidated statements of income, shareholders’ equity and cash flows for such fiscal year, including the notes thereto (A) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (B) fairly present the financial condition of FMC KGaA and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (C) reflect all material indebtedness and other material liabilities, direct or contingent, as of the date thereof, including liabilities for taxes, material commitments and Indebtedness of FMC KGaA and its Subsidiaries.

Section 6.06 No Material Adverse Effect. Since March 31, 2008, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.07 Litigation. There are no actions, suits, investigations, criminal prosecutions, civil investigative demands, imposition of criminal or civil fines or penalties, proceedings, claims or disputes pending or, to the knowledge of the Credit Parties after due and diligent investigation, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any member of the Consolidated Group or against any of their respective properties or revenues that (a) purport to affect or pertain to this Credit Agreement or any other Credit Document, or any of the transactions contemplated hereby, or (b) if determined adversely, would reasonably be expected to have a Material Adverse Effect.

Section 6.08 No Default. No member of the Consolidated Group is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Credit Agreement or any other Credit Document or any Intercompany Loan Document.

Section 6.09 Ownership of Property; Liens. Each member of the Consolidated Group has good record and marketable title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Liens permitted by Section 8.02.

Section 6.10 Environmental Compliance. There are no facts, circumstances or conditions relating to the past or present business or operations of the members of the Consolidated Group, or any of their respective predecessors (including the disposal of any wastes, hazardous substances or other materials), or to any past or present property of any member of the Consolidated Group, that could reasonably be expected to give rise to any claim, proceeding or action, or to any liability, under any Environmental Law, except as would not reasonably be expected to have a Material Adverse Effect.

Section 6.11 Insurance. The properties of the Consolidated Group are insured pursuant to self-insurance arrangements or with financially sound and reputable insurance companies that are not Affiliates of any Credit Party, in each case in such kinds, types, amounts and with such deductibles and self-insurance retentions as are in accordance with sound business practice.

Section 6.12 Taxes. Except as otherwise disclosed to the Administrative Agent in writing prior to the Effective Date, each member of the Consolidated Group has timely filed all material federal, state and other tax returns and reports required to be filed, and have timely paid all taxes shown thereon to be due and has paid all other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their operations, properties, income or assets otherwise due and payable, except those that are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no on-going, pending or proposed tax proceeding, audit or assessment against any of the Credit Parties or any Subsidiary that has or would have a Material Adverse Effect.

Section 6.13 ERISA Compliance. (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws, except as otherwise disclosed to the Administrative Agent in writing prior to the Effective Date. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is pending before the IRS covering all tax law changes prior to and including the Economic Growth and Tax Relief Reconciliation Act of 2001 with respect thereto and, to the best knowledge of the Credit Parties, nothing has occurred that would prevent, or cause the loss of, such qualification. The Credit Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.

(b) There are no pending or, to the best knowledge of the Credit Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that have had or could reasonably be expected to have a Material Adverse Effect. There has been no non-exempt prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except to the extent it would not reasonably be expected to have a Material Adverse Effect (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Credit Parties nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Credit Parties nor any ERISA Affiliate has engaged in a transaction that could reasonably be expected to be subject to Sections 4069 or 4212(c) of ERISA.

(d) Each Non-U.S. Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. None of the

Credit Parties have incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan, (other than with respect to any pension plan to which a member of the Consolidated Group incorporated in Germany contributes to or which is administered by a member of the Consolidated Group incorporated in Germany). The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan (other than with respect to any pension plan operated under German law to the extent appropriate reserves and accruals have been made in accordance with the requirements of German law), determined as of the end of the Credit Party’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

Section 6.14 Jurisdiction of Organization, Capital Stock and Ownership of Credit Parties. (a) As of the Closing Date, set forth on Schedule 6.14, with respect to each Credit Party and each Intercompany Loan Credit Party, is the jurisdiction of organization, classes of Capital Stock (including options, warrants, rights of subscription, conversion, exchangeability and other similar rights), ownership and ownership percentages thereof. The outstanding shares of Capital Stock have been validly issued, fully paid and are non-assessable and owned free of Liens other than Liens permitted by Section 8.02. The outstanding shares of Capital Stock shown are not the subject of buy-sell, voting trust or other shareholder agreement except as identified on Schedule 6.14.

(b) Each of the Borrowers and each of the borrowers of Intercompany Loans is a Wholly Owned Subsidiary of FSE.

(c) Fresenius Kabi AG is a Wholly Owned Subsidiary of FSE.

(d) As at the Closing Date, FKP is a Wholly Owned Subsidiary of FKPH.

Section 6.15 Margin Regulations; Investment Company Act. (a) The Credit Parties are not engaged and will not engage, principally or as one of their important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. Not more than twenty-five percent (25%) of the value of the assets subject to the provisions of Section 8.02 or Section 8.05 or subject to any restriction contained in any agreement or instrument between a Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness will be Margin Stock. None of the making of any Loan, nor the use of the proceeds thereof, nor the guaranties thereof and security therefor, nor the consummation of the APP Acquisition violates or is inconsistent with the provisions of the Margin Regulations.

(b) None of the Credit Parties, any Person Controlling a Credit Party, or any member of the Consolidated Group is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 6.16 Disclosure. No report, financial statement, certificate or other information (other than information of a general economic nature) furnished (whether in writing or orally) by or on behalf of any Credit Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Credit Agreement or delivered hereunder

(as modified or supplemented by other information so furnished) taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Credit Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections are subject to uncertainties and contingencies beyond the control of the Credit Parties and that no assurance can be given that such projections will be realized.

Section 6.17 Compliance with Laws. Each member of the Consolidated Group is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions, settlements or other agreements with any Governmental Authority and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 6.18 Intellectual Property; Licenses, Etc. Except to the extent it would not reasonably be expected to have a Material Adverse Effect, (a) the Consolidated Group possesses the right to use all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are used in or reasonably necessary for the operation of their respective businesses, without conflict with, infringement or violation of the rights of any other Person, (b) to the best knowledge of the Credit Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any member of the Consolidated Group infringes upon any rights held by any other Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Credit Parties, threatened.

Section 6.19 Collateral Documents. (a) The provisions of the Collateral Documents are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the Credit Parties in the relevant Collateral described therein, and the Collateral Agent, for the benefit of the Secured Creditors, has (or within 10 Business Days following the Closing Date will have) a fully perfected security interest in all right, title and interest in all of the Collateral described therein, subject to no other Liens other than Permitted Liens and to any exceptions expressly provided in the relevant Collateral Document.

(b) The provisions of the Intercompany Loan Guarantee and Security Documents are effective to create in favor the Intercompany Loan Collateral Agent for the benefit of the Intercompany Loan Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of the respective Intercompany Loan Credit Parties in the relevant Intercompany Loan Collateral described therein, and the Intercompany Loan Collateral Agent, for the benefit of the Intercompany Loan Secured Creditors, has (or within ten (10) business days following the Closing Date will have) a fully perfected security interest in all rights, title and interest in all of the Intercompany Loan Collateral described therein, subject to no other liens other than Permitted Liens and to any exceptions expressly provided in the relevant Intercompany Loan Guarantee and Security Document.

Section 6.20 Solvency. (a) In relation to each Domestic Credit Party and each Domestic Intercompany Loan Credit Party (after giving effect to all Indebtedness (including the Loans, the Indebtedness under the Bridge Credit Agreement and Indebtedness under the Intercompany Loan Documents) being incurred or assumed and Liens created in connection therewith), (i) the sum of the fair value of the assets of each Domestic Credit Party and each Domestic Intercompany Loan Credit Party and their respective Subsidiaries (taken as a whole) will exceed its or their respective probable debts (taken as a whole), (ii) the sum of the present fair saleable value of the assets of each Domestic Credit Party and each Domestic Intercompany Loan Credit Party and their respective Subsidiaries (taken as a whole) will exceed their respective probable debts (taken as a whole), (iii) each Domestic Credit Party and each Domestic Intercompany Loan Credit Party and their respective Subsidiaries (taken as a whole) has or have not incurred and does or do not intend to incur, and does or do not believe that it or they will incur, debts beyond its or their respective ability to pay such debts as such debts mature, and (iv) each Domestic Credit Party and its Subsidiaries (taken as a whole) will not have unreasonably small capital with which to conduct its or their respective businesses.

For purposes of this Section 6.20, “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 6.21 Employment and Labor Relations. No member of the Consolidated Group is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any member of the Consolidated Group or, to the knowledge of FSE and the Borrowers, threatened against any of them, before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any member of the Consolidated Group or, to the knowledge of FSE and the Borrowers, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against any member of the Consolidated Group or, to the knowledge of FSE and the Borrower, threatened against any member of the Consolidated Group, (iii) no union representation question exists with respect to the employees of any member of the Consolidated Group, (iv) no equal employment opportunity charges or other claims of employment discrimination are pending or, to the knowledge of FSE, threatened against any member of the Consolidated Group and (v) no wage and hour department investigation has been made of any member of the Consolidated Group, except (with respect to any matter specified above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 6.22 Ranking. The claims of the Lenders against FSE and each of the Credit Parties under the Credit Documents to which they are party rank at least pari passu with the claims of all of their respective unsecured, unsubordinated creditors except those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application. The claims of the respective lenders of Intercompany Loans against the respective borrowers thereof (and any guarantors thereof) rank at least pari passu with the claims of all of their respective unsecured, unsubordinated creditors except those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

ARTICLE VII

AFFIRMATIVE COVENANTS

Until the Loan Obligations hereunder shall have been paid in full, and the Commitments hereunder shall have expired or been terminated, the Credit Parties will, and will cause members of the Consolidated Group to:

Section 7.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) Within 120 days after the last day of each fiscal year of FSE, (i) the audited consolidated balance sheet of (x) FSE and its Subsidiaries and (y) FMC KGaA and its Subsidiaries, in each case as at the end of such fiscal year and the related consolidated statements of income and shareholders’ equity and statement of cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year and certified by KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft or other firm of auditors in accordance with Section 7.21, (ii) the unaudited consolidated balance sheet of (x) FSE and its Subsidiaries (excluding FMC KGaA and its Subsidiaries) and of (y) each Required Kabi Financial Statement Subsidiary and their respective Subsidiaries (but in each instance covered by this clause (y), excluding the results of FKPH and its Subsidiaries), in each case as at the end of such fiscal year and the related consolidated statements of income and shareholders’ equity and statement of cash flows for such fiscal years setting forth comparative figures for the preceding fiscal year, all of which shall be certified by the chief financial officer of FSE that they fairly present in all material respects in accordance with GAAP (except that the consolidated financial statements of FSE and its Subsidiaries provided pursuant to this clause (ii) shall exclude FMC KGaA and its Subsidiaries and the consolidated financial statements of each of the Required Kabi Financial Statement Subsidiaries provided pursuant to this clause (ii) shall exclude FKPH and its Subsidiaries) the financial condition of the respective consolidated group as of the dates indicated and the results of their operations for the periods indicated, and (iii) the unconsolidated balance sheet of each Borrower as at the end of such fiscal year and the related unconsolidated statements of income and shareholders’ equity and statement of cash flows for such fiscal year for each Borrower, each of which shall be certified by the chief financial officer of FSE that they fairly present in all material respects in accordance with GAAP the financial condition of the respective Borrower as of the dates indicated and the results of their operations for the periods indicated; and

(b) Within 60 days after the last day of each of the first three fiscal quarters of FSE, (i) the unaudited consolidated balance sheets of (x) FSE and its Subsidiaries, (y) FMC KGaA and its Subsidiaries and (z) FSE and its Subsidiaries (excluding FMC KGaA and its Subsidiaries), in each case as at the end of such fiscal quarter and related consolidated statements of income and shareholders’ equity and statement of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by the chief financial officer of FSE that they fairly present in all material respects in accordance with GAAP the financial condition of the respective consolidated group as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments, the absence of footnotes and the exclusion of FMC KGaA and its Subsidiaries in the case of the financial statements delivered pursuant to sub-clause (z) above, and (ii) the unconsolidated balance sheet of each Borrower as at the end of such fiscal quarter and the related unconsolidated statements of income and shareholders’ equity and statement of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter for each Borrower, each of which shall be certified by the chief financial officer of FSE that they fairly present in all material respects in accordance with GAAP the financial condition of the respective Borrower as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Within 60 days after the last day of the second fiscal quarter of FSE and in respect of the period of two fiscal quarters ending on such day (a “Semi-Annual Period”), the unaudited consolidated balance sheets of each Required Kabi Financial Statement Subsidiary and their respective Subsidiaries (but in each instance covered by this subsection (c) excluding the results of FKPH and its Subsidiaries), as at the end of such Semi-Annual Period and related consolidated statements of income and shareholders’ equity and statement of cash flows for such Semi-Annual Period and for the elapsed portion of the fiscal year ended with the last day of such Semi-Annual Period in each case setting forth comparative figures for the corresponding Semi-Annual Period in the prior fiscal year, all of which shall be certified by the chief financial officer of FSE that they fairly present in all material respects in accordance with GAAP the financial condition of the respective consolidated group as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments, the absence of footnotes and the exclusion of FKPH and its Subsidiaries.

Section 7.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:

(a) concurrently with the delivery of the financial statements referred to in Section 7.01(a)(i), a certificate of the independent certified public accountants of FSE or FMC KGaA (as the case may be) certifying such financial statements (such certificate to be without any material qualification) and, in the case of the certification by FSE’s independent certified public accountants, certifying compliance with the financial covenants contained in Section 8.14 herein, to the extent permitted under appropriate rules and practice;

(b) concurrently with the delivery of the financial statements referred to in Sections 7.01(a), (b) and (c), a duly completed Compliance Certificate signed by a Responsible Officer (i) setting forth computations in reasonable detail reasonably satisfactory to the Administrative Agent demonstrating compliance with the financial covenants, (ii) demonstrating compliance with certain other covenants contained herein (including certain Indebtedness permitted under Section 8.01, certain Investments permitted under Section 8.03 and certain Restricted Payments permitted under Section 8.06), (iii) demonstrating compliance with the Kabi Security Coverage Test set out in Section 7.12(a), (iv) setting forth calculations and/or certifications (as appropriate) in reasonable detail satisfactory to the Administrative Agent establishing that there is no mandatory prepayment required in accordance with Section 2.06(b), (v) certifying that no Default or Event of Default exists as of the date thereof (or the nature and extent thereof and proposed actions with respect thereto) and (vi) to the extent necessary pursuant to Section 1.03, including a summary of all material changes in or the consistent application of GAAP affecting the numeric value of the financial covenants, and a reconciliation between calculation of the financial covenants (and determination of the applicable pricing level under the definition of “Applicable Margin”) before and after giving effect to such changes; and

(c) promptly, such additional information regarding the business, financial or corporate affairs of members of the Consolidated Group or of FMC KGaA and its Subsidiaries, or compliance with the terms of the Credit Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), (b) or (c) or Section 7.02(c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on FSE’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided that: (i) FSE shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests FSE to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) FSE shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance FSE shall be required to provide paper copies of the Compliance Certificates required by Section 7.02(b) to the Administrative Agent and each of the Lenders. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by FSE with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (A) the Administrative Agent and the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers or their Affiliates hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (B) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrowers, their Affiliates or their securities) (each, a “Public Lender”). The Borrowers hereby further agree that (1) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (2) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers, their Affiliates or their securities for purposes of United States federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08); (3) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor”; and (4) the Administrative Agent and the Arrangers shall be entitled to treat and shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor”.

Section 7.03 Notification. Promptly notify the Administrative Agent and each Lender party to this Credit Agreement:

(a) after any Credit Party knows or has reason to know of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or, if adversely determined, would reasonably be expected to result in a Material Adverse Effect, including as a result of (i) breach or non-performance of, or any default under, a Contractual Obligation of any Credit Party or any member of the Consolidated Group; (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party or any member of the Consolidated Group and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any member of the Consolidated Group, including pursuant to any applicable Environmental Laws;

(c) of the occurrence of any ERISA Event;

(d) of any material change in accounting policies or financial reporting practices by members of the Consolidated Group to the extent such change affects compliance with the financial covenants hereunder; and

(e) of any change in the Debt Rating.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Credit Parties have taken and propose to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Credit Agreement and any other Credit Document that have been breached.

Section 7.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities, including (a) all material tax liabilities, assessments and governmental charges or levies upon it or its operations, properties, income or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained; (b) all lawful claims that, if overdue and unpaid, would by law become a Lien upon its property (other than Liens permitted hereunder); and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 7.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 8.04 or 8.05 or in a liquidation, dissolution, winding-up or other termination of existence not prohibited by Section 8.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

Section 7.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

Section 7.07 Maintenance of Insurance. Maintain in full force and effect, self-insurance arrangements or insurance with financially sound and reputable insurance companies that are not Affiliates, with respect to its properties and business against loss or damage (including loss of earnings) of the kinds, of such types, in such amounts and with such deductibles and self-insurance retentions as are in accordance with sound business practice including, to the extent requested by the Administrative Agent and in accordance with Section 11.17, delivery to the Administrative Agent of certificates of insurance complying with the requirements of this Section 7.07 for the business and properties of the APP Group, in form and substance reasonably satisfactory to the Administrative Agent and, to the extent relating to Collateral, naming the Collateral Agent as an additional insured and/or as loss payee, and stating that such insurance shall not be canceled or materially revised without at least 30 days’ prior written notice by the insurer to the Collateral Agent.

Section 7.08 Compliance with Laws. Except to the extent the failure to do so would not reasonably be expected to have a Material Adverse Effect, cause each member of the Consolidated Group to (i) comply with all the requirements of Law, and all restrictions and requirements imposed by any Governmental Authority, applicable to it and its property (including Environmental Laws and ERISA), (ii) obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and herein contemplated (including professional licenses and certificates or determinations of need) and (iii) ensure that all Non-U.S. Plans administered by it or into which it makes payments obtains or retains (as applicable) registered status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws.

Section 7.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP (or, with respect to any foreign entity, the equivalent) shall be made of all financial transactions and matters involving the assets and business of the Credit Parties or such member of the Consolidated Group, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Credit Parties or such member of the Consolidated Group, as the case may be.

Section 7.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof (other than materials protected by attorney client privilege or that a Credit Party may not disclose without violation of a confidentiality obligation binding on it) or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice; provided, however, that when an Event of Default exists the Administrative Agent (or any of its representatives or independent contractors) may do any of the foregoing at the joint and several expense of the Credit Parties at any time during normal business hours and without advance notice.

Section 7.11 Use of Proceeds. (a) All proceeds of the Tranche A1 Term Loan and the Tranche B1 Term Loan hereunder shall be used by New Finco 1 to make New Finco 1 Intercompany Term Loans to FKP (or APP Inc. as its successor by merger), and shall be used by FKP (or APP Inc. as its successor by merger) to pay consideration owing pursuant to the APP Acquisition and to pay fees and expenses in connection therewith.

(b) All proceeds of the Tranche A2 Term Loan and the Tranche B2 Term Loan shall be used by APP to repay amounts owing on the Closing Date pursuant to the Existing APP Credit Agreement.

(c) All proceeds of Group Revolving Loans and Group Swing Line Loans shall be used by Luxco to make Luxco Intercompany Revolving Loans to Kabi Finco Sub, and shall be used by Kabi Finco Sub (i) in an amount of up to US$150 million for the purposes described in clause (a) of this Section 7.11 and (ii) to make further loans and advances to members of the Consolidated Group, to be used by them for their working capital and general corporate purposes.

(d) All proceeds of Target Revolving Loans and Target Swing Line Loans incurred on the Closing Date shall be used by APP to repay amounts owing on the Closing Date pursuant to the Existing APP Credit Agreement. All proceeds of Target Revolving Loans and Target Swing Line Loans incurred by APP after the Closing Date shall be used for its and its Subsidiaries’ working capital and general corporate purposes, including repayment of any amounts owing on the Closing Date pursuant to the revolving credit facility under the Existing APP Credit Agreement.

(e) Each Borrower shall apply all amounts borrowed under this Credit Agreement in or towards satisfaction of the purposes referred to in clauses (a) to (d) above and no Lender shall be obligated to concern itself with such application. No proceeds of any Credit Extension will be used for purposes which result in a contravention of Law or any Credit Document.

Section 7.12 Additional Security; Further Assurances. (a) FSE shall ensure that if, for any period of four consecutive fiscal quarters ended on either the last day of a fiscal year of FSE or the last day of the second fiscal quarter of FSE (and in either case ended after the Closing Date), either the aggregate Consolidated EBITDA of the Kabi Security Subsidiaries (excluding all financial results attributable to, and dividends received from, FKPH and its Subsidiaries) or the aggregate consolidated total sales of the Kabi Security Subsidiaries (excluding all financial results attributable to, and dividends received from, FKPH and its Subsidiaries), represents less than 60% of Consolidated EBITDA or consolidated total sales, as the case may be, of the Kabi Group (excluding all financial results attributable to, and dividends received from, FKPH and its Subsidiaries) (with the foregoing tests being herein collectively called the “Kabi Security Coverage Test”), then FSE shall (as promptly as practicable, and in any event, within 30 days after the date of delivery of the financial statements of FSE for the respective fiscal year or second quarter of the respective fiscal year), designate (in writing to the Administrative Agent) additional first-tier Subsidiaries of Fresenius Kabi AG as Kabi Security Subsidiaries, at which time all Capital Stock of such newly designated Kabi Security Subsidiaries shall constitute Required Intercompany Loan Security and shall, together with all intercompany loans referred to in clause (D) of the definition thereof, be pledged within 5 Business Days of such designation by FSE, pursuant to Intercompany Loan Guarantee and Security Documents reasonably satisfactory to the Administrative Agent, to secure the Intercompany Loan Obligations, with the effect being that, if such newly designated Kabi Security Subsidiaries had been Kabi Security Subsidiaries at all times during the respective four consecutive fiscal quarter period being tested, the Kabi Security Coverage Test would have been satisfied. In connection with any designation of additional Kabi Security Subsidiaries pursuant to this Section 7.12(a), FSE shall also take, or cause to be taken, such actions as may be necessary (or reasonably requested by the Administrative Agent or Collateral Agent) so that all Capital Stock of each newly designated Kabi Security Subsidiary, and all intercompany loans referred to in clause (D) of the definition of Required Intercompany Loan Security, are subject to perfected security interests securing the Intercompany Loan Obligations.

(b) If at any time any assets constituting Required Refinancing Assets Security are not subject to perfected security interests pursuant to the then existing Collateral Documents (except as expressly contemplated thereby) securing the APP Obligations, then the Credit Parties shall, or shall cause, such actions to be taken so that such assets are subject to a perfected security interest pursuant to the Collateral Documents (whether by amendment to the existing Collateral Documents or the entering into of new Collateral Documents in form and substance reasonably satisfactory to the Administrative Agent and/or by taking one or more actions as described in following clause (d)) securing the APP Obligations.

(c) If at any time any assets constituting Required Intercompany Loan Security are not subject to perfected security interests securing all obligations pursuant to the New Finco 1 Intercompany Term Loan Documents and the Luxco Intercompany Revolving Loan Documents, then the Credit Parties shall take such actions as are necessary (or reasonably requested by the Administrative Agent or Intercompany Collateral Agent) so that all such assets are subject to perfected security interests pursuant to the relevant Luxco Intercompany Revolving Loan Guarantee and Security Documents or New Finco 1 Intercompany Term Loan Guarantee and Security Documents (whether by modification to the existing such documents or the entering into of new such documents in form and substance reasonably satisfactory to the Administrative Agent and/or by taking one or more actions as described in following clause (d)).

(d) Make, execute, endorse, acknowledge, file and/or deliver (and will cause each of the other Credit Parties to so do, at the joint and several expense of the Credit Parties), to the Collateral Agent or the Intercompany Loan Collateral Agent, as appropriate, from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys, reports, landlord waivers, bailee agreements, control agreements and other assurances or instruments and take such further steps (except to the extent expressly not required to be taken by the terms of the relevant Collateral Documents) relating to the Collateral covered by any of the Collateral Documents, (including the actions as contemplated by preceding clauses (a) and (b) or in connection therewith), or any collateral covered by any of the Intercompany Loan Guarantee And Security Documents (including the actions contemplated by preceding clause (c) and other actions in connection therewith), in each case as the Collateral Agent or the Intercompany Loan Collateral Agent may reasonably require. Furthermore, FSE will, and will cause the other Credit Parties to, deliver to the Collateral Agent and/or the Intercompany Loan Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure itself that this Section 7.12 has been complied with.

(e) Each of FSE and the Borrowers agree that each action required by clauses (a) and (b) of this Section 7.12 shall be completed as soon as possible, but in no event later than 45 days (or such longer period as the Administrative Agent may agree) after such action is requested to be taken by the Administrative Agent, the Collateral Agent, the Intercompany Loan Collateral Agent or the Required Lenders (or, in the case of preceding clause (a), within 45 days (or such longer period as the Administrative Agent may agree) after the date of delivery of financial statements of FSE for the respective year end or quarter end); provided that, except in the case of compliance with preceding clause (a), FSE and its Subsidiaries shall not be required to take any action, other than using its best efforts, to obtain consents from third parties with respect to its compliance with this Section 7.12.

Section 7.13 Joinder of Additional Guarantors. (a) Give immediate notice to the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Principal Guarantor which is not at such time a Guarantor hereunder, in which case such Principal Guarantor shall become a Guarantor hereunder by execution and delivery of a Guarantor Joinder Agreement and appropriate joinder agreement to the Intercreditor Agreement, or such other documents as the Administrative Agent may deem appropriate, not later than the date upon which such Person became a Principal Guarantor, together with such organizational documents, resolutions, opinions of counsel and such other documents as the Administrative Agent may reasonably request in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) Give prompt notice to the Administrative Agent of the formation, acquisition (or other receipt of interests) or existence of any Required Intercompany Loan Guarantor which is not at such time an Intercompany Loan Guarantor, and shall cause any such Required Intercompany Loan Guarantor to become an Intercompany Loan Guarantor by execution and delivery of an appropriate joinder agreement with respect to the guarantees provided pursuant to the relevant Intercompany Loan Documents and appropriate joinder agreement to the Intercreditor Agreement, or such other documents as the Administrative Agent may deem appropriate, within 45 days (or such longer period as the Administrative Agent may agree) of the formation, acquisition or existence thereof, together with such organizational documents, resolutions, opinions of counsel and such other documents as the Administrative Agent may reasonably request in connection therewith, all in form, content and scope reasonably satisfactory to the Administrative Agent.

Section 7.14 Ownership. At all times (a) each of the Borrowers, FKPH, Fresenius Kabi AG and Kabi Finco Sub shall be a Wholly Owned Subsidiary of FSE and (b) until the consummation of the APP Acquisition, FKP shall be, and at all times thereafter APP shall be, a Wholly Owned Subsidiary of FKPH.

Section 7.15 Interest Rate Protection. Enter into, within ninety (90) days of the Closing Date, and maintain one or more Swap Contracts on such terms as shall be reasonably satisfactory to the Administrative Agent, the effect of which shall be at all times to fix or limit the interest cost with respect to a notional amount of Indebtedness as is from time to time needed so that, at all times, at least 50% of the amount of Consolidated Funded Debt (exclusive of any amounts reflected therein attributable to Indebtedness permitted to be outstanding pursuant to Section 8.01(n)) then outstanding either bears interest (in accordance with its terms) at a fixed rate of interest or it is covered by Swap Contracts which fix or limit the interest cost attributable thereto on terms reasonably satisfactory to the Administrative Agent.

Section 7.16 Maintenance of Company Separateness; Etc. FSE will, and will cause each of New Finco 1, New Finco 2 and Luxco to, satisfy customary company formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, in each case to the extent required by applicable Law, and the maintenance of company records. None of New Finco 1, New Finco 2 or Luxco shall take any action, or conduct its affairs in a manner, which is likely to result in the company existence of FSE or any of its Subsidiaries (including, without limitation, New Finco 1, New Finco 2 and Luxco) being ignored, or in the assets and liabilities of FSE or any of its Subsidiaries (including, without limitation, New Finco 1, New Finco 2 and Luxco) being substantively consolidated with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding. Without limiting the foregoing, each of New Finco 1 and Luxco shall, and FSE shall ensure that each of New Finco 1, New Finco 2 and Luxco shall, at all times maintain at least one independent director and ensure that at least one independent director is required to participate in all votes or decisions respectively of the relevant company.

Section 7.17 Schuldscheindarlehen. FSE shall (or shall cause the relevant member of the Consolidated Group to) ensure that the Schuldscheindarlehen shall be redeemed or refinanced by no later than six months prior to their stated maturities, or at such time provide evidence reasonably satisfactory to the Administrative Agent of sufficient funds or sufficient sources of funds for such purpose, it being understood that no repayment of the Schuldscheindarlehen shall be required until maturity if such evidence is provided.

Section 7.18 “Know your customer” checks. Each Credit Party shall, promptly upon the request of the Administrative Agent or any Lender, supply or cause the supply of such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective Eligible Assignee) in order for the Administrative Agent, such Lender or any prospective Eligible Assignee to carry out and be satisfied with the results of all necessary “know your customer” or other applicable anti-money laundering checks in relation to the identity of any person that it is required to carry out in relation to the transactions contemplated by the Credit Documents.

Section 7.19 Ranking. FSE shall (and shall cause each member of the Consolidated Group to) ensure that the claims of the Lenders against FSE and each of the Credit Parties under the Credit Documents to which they are party rank at least pari passu with the claims of all of their respective unsecured, unsubordinated creditors except those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application. FSE shall (and shall cause each member of the Consolidated Group to) ensure that the claims of the lenders of Intercompany Loans against the respective borrowers thereof (and any guarantors) rank at least pari passu with the claims of all of their respective unsecured, unsubordinated creditors except those whose claims are preferred by any bankruptcy, insolvency, liquidation or similar laws of general application.

Section 7.20 Margin Stock. Take all actions so that at all times the aggregate value of all Margin Stock (other than treasury stock) which would constitute Required Refinancing Asset Security or Required Intercompany Loans Security (in each case, before giving effect to the proviso excluding Margin Stock at the end of the respective such definition) owned by Subsidiaries of FSE which are required to grant security over their assets pursuant to the Collateral Documents and/or Intercompany Loan Guarantee and Security Documents (for such purpose, using the initial purchase price paid by the respective Credit Party or Intercompany Loan Credit Party for the respective shares of Margin Stock) shall not exceed €5 million. So long as the aggregate value of Margin Stock (other than treasury stock) which would otherwise constitute Required Refinancing Asset Security and/or Required Intercompany Loan Security (in each case determined without regard to the proviso to the definitions of such terms excluding Margin Stock), and where the valuation thereof (determined as provided in the preceding sentence) does not exceed €5 million, all Margin Stock at any time owned by any Credit Party or Intercompany Loan Credit Party shall not constitute Collateral or Required Intercompany Loan Security and no security interest shall be granted therein pursuant to any Credit Document or any Intercompany Loan Guarantee and Security Document. Without excusing any violation of the first sentence of this Section 7.20, if at any time the aggregate value of all Margin Stock (other than treasury stock) which would otherwise constitute Required Refinancing Asset Security and/or Required Intercompany Loan Security (in each case determined without regard to the proviso to the definitions of such terms excluding

Margin Stock), and where the valuation thereof (determined as provided in the first sentence of this Section 7.20) exceeds €5 million, then (x) all Margin Stock which would otherwise constitute Required Refinancing Asset Security (without giving effect to the proviso to the definition thereof) shall be pledged, and delivered for pledge, pursuant to the relevant Collateral Documents, (y) all Margin Stock which would otherwise constitute Required Intercompany Loan Security (absent the proviso to the definition thereof) shall thereafter constitute Required Intercompany Loan Security and shall be pledged, and delivered for pledge, pursuant to the relevant Intercompany Guarantee and Security Documents and (z) the Borrowers shall execute and deliver to the Lenders appropriate completed forms (including, without limitation, Forms G-3 and U-1, as appropriate) establishing compliance with the Margin Regulations. If at any time any Margin Stock is required to be pledged as a result of the provisions of the immediately preceding sentence, repayments of outstanding Obligations shall be required to be made, and subsequent Credit Extensions shall only be permitted, in compliance with the applicable provisions of the Margin Regulations.

Section 7.21 Auditors. Each Credit Party shall ensure that its auditors are any one of KPMG Deutsche Treuhand-Gesellschaft, Aktiengesellschaft, Pricewaterhouse Coopers, Ernst & Young or Deloitte & Touche (or any of their respective successors or any other internationally recognised firm of accountants reasonably acceptable to the Administrative Agent) and in the event of any change in such auditors, FSE shall promptly notify the Administrative Agent in writing of such change.

ARTICLE VIII

NEGATIVE COVENANTS

Until the Loan Obligations hereunder shall have been paid in full or otherwise satisfied, and until the Commitments hereunder shall have expired or been terminated, the Credit Parties will not, and will not permit members of the Consolidated Group to:

Section 8.01 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness arising or existing under this Credit Agreement and the other Credit Documents;

(b) unsecured Indebtedness of FFBV pursuant to the Existing Notes and the Schuldscheindarlehen (and pursuant to any refinancings thereof by FFBV), provided that all obligations thereunder remain unsecured and the principal amount of Indebtedness outstanding pursuant to this clause (b) is not increased as a result thereof), and unsecured guarantees thereof by the Existing Notes Guarantors;

(c) Indebtedness of New Finco 2 pursuant to the Bridge Credit Agreement and/or under Refinancing Securities from time to time issued in respect thereof (so long as all proceeds thereof are used to refinance Indebtedness or undrawn commitments under the Bridge Credit Agreement, including any fees, costs and expenses payable in connection with any such refinancing) in a maximum aggregate principal amount not exceeding $1,300 million at any time outstanding, and guarantees of the foregoing by the Principal Guarantors which are also Guarantors in respect of all Obligations hereunder;

(d) obligations of the Intercompany Loan Credit Parties pursuant to the Intercompany Loan Documents;

(e)(i) Indebtedness of the Consolidated Group outstanding on the Effective Date and identified on Schedule 8.01 or pursuant to undrawn commitments identified therein, and any refinancings, refundings, renewals and extensions thereof; provided that (x) the aggregate principal amount of such Indebtedness is not increased at the time of any such refinancing, refunding, renewal or extension, except that the amount of any such refinancing, refunding, renewal or extension may include the costs thereof, including reasonable fees and expenses in connection therewith, (y) there shall be no additional security or guarantors (or different obligors) from those that applied to the Indebtedness being refinanced, refunded, renewed or extended (except for changes not materially adverse to the interests of the Lenders or as otherwise consented to by the Administrative Agent) and (z) the terms of such refinancing, refunding, renewal or extension shall be consistent with prevailing market standards;

(ii) additional unsecured senior Funded Debt of the Existing Notes Issuer and/or the Existing Notes Guarantors; and

(iii) subject to the proviso below, additional Funded Debt of the Consolidated Group in an aggregate outstanding amount not to exceed €200 million at any time; provided that no more than €150 million of such Funded Debt may be Permitted Acquired Debt;

provided that the aggregate outstanding principal amount of Indebtedness incurred under subsection (e)(i), (ii) and (iii) above shall not at any time prior to December 31, 2009 exceed €900 million, such amount to be increased by €200 million with effect from December 31, 2009, and by an additional €200 million with effect from December 31, 2010 (and the €200 million and €150 million sub-limits set forth in subsection (e)(iii) above shall be proportionately increased on such dates).

(f) subject to clause (A) of the last sentence hereof, unsecured intercompany Indebtedness among members of the Consolidated Group;

(g) Indebtedness and obligations (contingent or otherwise) owing under Swap Contracts permitted under Section 8.12;

(h) Indebtedness under capital leases, Synthetic Lease obligations and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case, for capital assets and refinancings, refundings, renewals or extensions thereof, provided that (i) such Indebtedness when incurred shall not exceed the purchase price or cost of construction of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, and (iii) for the Consolidated Group taken as a whole, the total amount of all such Indebtedness incurred after the Closing Date plus the Attributable Principal Amount of Sale and Leaseback Transactions entered into after the Closing Date that are not otherwise included in such Indebtedness shall not exceed €100 million in the aggregate at any time outstanding;

(i) customer deposits and advance payments received from customers for goods purchased in the ordinary course of business;

(j) Indebtedness of FSE (or any direct Finance Subsidiary of FSE that is not a Credit Party or an Intercompany Loan Credit Party and whose obligations in respect of such Indebtedness are guaranteed by FSE) issued or incurred in connection with the making of any payment due under the CVR Indenture, provided that the Consolidated Leverage Ratio immediately following the incurrence of such Indebtedness (and the making of the respective payment) shall be equal to or less than 3.0:1 on a Pro Forma Basis for the incurrence of such Indebtedness (and the making of the relevant payment);

(k) Indebtedness of FSE issued or incurred in connection with the making of any payments due in respect of contingent tax liabilities as a result of, in connection with, arising from, or triggered by the transactions (and any related transactions, including the APP Acquisition) pursuant to the Separation and Distribution Agreement; provided that the Consolidated Leverage Ratio immediately following the incurrence of such Indebtedness (and the making of the respective payment) shall be equal to or less than 3.25:1 on a Pro Forma Basis for the incurrence of such Indebtedness (and the making of the relevant payment);

(l) unsecured Indebtedness under the Existing FFJ Mandatory Exchangeable Bonds and secured intercompany Indebtedness owing by FFBV, and guaranteed by FSE, to Fresenius Finance (Jersey) Limited in connection with the Existing FFJ Mandatory Exchangeable Bonds, to the extent secured by Liens permitted by Section 8.02(s);

(m) Indebtedness in respect of intercompany loans and advances incurred by FSE from FMC KGaA and its Subsidiaries (including, without limitation, pursuant to cash management functions) in an aggregate principal amount not to exceed €200 million at any time outstanding; and

(n) Indebtedness of FSE represented by convertible bonds (which bonds shall be convertible into Capital Stock of FSE on the terms provided therein) issued from time to time by FSE to eligible employees, officers and directors of FSE and/or members of the Consolidated Group (collectively, “eligible employees”) pursuant to stock incentive plans, stock option plans or other equity-based compensation plans or arrangements; provided that (x) such bonds shall be purchased by the respective eligible employees for cash or by the respective eligible employee’s issuance of a non-recourse note with terms corresponding to the terms of the convertible bond and with FSE having the right to offset its obligation on the convertible bond issued by it against the eligible employee’s obligations on the related note, with the result being that convertible bond obligations with corresponding employee notes receivable shall represent stock options issued by FSE and shall not be reflected as a liability on its consolidated financial statements prepared in accordance with GAAP (as in effect at the time of issuance of the respective convertible bonds), and (y) at no time shall the aggregate principal amount of convertible bonds of FSE outstanding pursuant to this clause (n) exceed by more than €20 million the aggregate principal amount of corresponding non-recourse notes held by FSE and given by the respective employees which purchased the respective convertible bonds.

Notwithstanding anything to the contrary contained above in this Section 8.01:

(A) any Indebtedness owing (or guaranteed) by a Person which is a Credit Party or an Intercompany Loan Credit Party to another member of the Consolidated Group which is a Subordinated Intercompany Loan Creditor shall only be permitted if the parties thereto have entered into a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which all obligations of the respective obligor (or guarantor) with respect to such intercompany Indebtedness are subordinated to the repayment in full of the Obligations and/or Intercompany Loan Obligations of the respective such obligor, (or guarantor); provided that the foregoing subordination requirements of this clause (A) shall not apply to (1) loans or guarantees for an aggregate principal amount outstanding each not exceeding €10 million, and in aggregate at any time not exceeding €50 million; (2) any Subordinated Intercompany Loan Creditor that is a German limited liability company (GmbH), German stock corporation (Aktiengesellschaft) or Subsidiary of such German stock corporation to the extent such company or corporation is prohibited from subordinating its obligations under applicable Law; (3) Indebtedness which arises by reason of cash-pooling, set-off or other cash management arrangements of the Consolidated Group to the extent the aggregate outstanding amount in respect thereof does not at any time exceed €150 million; or (4) intercompany Indebtedness incurred in connection with the Existing FFJ Mandatory Exchangeable Bonds under Section 8.01(l);

(B) no Indebtedness may be incurred (whether pursuant to Section 8.01(j), pursuant to this Credit Agreement or pursuant to any other clause of Section 8.01) for the purposes described in clause (j) of this Section 8.01 unless the Consolidated Leverage Ratio test described in said clause (on a Pro Forma Basis for the incurrence of the respective such Indebtedness) is satisfied; and

(C) no Indebtedness may be incurred (whether pursuant to Section 8.01(k), pursuant to this Credit Agreement or pursuant to any other clause of Section 8.01) for the purposes described in clause (k) of this Section 8.01 unless the Consolidated Leverage Ratio test described in said clause (on a Pro Forma Basis for the incurrence of the respective such Indebtedness) is satisfied.

Section 8.02 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following (Liens described below are herein referred to as “Permitted Liens”):

(a) Liens to secure the loans and obligations owing under this Credit Agreement and the other Credit Documents;

(b) Liens to secure the Intercompany Loans and obligations and liabilities pursuant to the Intercompany Loan Documents, so long as all creditors with respect thereto are party to the Intercreditor Agreement; provided that (x) no assets shall secure the New Finco 2 Intercompany Bridge Loan Agreement unless such assets also secure (on a senior priority basis as provided in the Intercreditor Agreement) the obligations pursuant to the New Finco 1 Intercompany Term Loan Agreement and the Luxco Intercompany Revolving Loan Facility and (y) the liens securing the New Finco 2 Intercompany Bridge Loan Agreement shall be released upon the repayment in full of the obligations pursuant to the Bridge Credit Agreement (including, without limitation, if repaid in full upon one or more issuances of Refinancing Securities, but not pursuant to any extension or exchange notes issuance in accordance with the terms thereof);

(c) Liens in favor of New Finco 1, New Finco 2 or Luxco, as the case may be, securing the obligations owing to them pursuant to the Finco Back-to-Back Swap Contracts;

(d) Liens identified on Schedule 8.02 and any renewals or extensions thereof, provided that the property covered thereby is not broadened or increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 8.01;

(e) Liens for taxes, assessments or governmental charges or levies not yet due or payable or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty days or that are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(g) Liens (i) in the ordinary course of business in connection with employees’ compensation, pension liabilities, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA), or (ii) to secure the performance of tenders, statutory obligations, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(h) Liens to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount, and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(j) Liens securing attachments or judgments for the payment of money not constituting an Event of Default under Section 9.01(h) or securing appeal or other surety bonds related to such judgments;

(k) Liens securing, or in respect of, obligations under capital leases or Synthetic Leases and purchase money obligations for fixed or capital assets permitted under Section 8.01(h), provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;

(l) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of FSE in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is Permitted Acquired Debt, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any asset of any Borrower or Finance Subsidiary or any other asset of any member of the Consolidated Group (except in the case of a Permitted Acquisition made by a member of the Helios Group in which case such Liens may be incurred in connection with or in contemplation of such Permitted Acquisition and may attach to the assets of any member of the Helios Group);

(m) Liens on the property or assets of any Credit Party granted in connection with Sale and Leaseback Transactions permitted hereunder;

(n) leases and subleases of real property granted to others and licenses of other assets entered into in the ordinary course of business, in each case not interfering in any material respect with the business of any member of the Consolidated Group;

(o) any interest of title of a lessor under, and Liens arising under Uniform Commercial Code financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to, leases permitted by this Credit Agreement;

(p) normal and customary rights of setoff on deposits of cash in favor of banks and other depository institutions;

(q) Liens in favor of customs and revenue authorities required as a matter of law to secure payment of customs duties in connection with the importation of goods;

(r) Liens securing Indebtedness permitted to be incurred under Section 8.01(e)(iii), provided that such Liens do not at any time encumber any of the Collateral or any of the collateral securing obligations pursuant to the Intercompany Loan Documents;

(s) Liens on Capital Stock of FMC KGaA (so long as representing not more than 16.8 million ordinary bearer shares, subject to anti-dilution adjustments) granted by FSE in favor of Fresenius Finance (Jersey) Limited in connection with the Existing FFJ Mandatory Exchangeable Bonds;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by members of the Consolidated Group in the ordinary course of business;

(u) in relation to APP Inc. and its Subsidiaries, Liens arising from the Separation and Distribution Agreement, the Manufacturing Agreement, the Pfizer Lease and the Separation Lease Agreements, in each case consisting of easements, rights-of-way, inspection rights, restrictions, encroachments and other similar charges or encumbrances, in each case not securing Indebtedness and not materially interfering with the conduct of the business of APP Inc. or any of its Subsidiaries; and

(v) Liens other than those referred to herein above, provided that the aggregate amount of all Indebtedness secured thereby, does not at any time exceed €50 million.

Section 8.03 Investments. Make any Investments, except:

(a) cash (including cash held in non-time deposit accounts) and Cash Equivalents;

(b) accounts receivable created, acquired or made by a member of the Consolidated Group in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(c) Investments consisting of stock, obligations, securities or other property received by a member of the Consolidated Group in settlement of accounts receivable (created in the ordinary course of business) from bankrupt obligors;

(d) Investments consisting of capital contributions and equity Investments made by members of the Consolidated Group in other members of the Consolidated Group;

(e) Investments existing on the Closing Date and set forth on Schedule 8.03;

(f) Support Obligations permitted by Section 8.01;

(g) loans to eligible employees, in connection with the award of convertible bonds under a stock incentive plan, stock option plan or other equity-based compensation plan or arrangement in an aggregate amount not to exceed €20 million and in the case of any non-recourse loans made to eligible employees as described in Section 8.01(n) which mirror the terms of the respective convertible bonds issued to such eligible employees by FSE, for purposes of this Section 8.03(g) such loans shall be net of the aggregate principal amount of Indebtedness owing by FSE to the respective such employees under the convertible bonds described in Section 8.01(n));

(h) other advances or loans to directors, officers, employees or agents not to exceed €10 million in the aggregate at any one time outstanding,

(i) advances or loans to customers or suppliers that do not exceed €50 million in the aggregate at any one time outstanding;

(j) loans and advances made by FSE to FMC KGaA in an aggregate principal amount (calculated without regard to any write-downs or write-offs thereof) not exceeding €200 million at any time outstanding;

(k) Permitted Acquisitions;

(l) loans and advances by members of the Consolidated Group to other members of the Consolidated Group;

(m) Investments by members of the Consolidated Group in and to joint ventures or other entities in which FSE, directly or indirectly, owns less than a majority of the Capital Stock with ordinary voting power of such venture or entity; provided that the aggregate principal amount of all such Investments under this subsection (m) shall not exceed €120 million at any time;

(n) Investments by members of the Consolidated Group in FSE or a common “cash pool” for members of the Consolidated Group for investment purposes maintained by FSE for the investment of funds on an overnight basis;

(o) Investments in (i) the Capital Stock of FMC KGaA existing on the Effective Date, (ii) such additional Capital Stock of FMC KGaA with ordinary voting power as may be necessary to ensure that at all times at least 25% of the Capital Stock of FMC KGaA with ordinary voting power is held by FSE and its Subsidiaries, (iii) additional Capital Stock of FMC KGaA so long as the aggregate amount to be invested at such time pursuant to this subclause (iii), when aggregated with all other Investments theretofore made under this subclause (iii) and all Investments made on or prior to the date of the respective Investment under subclause (ii) of this clause (o), does not at any time exceed an amount equal to the fair market value of the Investment Percentage of the Capital Stock of FMC KGaA at such time provided that no Default or Event of Default exists at the time such Investment is made or would arise as a result of such Investment being made, and (iv) any additional Capital Stock of FMC KGaA received by FSE or any of its Subsidiaries by way of stock split, stock dividend or similar transaction, so long as no consideration is paid or payable by any member of the Consolidated Group in respect of any Investments pursuant to this subclause (iv). For the purposes of this Section 8.03(o), “Investment Percentage” means, in relation to any Investment made pursuant to subclause (iii) of Section 8.03(o), (A) at any time that the Consolidated Leverage Ratio is less than 3.5:1 but greater than or equal to 3.0:1 on a Pro Forma Basis after giving effect to the respective Investment, 3%, (B) at any time that the Consolidated Leverage Ratio is less than 3.0:1 on a Pro Forma Basis after giving effect to the respective Investment, 5% and (C) at any other time, 1%; and

(p) other loans, advances or investments of a nature not contemplated in the foregoing subsections in an amount not to exceed €50 million in the aggregate at any time outstanding.

Section 8.04 Merger and Consolidation; Dissolution; Restriction on Certain Foreign Subsidiaries. (a) Enter into a transaction of merger or consolidation; provided that so long as no Default or Event of Default then exists or would result therefrom:

(i) a Domestic Subsidiary (other than a Finance Subsidiary, APP Inc. or FKPH) may merge or consolidate with another Domestic Subsidiary (other than a Finance Subsidiary, APP Inc. or FKPH), provided that (x) if the merger or consolidation involves a Domestic Credit Party then the surviving corporation or entity shall be (or at the time of such merger or consolidation become, pursuant to documentation reasonably satisfactory to the Administrative Agent) a Domestic Credit Party which is a Borrower and/or Guarantor of Obligations at least to the same extent as the Domestic Subsidiaries which were constituent to such merger or consolidation (taking the greatest such obligations of the constituent such Domestic Subsidiaries), (y) if the merger or consolidation involves a Domestic Intercompany Loan Credit Party then the surviving corporation or entity shall be (or at the time of such merger or consolidation become, pursuant to documentation reasonably satisfactory to the Administrative Agent) a Domestic Intercompany Loan Credit Party which is a borrower and/or guarantor of obligations pursuant to the Intercompany Loan Documents at least to the same extent as the Domestic Subsidiaries which were constituent to such merger or consolidation (taking the greater such obligations of the constituent such Domestic Subsidiaries), and (z) the respective merger or consolidation (if it involves a Credit Party or an Intercompany Loan Credit Party) shall not otherwise be adverse to the Lenders hereunder or the lenders of Intercompany Loans, and the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld);

(ii) a Foreign Subsidiary (other than a Finance Subsidiary) may merge or consolidate with any other Foreign Subsidiary (other than a Finance Subsidiary), provided that (x) if such merger or consolidation involves a Credit Party, the surviving corporation or entity shall be (or at the time of such merger or consolidation become, pursuant to documentation reasonably satisfactory to the Administrative Agent) a Credit Party which is a Borrower and/or Guarantor of Obligations at least to the same extent as the Subsidiaries which were constituent to such merger or consolidation (taking the greatest such obligations of the constituent such Subsidiaries), (y) if the merger or consolidation involves a Foreign Intercompany Loan Credit Party then the surviving corporation or entity shall be (or at the time of such merger or consolidation become, pursuant to documentation reasonably satisfactory to the Administrative Agent) a Foreign Intercompany Loan Credit Party which is a borrower and/or guarantor of obligations pursuant to the Intercompany Loan Documents at least to the same extent as the Subsidiaries which were constituent to such merger or consolidation (taking the greater such obligations of the constituent such Subsidiaries), and (z) the respective merger or consolidation (if it involves a Credit Party or an Intercompany Loan Credit Party) shall not otherwise be adverse to the Lenders hereunder or the lenders of Intercompany Loans, and the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld); and

(iii) members of the Consolidated Group (other than any Borrower, Finance Subsidiary, APP Inc. or FKPH) may merge or consolidate with Persons that are not members of the Consolidated Group, provided that (A) the transaction shall constitute a Permitted Acquisition and shall be permitted by Section 8.03, (B) the member of the Consolidated Group shall be the surviving entity, (C) if the member of the Consolidated Group that is a party to the merger or consolidation is a Wholly Owned Subsidiary of FSE, then the surviving entity shall be a Wholly Owned Subsidiary of FSE, (D) if the member of the Consolidated Group that is a party to the merger or consolidation is a Guarantor hereunder, the surviving entity shall be a Guarantor hereunder (and shall guarantee the same Obligations as guaranteed by such Guarantor prior to the respective merger or consolidation), (E) if the member of the Consolidated Group that is a party to the merger or consolidation is an Intercompany Loan Credit Party, the surviving entity shall be an Intercompany Loan Credit Party (with obligations as extensive as those of the respective Intercompany Loan Credit Party prior to such merger or consolidation), (F) no Default or Event of Default shall then exist and be continuing immediately before or immediately after giving effect thereto and (G) if the respective merger or consolidation involves any Credit Party or any Intercompany Loan Credit Party, such merger or consolidation shall not be adverse to the Lenders or the lenders of Intercompany Loans, and the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld); provided further that, if the member of the Consolidated Group which is party to the respective merger or consolidation is a Wholly Owned Subsidiary of FSE which is a newly created acquisition vehicle with no substantial assets or liabilities (other than those in connection with the respective Permitted Acquisition), the requirements of preceding clauses (B) and (C) shall not be applicable thereto.

(b) None of FKPH, APP Inc., any Finance Subsidiary nor any Borrower will dissolve or otherwise permit termination of its existence.

Section 8.05 Dispositions. Make any Disposition, except:

(a) the sale of inventory in the ordinary course of business for fair consideration;

(b) the sale or disposition of machinery and equipment no longer used or useful in the conduct of such Person’s business;

(c) in the case of Sale and Leaseback Transactions, Dispositions of property (i) if the subject lease is a capital lease under GAAP, the transaction shall be permitted under Section 8.01(h) and (ii) if the subject lease is an operating lease under GAAP, the sum of Indebtedness under capital leases, Synthetic Leases and purchase money obligations incurred to provide all or a portion of the purchase price (or cost of construction or acquisition), in each case for capital assets, plus the Attributed Principal Amount of Sale and Leaseback Transactions not otherwise included in the foregoing Indebtedness shall not exceed the amount referenced in Section 8.01(h);

(d) Dispositions from a member of the Consolidated Group to any other member of the Consolidated Group;

(e) Dispositions in compliance with or consistent with any order, request or approval by, or any agreement with, any Governmental Authority in connection with, as a result of or as a condition to the APP Acquisition;

(f) Dispositions by FSE of the Existing FFJ Mandatory Exchangeable Bonds as required pursuant to the terms of the purchase agreement entered into in connection therewith, and exchanges of capital stock of FMC KGaA in accordance with the provisions of the Existing FFJ Mandatory Exchangeable Bonds;

(g) Dispositions constituting Permitted Liens;

(h) in relation to APP Inc. and its Subsidiaries, Dispositions required by the terms of the Separation and Distribution Agreement (as in effect on November 13, 2007), and by the terms of the Pfizer Lease, the Separation Lease Agreements, the Manufacturing Agreement (to the extent necessary for APP to comply with the Melrose Park EU Plan or the FDA Modernization Plan (in each case as such term is defined in the Manufacturing Agreement)) and the Employee Matters Agreement (as in effect on November 13, 2007) and which are necessary to complete the transactions contemplated thereby; and

(i) Dispositions not otherwise permitted under this Section, provided that (i) the aggregate book value of property so sold or otherwise disposed of under this subsection (i) in any given fiscal year shall not exceed, for each fiscal year, an amount equal to seven percent (7%) of Consolidated Net Worth as of the end of the fiscal year immediately preceding the date of determination, (ii) no Default or Event of Default shall then exist or would result therefrom after giving effect thereto on a Pro Forma Basis, (iii) at least seventy percent (70%) of the consideration received in connection with such Disposition shall be in the form of cash or cash equivalents and (iv) the Net Cash Proceeds therefrom shall be applied in accordance with the provisions of Section 2.06(b)(i).

Section 8.06 Restricted Payments. No member of the Consolidated Group will make or permit any Restricted Payment after the Effective Date, unless (i) no Default or Event of Default shall exist after giving effect thereto on a Pro Forma Basis and (ii) the aggregate amount of Restricted Payments in any calendar year shall not in any event exceed the amount set forth in the table below:

Calendar Year	Maximum Aggregate Amount
2008 (post-Effective Date)	€15 million
2009	€150 million
2010	€170 million
2011	€190 million
2012	€210 million
2013	€240 million
2014	€270 million

provided that (A) any Subsidiary of FSE that is not a Wholly Owned Subsidiary may pay cash dividends or distributions to (x) other members of the Consolidated Group or (y) its shareholders, members or partners generally, so long as FSE or its respective Subsidiary which owns equity interests in the Subsidiary paying such dividends or distributions receives at least its proportionate share thereof (based upon its relative holding of the equity interest in the Subsidiary paying such dividends or distributions and taking into account the relative preferences, if any, of the various classes of equity interests of such Subsidiary), and (B) in the event of any issuance after the Closing Date by FSE of Capital Stock in exchange for cash or Cash Equivalents, the maximum aggregate amounts set out above for the calendar year in which the respective issuance occurred and each calendar year thereafter shall be increased in an equivalent proportion to that which the amount that such increase in Capital Stock bears to the amount of Capital Stock of FSE immediately prior to such increase; provided further, that for the calendar year in which the respective issuance of Capital Stock by FSE occurs (if after the first day of the respective calendar year), the amount of increase that would otherwise occur pursuant to preceding clause (B) shall be multiplied by a fraction the numerator of which is the number of days remaining in such calendar year after the date of the respective issuance of Capital Stock by FSE and the denominator of which is the total number of days in such calendar year (i.e., 365 or 366, as the case may be).

Section 8.07 Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the date hereof or any business substantially related or incidental thereto.

Section 8.08 Transactions with Affiliates. Enter into any transaction with any Affiliate of any Credit Party, whether or not in the ordinary course of business, other than (a) as described on Schedule 8.08, (b) transactions between members of the Consolidated Group to the extent same would not be materially detrimental to the interests of the Lenders, (c) customary fees and expenses paid to directors and (d) transactions that are on fair and reasonable terms substantially as favorable to such member of the Consolidated Group as would be obtainable by such member of the Consolidated Group at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

Section 8.09 No Further Negative Pledges. Except in connection with the Credit Agreement and Indebtedness permitted under subsections (b), (c), (d), (e), (h), (i), (j), (k), and (l) of Section 8.01 or restrictions in the Organization Documents of any Subsidiary that is not Wholly Owned, no member of the Consolidated Group will enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired; provided that (i) in the case of Indebtedness under subsection (h) of Section 8.01, such prohibition or limitations shall relate to the specific property (and related property) to which such Indebtedness relates, (ii) in the case of Indebtedness under subsection (l) of Section 8.01, such prohibition or limitations shall relate to the specific stock of FMC KGaA referred to in Section 8.02(s) to which such Indebtedness relates and (iii) in the case of any other such Indebtedness, such prohibitions or limitations shall not be more restrictive on the members of the Consolidated Group than those in effect on the Closing Date (or, the case of any Permitted Acquired Debt, as in effect on the date of consummation of the respective Permitted Acquisition).

Section 8.10 Modifications of Merger Agreement, Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, Etc. FSE will not, and will not permit any member of the Consolidated Group to:

(a) amend, modify, change or waive any term or provision of the APP Merger Agreement or any material ancillary document thereto or any provision for the calculation, time for making payment or subordination of the CVRs (in each case other than as are not materially adverse to the interests of the Lenders) without the prior consent of the Arrangers;

(b) amend, modify, change or waive any term or provision of the Bridge Credit Agreement, the Intercompany Loans or any Intercompany Loan Document, other than with the prior approval of the Administrative Agent;

(c) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its Capital Stock or other equity interests, or enter into any new agreement with respect to its Capital Stock or other equity interests, unless such Subsidiary is not a Credit Party or Intercompany Loan Credit Party or, in the case of any Credit Party or Intercompany Loan Credit Party, such amendment, modification, change or other action contemplated by this clause (c) would not reasonably be expected to be adverse to the interests of the Lenders in any material respect;

(d) increase the stated share capital (Stammkapital) of a German GmbH Guarantor by way of a capital increase (Kapitalerhöhung) nor to grant any shareholder loans to a German GmbH Guarantor (except as otherwise permitted hereunder and except for those loans which are funds under this Credit Agreement lent-on to such German GmbH Guarantor) without the prior written consent of the Administrative Agent and the Collateral Agent. FSE undertakes to pay all contributions it makes to a German GmbH Guarantor into the capital reserves (Kapitalrücklage, § 266 paragraph 3 A.II.HGB) of such German GmbH Guarantor.

Section 8.11 Fiscal Year. Change its fiscal year without the prior written consent of the Required Lenders.

Section 8.12 Swap Contracts. Enter into any Swap Contracts other than the Swap Contracts required to be entered into under Section 7.15, the FSE Back-to-Back Swap Contracts, the Finco Back-to-Back Swap Contracts, and any Swap Contracts entered into in connection with the business of such Credit Party and its Subsidiaries, which are not entered into for investment or speculative purposes.

Section 8.13 Finance Subsidiaries. None of New Finco1, New Finco2 and Luxco shall, and FSE shall ensure that each such Finance Subsidiary shall not, trade, carry on any business, own any assets or incur any liabilities except for (i) the making of intercompany loans and advances to other members of the Consolidated Group, and its holding of intercompany notes (including the Intercompany Notes) and cash and Cash Equivalents, (ii) any liabilities under the Credit Documents (or, in the case of New Finco2, the Bridge Credit Agreement and any Refinancing Securities and documentation related thereto) to which it is a party and professional and directors’ fees and administration costs in the ordinary course of business as a finance company, (iii) in the case of New Finco1, New Finco2 and Luxco, pursuant to any FSE Back-to-Back Swap Contracts which it and FSE determine are reasonably related to its Obligations hereunder (or, in the case of New Finco2, the Bridge Credit Agreement or any permitted refinancing thereof); provided that such Finance Subsidiaries shall only be permitted to enter into FSE Back to Back-to-Back Swap Contracts if at the time of the entering into thereof, it also enters into a Finco Back-to-Back Swap Contract with the respective borrower of the Intercompany Loans extended by it which mirrors the terms of the respective FSE Back-to-Back Swap Contract (thereby providing New Finco1, New Finco2 or Luxco, as the case may be, with rights to receive payments from the respective Intercompany Loan borrower which mirror any payment obligations New Finco1, New Finco2 or Luxco, as the case may be, has under the respective FSE Back-to-Back Swap Contract), (iv) such Finance Subsidiaries may enter into Finco Back-to-Back Swap Contracts as contemplated by preceding clause (iii), and (v) other activities reasonably related to the foregoing (but not the incurrence of Indebtedness or other contractual liabilities).

Section 8.14 Financial Covenants.

(a) Consolidated Leverage Ratio. As of the end of each fiscal quarter, beginning with the first fiscal quarter of FSE ended after the Closing Date or, if later, the fiscal quarter of FSE ended closest to March 31, 2009, the Consolidated Leverage Ratio will not exceed:

Fiscal Quarters Ending Closest to	Maximum Consolidated Leverage Ratio
March 31, 2009	5.05:1.00
June 30, 2009	4.95:1.00
September 30, 2009	4.85:1.00
December 31, 2009	4.75:1.00
March 31, 2010	4.50:1.00
June 30, 2010	4.50:1.00
September 30, 2010	4.50:1.00
December 31, 2010	4.00:1.00
March 31, 2011	4.00:1.00
June 30, 2011	4.00:1.00
September 30, 2011	3.75:1.00
December 31, 2011	3.50:1.00
March 31, 2012	3.50:1.00
June 30, 2012	3.25:1.00
September 30, 2012	3.25:1.00
December 31, 2012 and each fiscal quarter ended thereafter	3.00:1.00

(b) Consolidated Fixed Charge Coverage Ratio. As of the end of each fiscal quarter, beginning with the first fiscal quarter of FSE ended after the Closing Date or, if later, the fiscal quarter of FSE ended closest to March 31, 2009, the Consolidated Fixed Charge Coverage Ratio will not be less than 1.00:1.00, provided that, at any time after the Consolidated Leverage Ratio is less than 3.25:1.00 on the last day of a fiscal quarter ended after the Closing Date upon which the covenant contained in this Section 8.14(b) is being tested (as evidenced by a duly completed Compliance Certificate delivered pursuant to Section 7.02), the provisions of this subsection (b) shall cease to apply, except that the foregoing proviso shall not apply (and this covenant shall again be tested at each fiscal quarter end, including on the last day of the second fiscal quarter referenced below upon which the Consolidated Leverage Ratio described below is greater than or equal to 3.25:1.00, unless and until the preceding proviso is subsequently satisfied, again subject to this exception) if at any time thereafter the Consolidated Leverage Ratio is greater than or equal to 3.25:1.00 as measured on the last day of two consecutive fiscal quarters.

(c) Interest Expense Coverage Ratio. As of the end of each fiscal quarter, beginning with the first fiscal quarter of FSE ended after the Closing Date or, if later, the fiscal quarter of FSE ended closest to March 31, 2009, the Interest Expense Coverage Ratio will not be less than:

Fiscal Quarters Ending Closest to	Minimum Interest Expense Cover Ratio
March 31, 2009	2.30:1.00
June 30, 2009	2.35:1.00
September 30, 2009	2.45:1.00
December 31, 2009	2.55:1.00
March 31, 2010	2.60:1.00
June 30, 2010	2.70:1.00
September 30, 2010	2.75:1.00
December 31, 2010	2.85:1.00
March 31, 2011	2.95:1.00
June 30, 2011	3.05:1.00
September 30, 2011	3.15:1.00
December 31, 2011	3.25:1.00
March 31, 2012	3.45:1.00
June 30, 2012	3.65:1.00
September 30, 2012	3.90:1.00
December 31, 2012 and each fiscal quarter ended thereafter	4.00:1.00

(d) Consolidated Capital Expenditures. Consolidated Capital Expenditures shall not, in the fiscal quarter ended March 31, 2009, exceed €80 million, and in any fiscal year (beginning with the fiscal year ended closest to December 31, 2009) will not exceed:

Fiscal Year Ended Closest to
December 31, 2009	€320 million
December 31, 2010	€350 million
December 31, 2011	€350 million
December 31, 2012	€400 million
December 31, 2013	€400 million

Unused amounts (commencing with unused amounts for the fiscal year ended closest to December 31, 2009) may be carried-over to the next fiscal year in an amount of up to €50 million; provided that unused amounts in excess of €50 million (but not exceeding €100 million excess unused amounts in the aggregate for all fiscal years) may be carried forward to any subsequent fiscal year to make Helios Committed Capital Expenditures in connection with the Helios Designated Permitted Acquisition. Commencing in the fiscal year ended closest to December 31, 2009, unused amounts may be carried back (from future periods selected by FSE) in an amount of up to €50 million in aggregate to make Helios Committed Capital Expenditures in connection with the Helios Designated Permitted Acquisition.

ARTICLE IX

EVENTS OF DEFAULT AND REMEDIES

Section 9.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrowers or any other Credit Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any L/C Obligation or (ii) within three Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation or any commitment or other fee due hereunder, or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Credit Document; or

(b) Specific Covenants. Any Credit Party fails to perform or observe any term, covenant or agreement contained in any of Section 7.02 or 7.03, or Article VIII or any Credit Party fails to comply with any provision of any Collateral Document or Intercompany Loan Guarantee and Security Document; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Credit Document on its part to be performed or observed (subject to applicable grace or cure periods, if any) and, if capable of remedy, such failure continues unremedied for a period of at least twenty Business Days after the earlier of a responsible officer of a Credit Party becoming aware of such default or notice thereof by the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrowers or any other Credit Party herein, in any other Credit Document, or in any document delivered in connection herewith or therewith shall prove to be false or misleading in any material respect when made or deemed made; or

(e) Cross-Default. (i) FSE or any of its Subsidiaries (other than FMC KGaA or any of its Subsidiaries) (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations (other than Indebtedness hereunder, Indebtedness under the Intercompany Loan Documents and Indebtedness under Swap Contracts, FSE Back-to-Back Swap Contracts or Finco Back-to-Back Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than €25 million, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Support Obligations (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded;

(ii) FMC KGaA or any of its Subsidiaries (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Support Obligations under the Existing FMC Credit Facilities or any other Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $50 million or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Support Obligations or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event has been to cause (after any notice or similar requirements which have been satisfied) such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Support Obligations to become payable or cash collateral in respect thereof to be demanded; or

(iii) there occurs under any Swap Contract, FSE Back-to-Back Swap Contract or Finco Back-to-Back Swap Contract (a “Relevant Swap Contract”) an Early Termination Date (as defined in the Relevant Swap Contract) resulting from (A) any event of default under the Relevant Swap Contract as to which any member of the Consolidated Group is the Defaulting Party (as defined in the Relevant Swap Contract) or (B) any Termination Event (as so defined) under the Relevant Swap Contract as to which any member of the Consolidated Group is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such member of the Consolidated Group as a result thereof is greater than €25 million; or

(f) Insolvency Proceedings, Etc. (i) FSE or any of its Subsidiaries (including without limitation FMC KGaA and its Subsidiaries but excluding any Immaterial Subsidiaries) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty calendar days, or an order for relief is entered in any such proceeding, (ii) without limiting preceding clause (i), any member of the Consolidated Group incorporated in the Federal Republic of Germany (other than an Immaterial Subsidiary) is unable to pay its debts as they fall due within the meaning of Section 17 of the Germany Insolvency Code or is over-indebted within the meaning of Section 19 of the German Insolvency Code, or (iii) without limiting preceding clause (i), Luxco is subject to (A) a situation of illiquidity (cessation de paiements) and absence of access to credit (credit ébranlé) within the meaning of Article 437 of the Luxembourg Commercial Code, (B) insolvency proceedings (faillite) within the meaning of Articles 437 ff. of the Luxembourg Commercial Code or any other insolvency proceedings pursuant to the Council Regulation (EC) N° 1346/2000 of 29 May 2000 on insolvency proceedings, (C) controlled management (gestion contrôlée) within the meaning of the grand ducal regulation of 24 May 1935 on controlled management, (D) voluntary arrangement with creditors (concordat préventif de faillite) within the meaning of the law of 14 April 1886 on arrangements to prevent insolvency, as amended, (E) suspension of payments (sursis de paiement) within the meaning of Articles 593 ff. of the Luxembourg Commercial Code and (F) voluntary or compulsory winding-up pursuant to the law of 10 August 1915 on commercial companies, as amended; or

(g) Inability to Pay Debts; Attachment. (i) FSE or any of its Subsidiaries (including, without limitation, FMC KGaA and its Subsidiaries but excluding any Immaterial Subsidiaries) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty days after its issue or levy; or

(h) Judgments. There is entered against any member of the Consolidated Group a final judgment or order for the payment of money in an aggregate amount exceeding €25 million (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (A) such judgment or order is not paid, bonded or otherwise discharged within thirty days of entry thereof and enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of the Credit Parties under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of €50 million, or (ii) any member of the Consolidated Group or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of €50 million; or

(j) Invalidity of Credit Documents. Any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party or any other Person contests in any manner the validity or enforceability of any Credit Document; or any Credit Party denies that it has any or further liability or obligation under any Credit Document, or purports to revoke, terminate or rescind any Credit Document; or for any reason at any time the Collateral Agent does not have a perfected security interest (of the priority contemplated by the Collateral Documents and the Intercreditor Agreement) in all Required Refinancing Asset Security (excluding any such assets not required to be so perfected pursuant to the terms of the relevant Collateral Documents or with an aggregate value not to exceed €500,000) securing all APP Obligations; or

(k) Invalidity of Intercompany Loan Documents. Any Intercompany Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of all the obligations thereunder, ceases to be in full force and effect; or any Intercompany Loan Credit Party or any other Person contests in any manner the validity or the enforceability of any Intercompany Loan Document; or any Intercompany Loan Credit Party denies that it has any further liability or obligation under any Intercompany Loan Document, or purports to revoke, terminate or rescind any Intercompany Loan Document; or for any reason at any time the Intercompany Loan Collateral Agent does not have a perfected security interest (of the priority contemplated by the Intercompany Loan Guarantee and Security Documents and the Intercreditor Agreement) in all Required Refinancing Intercompany Loan Security (excluding any such assets not required to be so perfected pursuant to the terms of the relevant Intercompany Loan Guarantee and Security Documents or with an aggregate value not to exceed €500,000) securing all Intercompany Loan Obligations; or

(l) APP Acquisition; Equity Contribution. For any reason whatsoever, (x) the APP Acquisition shall not have occurred on the Closing Date or (ii) the equity contribution (and in the amount) contemplated by Section 5.01(o) is not received by FSE on the Closing Date (or after the Effective Date and prior to the Closing Date).

Section 9.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the commitments of the Lenders to make Loans hereunder and the obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans hereunder, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(c) require that the Borrowers Cash Collateralize the L/C Obligations (in an amount equal to the Dollar Equivalent of the Outstanding Amount thereof); and

(d) exercise, and direct the Collateral Agent to exercise, on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable law;

provided, however, that upon the occurrence of an Event of Default under Section 9.01(f), with respect to FSE or any Credit Party or any Intercompany Loan Credit Party, the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrowers to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.

Section 9.03 Application of Funds. After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent (or, as applicable, the Collateral Agent) in accordance with the terms of this Credit Agreement (subject to the terms of the Intercreditor Agreement to the extent applicable).

ARTICLE X

ADMINISTRATIVE AGENT

Section 10.01 Appointment and Authorization of Administrative Agent and Collateral Agent. (a) The Lenders (and, in respect of the Intercompany Loan Collateral Agent, the Borrowers) hereby irrevocably designate and appoint Deutsche Bank AG, London Branch as Administrative Agent (for purposes of this Article X and Section 11.04, the term “Administrative Agent” also shall include Deutsche Bank, London Branch in its capacity as Collateral Agent pursuant to the Collateral Documents and as Intercompany Loan Collateral Agent pursuant to the Intercompany Loan Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Credit Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

(b) In addition to and without limiting the foregoing ability of the Administrative Agent to perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates as described in subsection (a) above, in relation to the Target Revolving Loans only (including any Target Swing Line Loans and/or L/C Obligations), DBAGL may at any time designate DBNY (or such other affiliate of DBAGL as it may select) to be the Administrative Agent with respect to such Target Revolving Loans, and references in Sections 2.02, 2.04(f), 2.04(g), 2.06, 2.07, 2.10, 2.12, 2.13 and 2.14 to the “Administrative Agent” shall, in respect of all Target Revolving Loans, be deemed to constitute references to DBNY in accordance with the provisions of this Section 10.01(b). Any such designation shall be effective upon three Business Days prior notice thereof by DBAGL to FSE and the Lenders.

(c) The Administrative Agent shall be released by each Lender from the restrictions of Section 181 of the German Civil Code (BGB, Bürgerliches Gesetzbuch) and similar restrictions applicable to it pursuant to any other applicable law, in each case to the extent legally possible for such Lender. A Lender which is barred by its constitutional documents or by-laws from granting such exemption shall notify the Administrative Agent accordingly.

Section 10.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Credit Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Credit Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Credit Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Credit Agreement or any other Credit Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Credit Agreement or any provision of any other Credit Document, each Arranger, in its capacity as such, shall have no powers, duties, responsibilities or liabilities with respect to this Credit Agreement or the other Credit Documents or the transactions contemplated hereby and thereby, except as specifically set forth herein and therein; it being understood and agreed that the Arrangers shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 10.06 and 11.04. Without limitation of the foregoing, the Arrangers shall not, solely by reason of this Credit Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Section 10.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of FSE and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of FSE and its Subsidiaries and, except as expressly provided in this Credit Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Credit Agreement or any other Credit Document or the financial condition of FSE or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Credit Agreement or any other Credit Document, or the financial condition of FSE or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

Section 10.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Credit Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

Section 10.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype, email or other telecopier (or other electronic) message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Credit Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

Section 10.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Credit Agreement or any other Credit Document (or any Intercompany Loan Document); provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision)

Section 10.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans or issue or participate in Letters of Credit under this Credit Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Credit Agreement and otherwise without having to account for the same to the Lenders.

Section 10.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 10.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and the Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an L/C Issuer and a Swing Line Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swing Line Loans hereunder and (y) shall maintain all of its rights as L/C Issuer or Swing Line Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swing Line Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the Borrower’s approval shall not be required if an Event of Default under Section 9.01(a), (f) or (g) then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed, provided that the Borrower’s consent shall not be required if an Event of Default under Section 9.01(a), (f) or (g) then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 45th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above, provided that the Collateral Agent will continue to hold the Collateral held by it pursuant to the Collateral Documents for the benefit of the Secured Creditors in accordance with the terms thereof until such time as a successor Administrative Agent is appointed by the Required Lenders as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 10.09, the Administrative Agent shall remain indemnified to the extent provided in this Credit Agreement and the other Credit Documents and the provisions of this Section 10 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

Section 10.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Collateral Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Credit Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Collateral Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Credit Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of upon the sale or other disposition thereof in compliance with Section 8.05, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 11.01) or (iv) as otherwise may be expressly provided in the relevant Collateral Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 10.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 10.10 or in any of the Collateral Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 10.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Credit Agreement or any other Credit Document except (i) as specifically provided in this Credit Agreement or any other Credit Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

ARTICLE XI

MISCELLANEOUS

Section 11.01 Amendments, Etc. No amendment or waiver of, or any consent to deviation from, any provision of this Credit Agreement or any other Credit Document shall be effective unless in writing and consented to in writing by the Borrowers or the applicable Credit Parties, as the case may be, and the Required Lenders and acknowledged by the Administrative Agent, and each such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given; provided, however, that:

(a) unless also consented to in writing by each Lender directly affected thereby, no such amendment, waiver or consent shall:

(i) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02), it being understood that the waiver of an Event of Default or a mandatory reduction or a mandatory prepayment in Commitments shall not be considered an increase in Commitments,

(ii) waive non-payment or postpone any date fixed by this Credit Agreement or any other Credit Document for any scheduled payment of principal, interest, fees or other amounts due to any Lender hereunder or under any other Credit Document,

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or any fees or other amounts payable hereunder or under any other Credit Document; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder,

(iv) change any provision of this Credit Agreement regarding pro rata sharing or pro rata funding with respect to (A) the making of advances (including participations), (B) the manner of application of payments or prepayments of principal, interest, or fees, (C) the manner of application of reimbursement obligations from drawings under Letters of Credit, or (D) the manner of reduction of commitments and committed amounts,

(v) change any provision of this Section 11.01(a) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder,

(vi) release all or substantially all of the Guarantors from their obligations hereunder (other than as provided herein or as appropriate in connection with transactions permitted hereunder),

(vii) release all or substantially all of the Collateral (other than as provided herein or as appropriate in connection with transactions permitted hereunder), or

(viii) change any provision of Section 2.15, other than where such amendment or modification would not be prejudicial to the position of any Lender and in the opinion of the Administrative Agent is of a minor or technical nature or is to correct a technical error;

(b) unless also consented to in writing by the Required Revolving Lenders, no such amendment, waiver or consent shall:

(i) waive any Default or Event of Default occurring after the Closing Date for purposes of Section 5.02,

(ii) amend or waive any mandatory prepayment on the Revolving Obligations under Section 2.06(b) or the manner of application thereof to the Revolving Obligations under Section 2.06(c),

(iii) amend or waive the provisions of Section 5.02 (Conditions to all Credit Extensions), this Section 11.01(b) or the definition of “Required Revolving Lenders”;

(c) unless also consented to in writing by the Required Tranche A1 Term Lenders, no such amendment, waiver or consent shall:

(i) amend or waive any mandatory prepayment on the Tranche A1 Term Loan under Section 2.06(b) or the manner of application thereof to the Tranche A1 Term Loan under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(c) or the definition of “Required Tranche A1 Term Lenders”;

(d) unless also consented to in writing by the Required Tranche A2 Term Lenders, no such amendment, waiver or consent shall:

(i) amend or waive any mandatory prepayment on the Tranche A2 Term Loan under Section 2.06(b) or the manner of application thereof to the Tranche A2 Term Loan under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(d) or the definition of “Required Tranche A2 Term Lenders”;

(e) unless also consented to in writing by the Required Tranche B1 Term Lenders, no such amendment, waiver or consent shall:

(i) amend or waive any mandatory prepayment on the Tranche B1 Term Loan under Section 2.06(b) or the manner of application thereof to the Tranche B1 Term Loan under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(e) or the definition of “Required Tranche B1 Term Lenders”;

(f) unless also consented to in writing by the Required Tranche B2 Term Lenders, no such amendment, waiver or consent shall:

(i) amend or waive any mandatory prepayment on the Tranche B2 Term Loan under Section 2.06(b) or the manner of application thereof to the Tranche B2 Term Loan under Section 2.06(c), or

(ii) amend or waive the provisions of this Section 11.01(f) or the definition of “Required Tranche B2 Term Lenders”;

(g) unless also signed by the Administrative Agent, no such amendment, waiver or consent shall affect the rights or duties of the Administrative Agent under this Credit Agreement or any other Credit Document and unless also signed by the Collateral Agent, no such amendment, waiver or consent shall affect the rights or duties of the Collateral Agent under this Credit Agreement or any other Credit Document;

(h) unless also signed by the L/C Issuer, no such amendment, waiver or consent shall affect the rights or duties of the L/C Issuer under this Credit Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it;

(j) unless also signed by the Group Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Group Swing Line Lender under this Credit Agreement; and

(k) unless also signed by the Target Swing Line Lender, no such amendment, waiver or consent shall affect the rights or duties of the Target Swing Line Lender under this Credit Agreement.

Notwithstanding any provision to the contrary contained herein, (i) the Required Lenders may waive entirely a prepayment which would otherwise have been required under Section 2.06(b)(i), (ii), (iv), (vii) or (viii) or may amend the definition of Change of Control and, in each such event, there shall be no separate Tranche voting pursuant to preceding Sections 11.01(b) through (f), above, (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender, (iii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy or insolvency reorganization plan that affects the Loans, (iv) each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code supersedes the unanimous consent provisions set forth herein, (v) the Required Lenders may consent to allow a Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding, (vi) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (vii) the Administrative Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents and Intercompany Loan Documents as contemplated herein, and to enter into any Credit Documents in such forms as approved by it on or prior to the Closing Date (and thereafter as contemplated by the provisions of this Credit Agreement), (viii) the Administrative Agent shall be permitted to agree to such modifications to the Schedules hereto on the Closing Date as shall be reasonably satisfactory to the Administrative Agent, and (ix) if, in connection with the syndication of this Credit Agreement, the Arrangers propose an amendment to this Credit Agreement or the other Credit Documents that is beneficial to the Lenders (or one or more Tranches thereof), each Lender agrees to promptly review and consent to the proposed amendment.

Section 11.02 Notices and Other Communications; Facsimile Copies.

(a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile or other electronic transmission). All such written notices shall be mailed (unless such notice is to FSE or any Foreign Subsidiary of FSE), faxed or delivered, and all notices and other communications hereunder shall be made to the address, facsimile number or electronic mail address specified for the applicable party on Schedule 11.02 or to such other address, facsimile number or electronic mail address as shall be designated by such party in a notice to the other parties. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) with respect to any Domestic Credit Party, if delivered by mail, four Business Days after deposit in the mails, by registered or certified mail, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Administrative Agent, the L/C Issuer and the Swing Line Lender pursuant to Article II shall not be effective until actually received by such Person. In no event shall a voicemail message be effective as a notice, communication or confirmation hereunder.

(b) Effectiveness of Facsimile Documents and Signatures. Credit Documents may be transmitted and/or signed by facsimile or other electronic transmission. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually signed originals and shall be binding on all Credit Parties, the Administrative Agent and the Lenders. The Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile or other electronic document or signature.

(c) Limited Use of Electronic Mail. With respect to any notices or deliveries required hereunder, electronic mail and internet and intranet websites may be used only to distribute routine communications, such as financial statements and other information as provided in Section 7.02, and to distribute Credit Documents for execution by the parties thereto, and may not be used for any other purpose.

(d) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, Arrangers or any of its Agent-Related Persons (collectively, the “Agent Parties”) have any liability to any Borrower, any other Credit Party, any Lender, any L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Borrower, any other Credit Party, any Lender, any L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of FSE or the Borrowers even if (i) such notices were not made in a manner provided herein, were incomplete or were not preceded or followed by any other form of notice provided herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. FSE and the Borrowers shall jointly and severally be obligated to indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of FSE or the Borrowers. All telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Section 11.04 Attorney Costs and Expenses. FSE and the Borrowers jointly and severally agree (a) to pay directly to the provider thereof or reimburse the Administrative Agent, the Collateral Agent and the Arrangers for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Credit Agreement and the other Credit Documents, the preservation of any rights or remedies under this Credit Agreement or the other Credit Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) if an Event of Default has occurred and is continuing, to pay or reimburse the Administrative Agent and each Lender for all costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Credit Agreement or the other Credit Documents (including all such costs and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by the Administrative Agent and the cost of independent public accountants and other outside experts retained by the Administrative Agent or any Lender. All amounts due under this Section 11.04 shall be payable within thirty days after demand therefor or, if earlier, on the date of the initial Credit Extension hereunder. The agreements in this Section shall survive the termination of the Aggregate Commitments and repayment of all other Obligations.

Section 11.05 Indemnification. Whether or not the transactions contemplated hereby are consummated, FSE and the Borrowers shall, and shall be jointly and severally obligated to, indemnify and hold harmless each Agent-Related Person, each Lender and their respective Affiliates, directors, officers, employees, counsel, agents, trustees, advisors and attorneys-in-fact (collectively the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever (subject to the provisions of Section 3.01 with respect to Taxes and Other Taxes) that may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Credit Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (c) any actual or threatened claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Credit Agreement, and no Indemnitee shall have any liability for any indirect or consequential damages relating to this Credit Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). All amounts due under this Section 11.05 shall be payable within thirty days after demand therefor. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

Section 11.06 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower or other Credit Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

Section 11.07 Successors and Assigns. (a) The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (other than as expressly provided in Article II) and no Lender may (except as otherwise expressly provided in Article II) assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) or (g) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement.

(b) Any Lender may at any time assign to one or more Eligible Assignees all or any portion of its rights and obligations under this Credit Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment, determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date, shall not be less than $5 million, in the case of Group Revolving Loans or Target Revolving Loans, and $1 million, in the case of Term Loans, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, FSE otherwise consents (each such consent not to be unreasonably withheld or delayed), provided that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; (ii) any assignment of a Commitment must be approved by the Administrative Agent and, in the case of any assignment of a Revolving Commitment, the relevant L/C Issuers and the Swing Line Lenders (each such approval not to be unreasonably withheld or delayed) unless, in the case of assignments of funded Term Loans only, the Person that is the proposed assignee is itself a Lender or an Affiliate of a Lender or an Approved Fund (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $2,000, payable (other than where the Eligible Assignee is an Affiliate of a Lender) by the assigning Lender and the Eligible Assignee, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party to this Credit Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Credit Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Credit Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, 11.04 and 11.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request of the assignee Lender, the Borrowers shall execute and deliver a Note to such Lender. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this subsection shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section. To the extent of any assignment pursuant to this Section 11.07(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Commitments and outstanding Loans. At the time of each assignment pursuant to this Section 11.07(b) to a Person which is not already a Lender hereunder and which would be a Foreign Lender, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Borrowers the appropriate forms and/or certificate described in Section 11.15(a). To the extent that an assignment of all or any portion of a Lender’s Commitments and related outstanding Obligations pursuant to Section 11.16 or this Section 11.07(b) would, at the time of such assignment, result in increased costs under Section 3.01 or 3.04 from those being charged by the respective assigning Lender prior to such assignment, then the Credit Parties shall not be obligated to pay such increased costs (although the Credit Parties, in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty or governmental rule, regulation or order or any change in the interpretation, administration or application thereof after the date of the respective assignment); provided that the foregoing provisions of this sentence shall in no event limit the amounts payable pursuant to Sections 3.01 and 3.04 to any Lender as a result of any assignments effected pursuant to Section 2.15 to the extent provided in Section 2.15(l).

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Credit Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and any Lender (solely with respect to its own positions), at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrowers or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Credit Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Credit Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that extends the time for, reduces the amount or alters the application of proceeds with respect to such obligations and payments required thereon that directly affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of and subject to the obligations of a Lender set forth in Sections 3.01, 3.04 and 3.05 and shall be subject to replacement in accordance with Section 11.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by Law, each Participant also shall be entitled to the benefits of and subject to the obligations of a Lender set forth in Section 11.09 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Except as otherwise provided in Section 2.15(l), a Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply and complies with Section 11.15 as though it were a Lender.

(f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Credit Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may (without notice to or the consent of the Administrative Agent or the Borrowers) create a security interest in all or any portion of the Loans owing to it (and its Note, if any) to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities, provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this

Section 11.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Credit Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Credit Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(h) The words “execution”, “signed”, “signature”, and words of like import in any Assignment and Assumption Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(i) Notwithstanding anything to the contrary contained herein, (i) if any Domestic Swing Line Lender at any time assigns all of its Commitment and Loans pursuant to subsection (b) above, such Swing Line Lender may, upon thirty days’ notice to the Borrowers, resign as a Domestic Swing Line Lender, (ii) if at any time any Foreign Swing Line Lender assigns all of its Commitment and Loans pursuant to subsection (b) above, it may, upon thirty days’ notice to the Borrowers, resign as Foreign Swing Line Lender and (iii) if any L/C Issuer at any time assigns all of its Commitment and Loans pursuant to subsection (b) above, such L/C Issuer may, upon thirty days’ notice to the Borrowers and the Lenders, resign as an L/C Issuer. If any L/C Issuer resigns as an L/C Issuer, it shall retain all the rights and obligations of an L/C Issuer hereunder with respect to all Letters of Credit issued by it outstanding as of the effective date of its resignation as an L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.12(c)). If any Swing Line Lender resigns as a Swing Line Lender, it shall retain all the rights of a Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Domestic Swing Line Loans made by it pursuant to Section 2.13(b) and/or Section 2.14(b), as applicable. In the event of any such resignation as Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Swing Line Lender hereunder; provided, however, that no Lender shall have any obligation to accept such appointment as successor Swing Line Lender, and no failure by the Borrowers to appoint any such successor shall affect the resignation of such Swing Line Lender.

Section 11.08 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors, in connection with matters relating to the credit relationship with members of the Consolidated Group and/or the administration of the Credit Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Credit Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Credit Parties; (g) with the consent of FSE or any Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than FSE or the Borrowers; (i) to the National Association of Insurance Commissioners or any other similar organization; or (j) to any nationally recognized rating agency that requires access to a Lender’s or an Affiliate’s investment portfolio in connection with ratings issued with respect to such Lender or Affiliate. In addition, the Administrative Agent and the Lenders may disclose the existence of this Credit Agreement and non-confidential information about this Credit Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Credit Agreement, the other Credit Documents, the Commitments, and the Credit Extensions. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Each of the Administrative Agent, the Lenders and the L/C Issuers acknowledge that (a) the Information may include material non-public information concerning FSE and its Subsidiaries, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

Section 11.09 Set-off. In addition to any rights and remedies of the Lenders provided by law, upon the occurrence and during the continuance of any Event of Default, each Lender and to the fullest extent permitted by law, each of its Affiliates are authorized at any time and from time to time, without prior notice to the Borrowers or any other Credit Party, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Credit Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Lender or Affiliate to or for the credit or the account of the respective Credit Parties against any and all Obligations owing to such Lender hereunder or under any other Credit Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Credit Agreement or any other Credit Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or indebtedness. Each Lender agrees promptly to notify FSE and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

Section 11.10 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 11.11 Counterparts. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.12 Integration; Effectiveness. This Credit Agreement, together with the other Credit Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and of the other Credit Documents and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Credit Agreement and those of any other Credit Document, the provisions of this Credit Agreement shall control. Each Credit Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.01, this Credit Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Credit Agreement by telecopy or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Credit Agreement.

Section 11.13 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Credit Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

Section 11.14 Severability. If any provision of this Credit Agreement or the other Credit Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Credit Agreement and the other Credit Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 11.15 Tax Forms. (a) (i) Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (a “Foreign Lender”) shall (but only to the extent it is legally entitled to do so in the case of any assignee or transferee (or a Participant treated as though it were a Foreign Lender) of an interest or a participation pursuant to Section 11.07 after the Effective Date) deliver to the Administrative Agent, on or prior to the Effective Date, or in the case of a Foreign Lender that is an assignee or transferee (or a Participant treated as though it were a Foreign Lender) of an interest or a participation pursuant to Section 11.07 (unless the Lender was already a Lender hereunder immediately prior to such assignment, transfer or participation), on the date of such assignment, transfer or participation to such Lender, (A) two duly signed completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from any United States withholding tax on any payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement being subject to United States net income tax) or such other evidence satisfactory to the Borrowers and the Administrative Agent that such Foreign Lender is entitled to a complete exemption from United States withholding tax with respect to such payments, including any exemption pursuant to Section 881(c) of the Internal Revenue Code and (B) two duly signed completed copies of IRS Form W-8, or applicable successor form, certifying that it is entitled to an exemption from United States backup withholding tax. For the avoidance of doubt, in the case of an exemption under Section 881(c) of the Internal Revenue Code, such other satisfactory evidence shall include (x) a certificate substantially in the Form of Exhibit 11.15 (any such certificate, a “Section 11.15(a) Certificate”) and (y) two duly signed completed copies of IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from any United States withholding tax on any payments of portfolio interest to be made to such Foreign Lender by the Borrowers pursuant to this Credit Agreement). Thereafter and from time to time, each such Foreign Lender agrees that, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Administrative Agent two new accurate and complete original signed copies of IRS Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), or Form W-8BEN (with respect to the portfolio interest exemption) and a Section 11.15(a) Certificate, as the case may be, and such other forms as may be required in order to confirm or establish the entitlement of such Foreign Lender to a continued exemption from or reduction in United States withholding tax with respect to payments to such Foreign Lender by the Borrowers under this Credit Agreement, or it shall immediately notify the Borrowers and the Administrative Agent of its inability to deliver any such Form or Section 11.15(a) Certificate, in which case such Foreign Lender shall, subject to provisos (x) and (y) in Section 11.15(a)(iii), be treated as having failed to deliver the applicable form and/or certificate required by this Section 11.15(a)(i). In addition, each Foreign Lender agrees to take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws that the Credit Parties make any deduction or withholding for taxes from amounts payable to such Foreign Lender, including the provision of any applicable tax forms that such Lender is legally entitled to provide relating to a full or partial exemption from withholding tax.

(ii) Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to the Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of the Administrative Agent (in the reasonable exercise of its discretion) two duly signed completed copies of IRS Form W-8IMY (or any successor thereto) (provided it is legally able to do so, in the case of any participation after the Effective Date), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to such portion of any such sums payable to such Lender for which it ceases to act for its own account.

(iii) The Borrowers shall not be required to pay any additional amount to any Foreign Lender under Section 3.01 if such Lender shall have failed to satisfy the foregoing provisions of this Section 11.15(a) and such failure resulted in the imposition of Taxes or Other Taxes; provided that (x) if such Lender shall have satisfied the requirement of this Section 11.15(a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Credit Documents, nothing in this Section 11.15(a) shall relieve the Borrowers of its obligation to pay any amounts pursuant to Section 3.01 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other Person for the account of which such Lender receives any sums payable under any of the Credit Documents is not subject to withholding or is subject to withholding at a reduced rate and (y) in the case of any assignee which is unable to deliver the forms and/or certificate otherwise described in Section 11.15(a), the obligation of the Borrowers to pay amounts to such Assignee Lender pursuant to Section 3.01 shall be limited as, and to the extent, provided in Section 11.07(b).

(iv) The Administrative Agent may withhold any Taxes required to be deducted and withheld from any payment under any of the Credit Documents with respect to which the Borrowers are not required to pay additional amounts under this Section 11.15(a) or to the extent required by applicable Law.

(b) Upon the request of the Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9 (or applicable successor forms). If such Lender fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Internal Revenue Code, without reduction.

(c) If any Governmental Authority asserts that the Administrative Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Administrative Agent therefor, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Administrative Agent under this Section, and costs and expenses (including Attorney Costs) of the Administrative Agent. The obligation of the Lenders under this Section shall survive the termination of the Aggregate Commitments, repayment of all other Obligations hereunder and the resignation of the Administrative Agent.

Section 11.16 Replacement of Lenders. If (i) any Lender requests compensation under Section 3.04, (ii) any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or (ii) a Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, consent, change, waiver, discharge or termination with respect to any Credit Document that has been approved by Lenders having more than 66 2/3% of the Aggregate Commitments, or if the commitment of each Lender to make Loans has been terminated pursuant to Section 9.02, Lenders holding in aggregate more than 66 2/3% of the Loan Obligations, in each case under the relevant Loan or Loans, as appropriate, (including, without limitation by a failure to respond in writing to a proposed amendment by the date and time specified by the Administrative Agent) as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders of a particular class of Loans, then FSE may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights and obligations under this Credit Agreement and the related Credit Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d) such assignment does not conflict with applicable Laws; and

(e) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent change, waiver, discharge or termination with respect to any Credit Document, all Non-Consenting Lenders are concurrently replaced and the applicable replacement bank(s) or financial institution(s) consent to the proposed change, waiver, discharge or termination; provided that the failure by any Non-Consenting Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Non-Consenting Lender and the mandatory assignment of such Non-Consenting Lender’s Commitments and outstanding Loans and participations in L/C Obligations pursuant to this Section 11.16 shall nevertheless be effective without the execution by such Non-Consenting Lender of an Assignment and Assumption Agreement.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 11.17 Post Closing Actions. Notwithstanding anything to the contrary contained in this Credit Agreement or the other Credit Documents, the parties hereto acknowledge and agree that the Borrowers shall be required to take the actions specified in Schedule 11.17 as promptly as practicable, and in any event within the time periods set forth in Schedule 11.17. The provisions of Schedule 11.17 shall be deemed incorporated by reference herein as fully as if set forth herein in its entirety. All provisions of this Credit Agreement and the other Credit Documents (including, without limitation, all conditions precedent, representations, warranties, covenants, events of default and other agreements herein and therein) shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as otherwise provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 11.17 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 11.17 have been taken (or were required to be taken). The acceptance of the benefits of each Credit Extension shall constitute a covenant and agreement by each Borrower to each of the Lenders that the actions required pursuant to this Section 11.17 will be, or have been, taken within the relevant time periods referred to in this Section 11.17 and that, at such time, all representations and warranties contained in this Credit Agreement and the other Credit Documents shall then be true and correct in all material respects without any modification pursuant to this Section 11.17. The parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Credit Agreement.

Section 11.18 INTERCREDITOR AGREEMENT; ETC. (a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT, ON AND AFTER THE CLOSING DATE, IT SHALL BE SUBJECT TO THE TERMS AND CONDITIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.

(b) EACH LENDER AUTHORIZES AND INSTRUCTS THE COLLATERAL AGENT AND THE ADMINISTRATIVE AGENT TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT AND THE VARIOUS COLLATERAL DOCUMENTS.

(c) EACH LENDER HEREBY AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO EXECUTE AND DELIVER THE INTERCREDITOR AGREEMENT AND THE VARIOUS COLLATERAL DOCUMENTS, IN EACH CASE IN FORMS REASONABLY SATISFACTORY TO THEM AND AGREES (BY ITS EXECUTION HEREOF (OR BY BECOMING A LENDER BY ASSIGNMENT HEREUNDER) AND BY ACCEPTING THE BENEFITS OF THE INTERCREDITOR AGREEMENT AND THE COLLATERAL DOCUMENTS) TO BE LEGALLY BOUND BY THE TERMS THEREOF.

(d) THE PROVISIONS OF THIS SECTION 11.18 ARE NOT INTENDED TO SUMMARIZE THE RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT OR ANY COLLATERAL DOCUMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT AND THE VARIOUS COLLATERAL DOCUMENTS TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE VARIOUS COLLATERAL DOCUMENTS AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT OR ANY COLLATERAL DOCUMENT.

Section 11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document from one currency into another currency, the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Administrative Agent could purchase such currency with such other currency on the Business Day preceding the day on which final judgment is given. The obligation of the Borrowers in respect of any such sum due to the Administrative Agent or the Lenders hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Credit Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrowers in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).

Section 11.20 GOVERNING LAW. (a) THIS CREDIT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE (SAVE WHERE EXPRESSLY INDICATED IN RESPECT OF CERTAIN DEFINED TERMS OF THE APP MERGER AGREEMENT).

(b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS CREDIT AGREEMENT OR ANY OTHER CREDIT DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS CREDIT AGREEMENT, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY CREDIT DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, THAT MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

Section 11.21 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS CREDIT AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY CREDIT DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY CREDIT DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS CREDIT AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 11.22 ENTIRE AGREEMENT. THIS CREDIT AGREEMENT AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AS TO THE MATTERS SET FORTH HEREIN AND THEREIN AND SUPERSEDE ALL PRIOR COMMUNICATIONS AND AGREEMENTS, WRITTEN OR ORAL, WITH RESPECT TO THE MATTERS SET FORTH HEREIN AND THEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 11.23 Conflict. To the extent there is any conflict or inconsistency between the provisions hereof and the provisions of any Credit Document, this Credit Agreement (or, if the respective conflict or inconsistency is with the Intercreditor Agreement, then the Intercreditor Agreement) shall control.

Section 11.24 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the Act.

Section 11.25 Schedules. The Lenders hereby authorize the Administrative Agent, and the Administrative Agent shall be permitted, to agree to such modifications to the Schedules hereto as may be requested by FSE, at any time on or prior to the Closing Date, which modifications shall (if reasonably consented to by the Administrative Agent) be deemed to have been incorporated therein as of the Effective Date, it being understood and agreed that in the case of Schedules 2.01(g), 6.14 and 11.17, to the extent that the information required to be provided therein is not available as at the Effective Date, FSE may provide such information at any time on or prior to the Closing Date, and any such information so provided to be in form and substance satisfactory to the Administrative Agent.

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IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Credit Agreement to be duly executed and delivered as of the date first above written.

THE ADMINISTRATIVE AGENT

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ V. Mayell
Name:	V. Mayell
Title:	AVP

By:	/s/ N. Dawes
Name:	N. Dawes
Title:	AVP

THE COLLATERAL AGENT

DEUTSCHE BANK, LONDON BRANCH as Collateral Agent and as Intercompany Loan Collateral Agent

By:	/s/ V. Mayell
Name:	V. Mayell
Title:	AVP

By:	/s/ N. Dawes
Name:	N. Dawes
Title:	AVP

THE ARRANGERS

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Karl Heinz Holwelk
Name:	Karl Heinz Holwelk
Title:	Director

By:	/s/ Ludovic Ingelaere
Name:	Ludovic Ingelaere
Title:	VP

CREDIT SUISSE, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

J.P. MORGAN PLC

By:
Name:
Title:

By:
Name:
Title:

THE ARRANGERS

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE, LONDON BRANCH

By:	/s/ Nishan Srinivasen
Name:	Nishan Srinivasen
Title:	Director

By:	/s/ Thomas G. Mudio
Name:	Thomas G. Mudio
Title:	Managing Director

J.P. MORGAN PLC

By:
Name:
Title:

By:
Name:
Title:

THE ARRANGERS

DEUTSCHE BANK AG, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

CREDIT SUISSE, LONDON BRANCH

By:
Name:
Title:

By:
Name:
Title:

J.P. MORGAN PLC

By:	/s/ M V Holland
Name:	M V Holland
Title:	Executive Director

By:
Name:
Title:

THE LENDERS

DEUTSCHE BANK AG, LONDON BRANCH

By:	/s/ Karl Heinz Holwelk
Name:	Karl Heinz Holwelk
Title:	Director

By:	/s/ Ludovic Ingelaere
Name:	Ludovic Ingelaere
Title:	VP

CREDIT SUISSE, LONDON BRANCH

By:	/s/ Nishan Srinivasen
Name:	Nishan Srinivasen
Title:	Director

By:	/s/ Thomas G. Mudio
Name:	Thomas G. Mudio
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ M V Holland
Name:	M V Holland
Title:	Executive Director

By:
Name:
Title:

THE PARENT

FRESENIUS SE

By:	/s/ Stephan Sturm
Name:	Stephan Sturm
Title:	CFO

By:	/s/ Karl Schwab
Name:	Karl Schwab
Title:	Senior Vice President Finance